 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1997

                                                REGISTRATION NO. 333-19377

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                       LEXMARK INTERNATIONAL GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                            22-3074422
   (STATE OR OTHER JURISDICTION OF    (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

                               ---------------

                           ONE LEXMARK CENTRE DRIVE
                           LEXINGTON, KENTUCKY 40550
                                (606) 232-2000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                             VINCENT J. COLE, ESQ.
                       LEXMARK INTERNATIONAL GROUP, INC.
                           ONE LEXMARK CENTRE DRIVE
                           LEXINGTON, KENTUCKY 40550
                                (606) 232-2700
           (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)

                                  COPIES TO:

     PAUL S. BIRD, ESQ.       DAVID B. HARMS, ESQ.     KEITH F. HIGGINS, ESQ.
    DEBEVOISE & PLIMPTON      SULLIVAN & CROMWELL           ROPES & GRAY
      875 THIRD AVENUE          125 BROAD STREET       ONE INTERNATIONAL PLACE
  NEW YORK, NEW YORK 10022  NEW YORK, NEW YORK 10004 BOSTON, MASSACHUSETTS 02110
       (212) 909-6000            (212) 558-4000            (617) 951-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plans, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectuses: one to be used in connection with a United States offering (the "U.S. Prospectus") and one to be used in a concurrent international offering (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical in all respects except that they contain different front, inside front, and back cover pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in both the U.S. Prospectus and the International Prospectus), and the International Prospectus also contains an additional section under the caption "Certain United States Tax Consequences to Non-United States Holders". Pages for the International Prospectus are separately designated.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 27, 1997

                               10,000,000 SHARES

                       LEXMARK INTERNATIONAL GROUP, INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                                  ----------

  Of the 10,000,000 shares of Class A Common Stock offered, 8,000,000 shares are being offered hereby in the United States and 2,000,000 shares are being offered in a concurrent international offering outside the United States. The public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting".

  All the shares of Class A Common Stock are being sold by the Selling Stockholders. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares.

  The last reported sale price of the Class A Common Stock, which is listed under the symbol "LXK", on the New York Stock Exchange on January 23, 1997 was $26 per share. See "Price Range of Class A Common Stock and Dividend Policy".

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------

                                 INITIAL PUBLIC UNDERWRITING PROCEEDS TO SELLING
                                 OFFERING PRICE  DISCOUNT(1)   STOCKHOLDERS(2)
                                 -------------- ------------ -------------------
Per Share.......................      $             $               $
Total(3)........................     $             $               $

-----
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
(2) Expenses of approximately $1,000,000 are payable by the Company in connection with the offerings.

(3) The Selling Stockholders have granted the U.S. Underwriters an option for 30 days to purchase up to an additional 1,200,000 shares at the public offering price per share, less the underwriting discount, solely to cover over-allotments. The Selling Stockholders have granted the International Underwriters a similar option with respect to an additional 300,000 shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting
    discount and proceeds to Selling Stockholders will be $[        ],
    $[        ] and $[        ], respectively. See "Underwriting".

                                  ----------

  The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery in New York, New York, on or about February [ ], 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
       MERRILL LYNCH & CO.
              MORGAN STANLEY & CO.
                     INCORPORATED
                        DONALDSON, LUFKIN & JENRETTE
                              SECURITIES CORPORATION
                                      SMITH BARNEY INC.

                                  ----------

                 The date of this Prospectus is         , 1997.

                  [COLOR PHOTOS OF SELECTED LEXMARK PRODUCTS]

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended ( the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The Commission also maintains a Web Site at http://www.sec.gov. which contains reports and other information regarding registrants that file electronically with the Commission. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York, 10005, on which the Class A Common Stock is listed.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares (the "Shares") of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statement.
                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:
  1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, including portions incorporated therein of the Company's definitive Proxy Statement dated March 22, 1996.

  2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended by the Company's Quarterly Report on Form 10-Q/A filed with the Commission on January 24, 1997.

  3. The Company's Current Report on Form 8-K as filed with the Commission on January 21, 1997.

  4. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offerings of the Shares.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company, One Lexmark Centre Drive, Lexington, Kentucky 40550, Attention: Office of the Secretary, telephone (606) 232-2700.

                               ----------------

  Any statement contained in a document or a portion thereof which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                               ----------------

  IN CONNECTION WITH THESE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Lexmark International Group, Inc. ("LIG") is a Delaware corporation that has as its only significant asset all the outstanding common stock of Lexmark International, Inc., a Delaware corporation ("Lexmark International"). Hereinafter, "the Company" and "Lexmark" will refer to LIG, or to LIG and Lexmark International, including its subsidiaries, as the context requires. Unless otherwise indicated, all information set forth in this Prospectus assumes no exercise of the over-allotment options to be granted to the Underwriters by the Selling Stockholders. References herein to the "Common Stock" refer to the Company's Class A Common Stock and its non-voting Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and to the "IPO" refer to the Company's initial public offering of Class A Common Stock on November 15, 1995.

                                  THE COMPANY

  Lexmark is a global developer, manufacturer and supplier of laser and inkjet printers and associated consumable supplies for the office and home markets. Lexmark also sells serial wire matrix printers for printing single and multi-part forms by business users. In 1995, revenues from the sale of printers and associated printer supplies increased 36% from 1994 and accounted for 69% of total Company revenues of approximately $2.2 billion. In the first nine months of 1996, revenues from the sale of printers and associated printer supplies increased 25% from the prior year period and accounted for 75% of total Company revenues of approximately $1.7 billion.

  The Company's installed base of printers supports a large and profitable printer supplies business. Because consumable supplies must be replaced on average one to three times a year, depending on type of printer and usage, demand for laser and inkjet print cartridges is increasing at a higher rate than printer shipments. This is a relatively high margin, recurring business that management expects to contribute to the stability of Lexmark's earnings over time.

  In addition to its core printer business, Lexmark develops, manufactures and markets a broad line of other office imaging products which include supplies for International Business Machines Corporation ("IBM") branded printers, after-market supplies for original equipment manufacturer ("OEM") products, and typewriters and typewriter supplies that are sold under the IBM trademark. In 1995, revenues from the sale of other office imaging products decreased 2% from 1994 and accounted for 23% of total Company revenues. In the first nine months of 1996, revenues from the sale of other office imaging products increased 4% from the prior year period primarily as a result of increased sales in the after-market laser cartridge business and accounted for 23% of total Company revenues.

  Approximately half of the Company's 1996 revenues have been derived from sales outside the United States. Revenues derived from international sales, including exports from the United States, have grown from 45% of total revenues in 1994 to 53% of total revenues for the nine months ended September 30, 1996. Lexmark's products are sold in more than 100 countries in North and South America, Europe, the Middle East, Africa, Asia, the Pacific Rim and the Caribbean. The Company has approximately 6,700 employees worldwide.

PRINTERS AND ASSOCIATED SUPPLIES

  Lexmark competes primarily in the markets for laser and color inkjet printers--two of the fastest growing printer categories. Sales of laser and color inkjet printers and their associated supplies together represented approximately 82% and 85% of Lexmark's total printer and associated supplies revenues in 1995 and for the first nine months of 1996, respectively.

  The Company's critical technology and manufacturing capabilities have allowed Lexmark to effectively manage quality and to reduce its typical new product introduction cycle times, for example, in the case of laser printers from 24 months to approximately 12 to 16 months. Management believes its cycle times are among the fastest in the industry and that these capabilities have contributed to the Company's success over the last several years.

  LASER PRINTERS. Network laser printer growth is being driven by the office migration from large mainframe computers to local area networks that link various types of computers using a variety of protocols and operating systems. This shift has created strong demand for office desktop laser printers with network connectivity attributes. Laser printers that print at speeds of 7-30 pages per minute ("ppm") are referred to herein as "office desktop" or "network" printers, while lower-speed (1-6 ppm) laser printers and inkjet printers are referred to herein as "personal" printers. The Company's laser printers primarily compete in the office desktop segment, which the Company believes is one of the fastest growing segments of the laser printer market. For further discussion of the evolving nature of laser printer classifications, see "Business--Market Overview and Strategy--Printers and Associated Supplies".

  Lexmark develops and owns most of the technology for its laser printers and consumable supplies, which differentiates the Company from a number of its major competitors, including Hewlett-Packard Company ("HP"), which purchase their laser engines from a third party. Lexmark's integration of research and development, manufacturing and marketing has enabled the Company to design laser printers with features desired by specific customer groups and has resulted in substantial market presence for Lexmark within certain industry segments such as banking, retail/pharmacy and health care.

  INKJET PRINTERS. The color inkjet printer market, the fastest growing segment of the personal printer market, is expanding rapidly due to growth in personal computers and home offices, and the development of easy-to-use color inkjet technology with good quality color print capability at low prices. Based on data from industry analysts, management believes that the inkjet market grew from 4 million units in 1992 to 21 million units in 1995 and will continue to grow substantially as a result of the increase in the number of personal computers and as the inkjet market continues to shift from monochrome to color and as inkjet printers continue to replace low-speed laser printers. Lexmark introduced its first color inkjet printer using its own technology in 1994 and has experienced strong sales growth through retail outlets. The Company has increased its product distribution through retail outlets, with the number of such outlets worldwide rising from approximately 5,000 retail outlets in 1995 to approximately 15,000 in 1996. The Company has made substantial capital investments in its inkjet production capacity in 1995 and 1996 to address the growing demand for its color inkjet printers.

  SUPPLIES. The Company is currently the exclusive source for new print cartridges for the laser and inkjet printers it manufactures. Management expects that an increasing percentage of future Company earnings will come from its consumable supplies business, due to the consumer's continual usage and replacement of cartridges. In 1996, the Company has substantially expanded its inkjet cartridge manufacturing capacity in both North America and Europe.

  STRATEGY. Lexmark's laser printer strategy is to target fast growing segments of the network printer market and to increase market share by providing high quality, technologically advanced products at competitive prices. To promote Lexmark brand awareness and market penetration, Lexmark will continue to identify and focus on customer segments where Lexmark can differentiate itself by supplying laser printers with features that meet specific customer needs and represent the best total cost of printing solution. Management intends to continue to develop and market products with more functions and capabilities than comparably priced HP printers. The Company's inkjet printer strategy is to generate demand for the Lexmark color inkjet printer by offering high-quality products at competitive prices to retail and OEM customers. Management expects that the Company's associated printer supplies business will continue to grow as its installed base of laser and inkjet printers increases.

OTHER OFFICE IMAGING PRODUCTS

  The Company's other office imaging products category includes many mature products such as supplies for IBM printers, typewriters and typewriter supplies and other impact supplies that require little investment but provide a significant source of cash flow. The Company introduced its first after-market laser cartridges for the large installed base of laser printers sold by other manufacturers in May 1995. Management believes that the potential for an after-market laser cartridge business is significant. The Company's strategy for other office imaging products is to focus on the after-market OEM laser supplies opportunity while managing its mature businesses for cash flow.

KEYBOARDS AND OTHER

  In the first quarter of 1996, the Company completed the phase-out of its keyboard business. Keyboard sales accounted for 8% and 3%, respectively, of the Company's revenue and gross profit for 1995.

IBM RELATIONSHIP

  In 1991, IBM entered into numerous agreements with the Company to support the Company's operations for a five-year term, including an IBM agreement not to compete with the Company's products that expired on March 27, 1996. IBM accounted for approximately 26%, 22%, 20% and 10% of the Company's consolidated revenues in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively. When keyboard sales to IBM are excluded, IBM accounted for revenues of approximately 13%, 12%, 12% and 8% in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively. The Company's keyboard business, of which IBM represented approximately 95%, accounted for revenues of $219, $201, $177 and $32 million for the years 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively. In the third quarter of 1995, the Company entered into a profit sharing supplies agreement with IBM and a related agreement for an extension of the IBM trademark agreement that allows the Company to continue to use the IBM logo on certain existing printer supplies in its other office imaging products line through March 31, 1999. Under these agreements, Lexmark is required to share the profits from the Company's sale of certain products bearing the IBM logo. The Company also entered into a royalty agreement for an extension of the right to use the IBM logo on typewriters, typewriter supplies and certain other IBM branded printer supplies through March 27, 2001. Since March 27, 1996, IBM is no longer required to purchase its desktop printers and typewriters from the Company. However, IBM subsequently entered into an agreement with the Company to use its best efforts to buy its printer and typewriter supplies from the Company through March 31, 1999. In addition, IBM is no longer prohibited from competing with the Company's printer business and in June 1996 introduced laser printer products that compete with the Company's products. See "Risk Factors--Competition".

BACKGROUND

  LIG was formed in 1990 by Clayton, Dubilier & Rice, Inc., a private investment firm ("CD&R"), in connection with the acquisition (the "Acquisition") of IBM Information Products Corporation (renamed Lexmark International) from IBM. The Acquisition was completed in March 1991. Upon completion of the Offerings (as defined herein), The Clayton & Dubilier Private Equity Fund IV Limited Partnership ("C&D Fund IV"), a private investment fund managed by CD&R, will own 16,081,015 shares of Class A Common Stock representing approximately 22% of the then outstanding shares of the Common Stock (and approximately 20% on a fully diluted basis assuming the exercise of all outstanding warrants and options).

  Since the Acquisition, Lexmark has made a successful transition from being a division within a large corporation to an independent company with its own line of Lexmark-branded products, its own sales and marketing relationships and more efficient development and manufacturing processes. Important achievements since the Acquisition include reducing cycle time for most new product announcements by 30% to 50% and achieving a position of technological leadership for laser printers while reducing debt from $940 million to $181 million. The Company's principal executive offices are located at One Lexmark Centre Drive, Lexington, Kentucky 40550. Telephone: (606) 232-2000.

                                 THE OFFERINGS

  The offering of 8,000,000 shares of Class A Common Stock being offered in the United States (the "United States Offering") and the offering of 2,000,000 shares of Class A Common Stock being offered outside the United States (the "International Offering") are referred to herein collectively as the "Offerings". The closing of the International Offering is conditional upon the closing of the United States Offering, and vice versa.

Class A Common Stock offered by the Selling Stockholders.... 10,000,000 shares
 U.S. Offering..............................................  8,000,000 shares
 International Offering.....................................  2,000,000 shares
Class A Common Stock to be outstanding after the
Offerings(1)................................................ 70,383,366 shares
NYSE Symbol.................................................               LXK

--------
(1) Based upon shares outstanding at December 31, 1996, including 169,763 shares of Class A Common Stock issued upon exercise of a warrant in connection with the Offerings.

  The Company will not receive any of the proceeds from the sale of Shares in the Offerings. At the time of the Acquisition, the Company agreed to assume the costs of the Offerings and to pay certain fees and expenses in connection with the sale of Shares by the Selling Stockholders. See "Selling Stockholders".
                                  RISK FACTORS

  Prospective purchasers of the Class A Common Stock should consider carefully the specific investment considerations set forth under "Risk Factors", as well as the other information set forth in this Prospectus.



--------
Lexmark,(TM) Optra,(TM) ValueWriter,(TM) WinWriter,(TM) MarkVision,(TM) MarkNet(TM) and ExecJet(R) are registered trademarks of Lexmark International. Windows(R) and Windows 95(R) are registered trademarks of Microsoft Corporation. LaserJet(R) and HP(R) are registered trademarks of HP. Apple(R) is a registered trademark of Apple Computer, Inc. ("Apple"). Canon(R) is a registered trademark of Canon Kabushiki Kaisha. IBM(R) is a registered trademark of IBM.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                        (IN MILLIONS, EXCEPT SHARE DATA)

  The following table sets forth summary historical consolidated financial data of the Company as of and for the fiscal years ended December 31, 1993, 1994 and 1995 and as of and for the nine months ended September 30, 1995 and 1996. The summary historical financial data were derived from the Company's Consolidated Financial Statements. Information as of and for the nine months ended September 30, 1995 and 1996 was derived from unaudited interim financial statements that reflect, in the opinion of the Company, all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the financial data for such periods. Results for interim periods are not necessarily indicative of results for the full year or for any future period. See the Consolidated Financial Statements of the Company and the accompanying notes thereto included elsewhere in this Prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                          ----------------------------------  ----------------------
                             1993        1994        1995(1)     1995        1996
                          ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $  1,675.7  $  1,852.3  $  2,157.8  $  1,527.5  $  1,690.7
Gross profit............       568.3       553.5       669.9       466.8       528.5
Research and
 development............       111.7       101.0       116.1        87.2        92.1
Selling, general and
 administrative.........       322.0       292.9       359.1       258.6       279.3
                          ----------  ----------  ----------  ----------  ----------
Operating income before
 option compensation
 related to IPO and
 amortization of
 intangibles............       134.6       159.6       194.7       121.0       157.1
Option compensation
 related to IPO.........         --          --         60.6         --          --
Amortization of
 intangibles(2).........        64.0        44.7        25.6        20.3         5.1
                          ----------  ----------  ----------  ----------  ----------
Operating income........        70.6       114.9       108.5       100.7       152.0
Interest expense, net...        63.9        50.6        35.1        28.9        16.0
Amortization of deferred
 financing costs and
 other expense..........        13.1        13.6        10.1         4.9         5.8
                          ----------  ----------  ----------  ----------  ----------
Earnings (loss) before
 income taxes...........        (6.4)       50.7        63.3        66.9       130.2
Earnings (loss) before
 extraordinary item.....        (9.4)       44.6        48.1        47.4        82.6
                          ----------  ----------  ----------  ----------  ----------
Extraordinary loss(3)...         --          --        (15.7)      (15.7)        --
                          ----------  ----------  ----------  ----------  ----------
Net earnings (loss).....  $     (9.4) $     44.6  $     32.4  $     31.7  $     82.6
                          ==========  ==========  ==========  ==========  ==========
Earnings (loss) per
 common share before
 extraordinary item(4)..  $    (0.34) $    (0.46) $     0.64  $     0.63  $     1.09
Net earnings (loss) per
 common share(4)........  $    (0.34) $    (0.46) $     0.43  $     0.42  $     1.09
Shares used in per share
 calculation(5).........  61,458,241  61,430,896  74,932,103  75,081,946  75,560,844

                                                               AS OF SEPTEMBER
                                        AS OF DECEMBER 31,           30,
                                     ------------------------ -----------------
                                       1993    1994    1995     1995     1996
                                     -------- ------ -------- -------- --------
                                                                 (UNAUDITED)
STATEMENT OF FINANCIAL POSITION DA-
 TA:
Working capital....................  $  293.6 $237.5 $  227.7 $  270.3 $  294.6
Total assets.......................   1,215.0  960.9  1,142.9  1,036.5  1,182.0
Total long-term debt (including
current portion)...................     650.7  290.0    195.0    215.0    180.5
Redeemable senior preferred
stock(6)...........................      85.0    --       --       --       --
Stockholders' equity(6)............     173.7  295.5    390.2    330.0    490.9

--------
(1) The Company recognized a non-cash compensation charge of $60.6 ($38.5 net of tax benefit) in the fourth quarter of 1995 and will recognize additional amounts totalling $2.2 ($1.4 net of tax benefit) in the years 1996-2000, resulting from the vesting of certain of the Company's outstanding employee stock options at the time of the IPO.
(2) Acquisition-related intangibles were fully amortized at March 31, 1996.
(3) Represents extraordinary after-tax loss caused by an early extinguishment of debt related to the refinancing of the Company's term loan in April 1995.
(4) Earnings (loss) per common share are net of dividends of $11.5 and $11.8 paid on the Company's redeemable senior preferred stock in 1993 and 1994, respectively. Earnings attributable to common stock in 1994 are also net of a $61.3 preferred stock redemption premium related to the exchange of redeemable senior preferred stock for Class A Common Stock on December 30, 1994. No senior preferred stock is currently outstanding.
(5) Earnings (loss) per common share is determined by dividing the net earnings
    (loss) attributable to common stock by the weighted average number of common shares outstanding. The earnings (loss) attributable to common stock is determined by deducting preferred stock dividends and any preferred stock redemption premium from net earnings (loss). The weighted average number of common shares outstanding in each year from 1993 to 1994 has been increased by 2,577,480 shares to give effect to the assumption that all stock, including Class A Common Stock issued upon the exchange of redeemable senior preferred stock described in note (4) above, and stock options issued within one year of the filing of the IPO were outstanding for all years presented, even though their impact is antidilutive. The number of such shares assumed to be outstanding is calculated using the treasury stock method based on the IPO price of $20 per share. Outstanding options, warrants and other potentially dilutive securities not issued within one year of the filing of the IPO have been given no effect in the full years 1993 to 1994, as the result would be antidilutive.
(6) Redeemable senior preferred stock with a liquidation preference of $85.0 was exchanged for 9,750,000 shares of Class A Common Stock on December 30, 1994.

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors relating to the Company and the Offerings, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision.

COMPETITION

  The markets for printers and associated supplies are highly competitive, especially with respect to pricing and the introduction of new products and features. The office desktop laser printer market is dominated by HP, which has a widely recognized brand name and has been estimated to have an approximate 70% market share. Several other large manufacturers such as Canon, Inc. ("Canon") and Apple Computer Inc. ("Apple") also compete in the office desktop laser printer market. In June 1996, IBM expanded its product offerings in the printer market with products that compete with the Company's products. The Company believes that IBM has the resources to compete aggressively. See "--IBM Relationship" and "Business--IBM Relationship".

  The Company's strategy is to target fast growing segments of the office desktop printer market and to increase market share by providing high quality, technologically advanced products at competitive prices. This strategy requires that the Company continue to develop and market new and innovative products at competitive prices. New product announcements by HP and the Company's other principal competitors, however, can have and in the past have had a material adverse effect on the Company's financial results. Such new product announcements can quickly undermine any technological competitive edge that one manufacturer may enjoy over another and set new market standards for quality, speed and function. Knowledge in the marketplace about pending new product announcements by the Company's competitors may also have a material adverse effect on the Company inasmuch as purchasers of printers may defer purchasing decisions until the announcement and subsequent testing of such new products.

  In recent years, the Company and its principal competitors, all of which have significantly greater financial, marketing and technological resources than the Company, have regularly lowered prices on printers and are expected to continue to do so. The Company is vulnerable to these pricing pressures which, if not mitigated by cost and expense reductions, may result in lower profitability and could jeopardize the Company's ability to increase or maintain market share and build an installed base of Lexmark printers. See "Business--Competition--Printers and Associated Supplies". The Company expects that, as it competes more successfully with its larger competitors, the Company's increased market presence may attract more frequent challenges, both legal and commercial, from its competitors, including claims of possible intellectual property infringement.

  HP is also the market leader in the personal color inkjet printer market and, with Canon and Seiko Epson Corporation ("Epson"), has been estimated to account for approximately 80% to 90% of worldwide personal color inkjet printer sales. As with laser printers, if pricing pressures are not mitigated by cost and expense reduction, the Company's ability to maintain or build market share and its profitability could be adversely affected. In addition, as a relatively new entrant to the retail marketplace with a less widely recognized brand name, the Company must compete with HP, Canon and Epson for retail shelf space for its inkjet printers. There can be no assurance that the Company will be able to continue to penetrate the retail or OEM marketplace.

  The Company has recently entered the market as a supplier of after-market laser cartridges for laser printers utilizing certain models of Canon engines. There is no assurance that the Company will be able to compete effectively for a share of the after-market cartridge business for the installed base of competitors' laser printers. The Company's decision to enter this market may have an adverse effect on the Company's relations with certain of its suppliers. See "--Key Supplies and Suppliers". Although Lexmark is currently the exclusive supplier of new print cartridges for its laser printers, there can be no assurance that other companies will not develop new compatible cartridges for Lexmark laser printers. In addition, refill and remanufactured alternatives for the Company's laser and inkjet cartridges are available from independent suppliers and, although generally offering lower print quality, compete with the Company's supplies business. See "Business--Competition".

IBM RELATIONSHIP

  In connection with the Acquisition, IBM entered into numerous agreements with the Company to support the Company's operations for a five-year term, including an IBM agreement not to compete with the Company's products that expired on March 27, 1996. IBM accounted for approximately 26%, 22%, 20% and 10% of the Company's consolidated revenues in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively. When keyboard sales to IBM are excluded, IBM accounted for revenues of approximately 13%, 12%, 12% and 8% in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively.

  Although IBM has recently started competing with the Company in the office desktop laser printer markets, the Company believes that IBM will continue to be a significant customer. However, the Company expects that future revenue and profitability attributable to sales to IBM will be significantly less than they have been in the past. In addition, as a result of new agreements with IBM which generally became effective on March 27, 1996, the Company's sales of IBM-branded printer supplies, typewriters and typewriter supplies have been less profitable. These new arrangements provide for the Company to pay IBM a share of its profits on certain sales of IBM-branded products and to pay IBM royalties for the use of its logo on typewriters, typewriter supplies and other IBM-branded supplies. Since these new arrangements became effective, the Company estimates that operating income has been reduced approximately $8 million to $9 million a quarter during 1996. See "Business--IBM Relationship".

CHANGING TECHNOLOGIES

  To compete effectively in the printer and associated supplies markets, the Company must continue to introduce new products and features that address the needs and preferences of its target markets. The printer market is characterized by short product development cycles that are driven by rapidly changing technology and consumer preferences as well as declining product prices. There can be no assurance that the Company will be able to continue to introduce new competitively priced products, that the market will be receptive to its new products or features or that its competitors will not introduce advancements ahead of Lexmark. Furthermore, there can be no assurance that the Company will have access to new competitive technology to permit it to introduce new products and features for its target markets. In addition, the Company must make strategic decisions from time to time as to which new technologies will produce products in market segments that will experience the greatest future growth. If the Company is not successful in continuing to introduce new products in the growing segments of the market, there could be a material adverse effect on the Company's business and financial results.

OTHER OFFICE IMAGING PRODUCTS

  The Company's traditional other office imaging products business includes consumable supplies for IBM and other OEM products, typewriters and typewriter supplies. This business accounted for 28% of the Company's revenues in 1994 and accounted for 23% of the Company's revenues for both 1995 and for the nine months ended September 30, 1996. Although the Company is less dependent on revenue and profitability from its other office imaging products business than it has been historically and intends to focus on the growing portions of that market, such as the after-market laser cartridge supplies category, there is no assurance that the Company will be able to compete in the after-market supplies business effectively or that the declining market areas in its other office imaging products business will not adversely affect the Company's operating results.

KEY SUPPLIES AND SUPPLIERS

  The Company procures a wide variety of components for the manufacture of its products, some of which are sourced from preferred suppliers. The Company generally must place commitments for its projected component needs approximately three to six months in advance and may face capacity constraints when there has been more demand for its printers and associated supplies than initially projected. Certain finished products, certain print engines and certain components of the Company's products are only available from one supplier and should such products, print engines and components not be available, there can be no assurance that production of the Company's products would not be disrupted for significant periods of time or that certain of the Company's products would be available. Such a disruption could interfere with the Company's ability to manufacture and sell products and materially adversely affect the Company's financial results. See "Business--Raw Materials". In addition, the Company competes with certain of its major suppliers in the after-market for laser cartridges for other OEM laser printers. Such competition could adversely affect the Company's ability to obtain products, print engines and components from these suppliers.

DEPENDENCE ON KEY PERSONNEL

  As is typical of technology based companies, the Company is dependent on certain key personnel, including senior members of its research and development staff. The future success of the Company's research and development efforts depends on its continuing ability to attract and retain highly qualified technical personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of such key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's business.

INTERNATIONAL OPERATIONS

  Revenues from international operations, including exports from the United States, represent approximately half of consolidated revenues, with European revenues accounting for about 70% of international revenues. While currency translation has significantly affected international revenues and cost of revenues, it did not have a material impact on operating income through 1995 or the first nine months of 1996. Although the Company manages its net exposure to exchange rate fluctuations through operational hedges, such as pricing actions and product sourcing changes, and financial instruments, such as forward exchange contracts and currency options, there can be no assurances that currency fluctuations will not have a material impact on operating income in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Effect of Currency Exchange Rates and Exchange Rate Risk Management". As the Company's international operations continue to grow, more management effort will be required to focus on the operation and expansion of the Company's global business and to manage the cultural, language and legal differences inherent in international operations.

INTELLECTUAL PROPERTY RIGHTS

  The Company's success depends in part on its ability to obtain patents, copyrights and trademarks, maintain trade secret protection and operate without infringing the proprietary rights of others.

  As is typical in technology industries, the Company receives notices from time to time by third parties claiming infringement of certain patent and/or other intellectual property rights of others. As the Company competes more successfully with its larger competitors, the Company's increased market presence may attract more frequent legal challenges from its competitors, including claims of intellectual property infringement and other intellectual property disputes. If the Company were infringing the intellectual property rights of others and were unable to obtain licenses to use the protected technology, the Company could incur substantial costs to redesign its products or to defend against infringement actions. The Company's inability to obtain such licenses on favorable terms or a finding of infringement could have a material adverse effect on the Company. In October 1996, the Company entered into a new patent cross-license agreement with HP which resolved issues of patent infringement that had been raised by both companies. See "Business--Intellectual Property".

  In addition, the Company also relies on trade secrets, technical know-how and other unpatented proprietary information relating to its product development and manufacturing activities which it seeks to protect, in part, through confidentiality agreements. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any such breach or that the Company's trade secrets and know-how will not otherwise become known or independently discovered by others. See "Business-- Intellectual Property".

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  Part of the Company's business strategy is to expand its business through the acquisition of related businesses. There can be no assurance that suitable acquisitions can be accomplished on terms favorable to the Company. Further, there can be no assurance that the Company will be able to operate profitably any businesses or other assets it may acquire, effectively integrate the operations of such acquisitions or otherwise achieve the intended benefits of such acquisitions.

PRINCIPAL STOCKHOLDER

  Upon completion of the Offerings, C&D Fund IV, a private investment fund managed by CD&R, will own approximately 22% of the then outstanding Common Stock (approximately 20% on a fully diluted basis assuming the exercise of all outstanding warrants and options) and will retain the power to significantly influence the Company's corporate policies, the persons constituting its management and Board of Directors and the outcome of corporate actions requiring stockholder approval. Immediately after the Offerings, four of the Company's eleven directors will be principals of CD&R. See "Management-- Directors and Executive Officers" and "Certain Transactions and Relationships".

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL

  Although the Offerings will not constitute a "change of control", several of the patent cross-licenses that the Company considers to be material to its business, including those that permit the Company to manufacture its current design of laser and inkjet printers and after-market laser cartridges for OEM printers, terminate as to future products upon certain "changes of control" of the Company. Similarly, a trademark license agreement and other agreements entered into by the Company with IBM permit IBM to terminate those agreements upon certain "changes of control" of the Company. Although the definition of "change of control" in the Company's cross-licenses and trademark license agreement vary from agreement to agreement, generally in order for a "change of control" to occur under such agreements either (a) more than 50% of the voting stock of the Company must be acquired by an unaffiliated party which, in some instances, must be engaged in the business of manufacturing or marketing printers or related products or (b) a third party must obtain the power to control or direct the affairs of the Company, either through the ownership of voting stock or otherwise, except that a change of control can be deemed to occur, in very limited circumstances, upon an acquisition of substantially less than 50% of the Company's voting shares. Such provisions could discourage potential acquirors from making a bid to acquire control of the Company. See "Business--IBM Relationship" and "Business--Intellectual Property".

RESTRICTIONS IMPOSED BY LENDERS

  The discretion of the Company's management with respect to certain business matters is limited by covenants in the Company's senior credit facility and other debt instruments. Such covenants include, among other things, limitations on the acquisition of new businesses, the sale of assets, fixed charge coverage ratios, the incurrence of additional debt and the payment of dividends. For a discussion of how these covenants may affect the Company's sources of liquidity and capital expenditure plans, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources".

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, approximately 31,139,652 shares of the outstanding Class A Common Stock and (based upon shares outstanding at December 31, 1996) approximately 2,446,523 shares of the outstanding Class B Common Stock will constitute "restricted" securities, within the meaning of Rule 144 under the Securities Act, that are not publicly traded. All of these restricted outstanding shares are eligible for sale into the public market pursuant to Rule 144 under the Securities Act, and approximately 28% of these restricted shares are eligible for sale into the public market without regard to the volume limit and certain other requirements of Rule 144. In addition, upon completion of the Offerings, approximately 6,951,862 shares of Class A Common Stock will be issuable upon the exercise of outstanding stock options (vested and unvested) and 464,602 shares of Class A Common Stock will be issuable upon exercise of the Keys Warrant. The holders of approximately 21,315,913 of such restricted shares of Class A Common Stock have agreed to restrict public sales of such shares for 90 days after the date of this Prospectus. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur at the expiration of such 90-day period, may materially adversely affect the market price of the Class A Common Stock prevailing from time to time. In addition, under the Registration and Participation Agreement, dated as of March 27, 1991 (as amended, the "Registration and Participation Agreement"), among the Company, C&D Fund IV and original or certain other stockholders of the Company, the Company's original or certain other stockholders have certain demand and "piggy-back" registration rights in connection with future offerings of Class A Common Stock which may be exercised after the expiration of the 90-day holdback period. See "Shares Eligible for Future Sale" and "Underwriting".

DILUTION

  Purchasers of Class A Common Stock in the Offerings will experience immediate and substantial dilution in the net tangible book value of their Class A Common Stock. At an initial public offering price of $25.75 per share, based on net tangible book value as of September 30, 1996, purchasers of shares in the Offerings will experience dilution in net tangible book value of $19.01 per share.

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

  Since November 15, 1995, as part of the Company's IPO, the Class A Common Stock has been traded on the NYSE under the symbol "LXK". The following table sets forth the high and low reported sale prices for the Class A Common Stock as quoted by the NYSE for the periods indicated.

                                                               MARKET PRICE
                                                               -------------
                                                                HIGH   LOW
                                                               ------ ------
1995
   Fourth Quarter (from November 15, 1995).................... $22.38 $15.50
1996
   First Quarter.............................................. $23.25 $16.00
   Second Quarter............................................. $23.13 $17.88
   Third Quarter.............................................. $20.88 $13.38
   Fourth Quarter............................................. $27.75 $18.88
1997
   First Quarter (through January 23, 1997)................... $28.75 $24.13

  The last reported sale price for the Class A Common Stock by the NYSE on January 23, 1997 was $26 per share. As of December 31, 1996, the Company had approximately 70,213,603 million shares of Class A Common Stock outstanding and 2,446,523 million shares of Class B Common Stock outstanding. As of December 31, 1996, there were approximately 1,235 holders of record of the Class A Common Stock, and five holders of record of the Class B Common Stock.

  The Company has never declared or paid any dividends on the Class A Common Stock and has no current plans to pay dividends on the Class A Common Stock. The Company presently intends to retain earnings to support the growth of the Company's business. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions, certain corporate law requirements and other factors.

  The Company is a holding company and thus its ability to pay dividends on the Class A Common Stock depends on the Company's subsidiaries' ability to pay dividends to the Company. The Company's financing agreements generally restrict the payment of dividends by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                CAPITALIZATION

  The following table sets forth the consolidated cash and cash equivalents, short-term debt and capitalization of the Company as of September 30, 1996. This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                  SEPTEMBER 30,
                                                                      1996
                                                                  -------------
                                                                  (IN MILLIONS)
CASH AND CASH EQUIVALENTS........................................    $ 55.7
                                                                     ======
SHORT-TERM DEBT:
  Current portion of long-term debt..............................    $  --
                                                                     ======
LONG-TERM DEBT, LESS CURRENT PORTION:
  Term loan......................................................    $ 55.0
  Senior subordinated notes......................................     120.0
  Other..........................................................       5.5
                                                                     ------
    Total long-term debt.........................................     180.5
STOCKHOLDERS' EQUITY(1):
  Preferred stock, $.01 par value, 1,600,000 shares authorized, no
   shares outstanding............................................       --
  Class A common stock, $.01 par value, 160,000,000 shares autho-
   rized,
   66,228,065 outstanding........................................       0.6
  Class B common stock, $.01 par value, 10,000,000 shares autho-
   rized,
   5,888,623 outstanding.........................................       0.1
  Additional paid-in capital.....................................     514.0
  Retained earnings (deficit)....................................     (25.4)
  Accumulated translation adjustment.............................       1.6
                                                                     ------
    Total stockholders' equity...................................     490.9
                                                                     ------
    Total capitalization.........................................    $671.4
                                                                     ======

--------
(1) On April 23, 1996, the Company's board of directors authorized the repurchase of up to $50 million of its Class A Common Stock. The repurchase authority allows the Company to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. As of December 31, 1996, the Company had not repurchased any of the stock. The amended and restated credit agreements and the note and stock purchase agreement have been amended to permit, among other things, the Company's repurchase of up to $50 million of Common Stock.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                       (IN MILLIONS, EXCEPT SHARE DATA)

  The following table sets forth selected financial data of the Company on a consolidated basis. The statement of operations data for the nine months ended December 31, 1991 and the years ended December 31, 1992, 1993, 1994 and 1995 and the statement of financial position data as of December 31, 1991, 1992, 1993, 1994 and 1995 were derived from the audited Consolidated Financial Statements of the Company. The statement of operations data for the nine months ended September 30, 1995 and 1996, and the statement of financial position data as of September 30, 1995 and 1996, were derived from the unaudited consolidated financial statements of the Company and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position as of and for such periods. The results of operations for the nine months are not necessarily indicative of the results to be expected for the full year or for any future period.

                          NINE MONTHS                                                    NINE MONTHS ENDED
                             ENDED               YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                           DEC. 31,    ----------------------------------------------  ----------------------
                            1991(1)       1992        1993        1994      1995(2)       1995        1996
                          -----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $  1,272.7   $  1,763.9  $  1,675.7  $  1,852.3  $  2,157.8  $  1,527.5  $  1,690.7
Cost of revenues........       903.1      1,130.5     1,107.4     1,298.8     1,487.9     1,060.7     1,162.2
                          ----------   ----------  ----------  ----------  ----------  ----------  ----------
Gross profit............       369.6        633.4       568.3       553.5       669.9       466.8       528.5
Research and
development.............        97.5        135.7       111.7       101.0       116.1        87.2        92.1
Selling, general and
 administrative.........       217.5        367.9       322.0       292.9       359.1       258.6       279.3
                          ----------   ----------  ----------  ----------  ----------  ----------  ----------
Operating income before
 option compensation
 related to IPO and
 amortization of
 intangibles............        54.6        129.8       134.6       159.6       194.7       121.0       157.1
Option compensation
 related to IPO.........         --           --          --          --         60.6         --          --
Amortization of
 intangibles(3).........        74.0         89.2        64.0        44.7        25.6        20.3         5.1
                          ----------   ----------  ----------  ----------  ----------  ----------  ----------
Operating income
 (loss)(4)..............       (19.4)        40.6        70.6       114.9       108.5       100.7       152.0
Interest expense, net...        68.8         70.7        63.9        50.6        35.1        28.9        16.0
Amortization of deferred
 financing costs and
 other expense..........        21.5         16.5        13.1        13.6        10.1         4.9         5.8
Earnings (loss) before
 income taxes...........      (109.7)       (46.6)       (6.4)       50.7        63.3        66.9       130.2
Provision for income
 taxes..................         8.6         10.7         3.0         6.1        15.2        19.5       47. 6
                          ----------   ----------  ----------  ----------  ----------  ----------  ----------
Earnings (loss) before
 extraordinary item.....      (118.3)       (57.3)       (9.4)       44.6        48.1        47.4        82.6
Extraordinary loss(5)...         --           --          --          --        (15.7)      (15.7)        --
                          ----------   ----------  ----------  ----------  ----------  ----------  ----------
Net earnings (loss).....  $   (118.3)  $    (57.3) $     (9.4) $     44.6  $     32.4  $     31.7  $     82.6
                          ==========   ==========  ==========  ==========  ==========  ==========  ==========
Earnings (loss) per
 common share before
 extraordinary item(6)    $    (2.08)  $    (1.12) $    (0.34) $    (0.46) $     0.64  $     0.63  $     1.09
Net earnings (loss) per
 common share(6)........  $    (2.08)  $    (1.12) $    (0.34) $    (0.46) $     0.43  $     0.42  $     1.09
Shares used in per share
 calculation(7).........  60,932,581   61,419,631  61,458,241  61,430,896  74,932,103  75,081,946  75,560,844

                                                                          AS OF
                                     AS OF DECEMBER 31,               SEPTEMBER 30,
                         ------------------------------------------ -----------------
                           1991     1992     1993    1994    1995     1995     1996
                         -------- -------- -------- ------ -------- -------- --------
                                                                       (UNAUDITED)
STATEMENT OF FINANCIAL
POSITION DATA:
Working capital......... $  323.8 $  347.5 $  293.6 $237.5 $  227.7 $  270.3 $  294.6
Total assets............  1,617.2  1,440.2  1,215.0  960.9  1,142.9  1,036.5  1,182.0
Total long-term debt
 (including current
 portion)...............    891.6    759.2    650.7  290.0    195.0    215.0    180.5
Redeemable senior
 preferred stock(8).....     85.0     85.0     85.0    --       --       --       --
Stockholders'
 equity(8)..............    270.4    197.4    173.7  295.5    390.2    330.0    490.9

--------
(1) The nine months ended December 31, 1991 reflects the Company's results of operations from inception, March 27, 1991.
(2) The Company recognized a non-cash compensation charge of $60.6 ($38.5 net of tax benefit) in the fourth quarter of 1995 and will recognize additional amounts totalling $2.2 ($1.4 net of tax benefit) in the years 1996-2000, resulting from the vesting of certain of the Company's outstanding employee stock options at the time of the IPO.
(3) Acquisition-related intangibles were fully amortized at March 31, 1996.
(4) Operating income in 1992 is net of a $40.0 provision related to the Company's restructuring of its operations.
(5) Represents extraordinary after-tax loss caused by an early extinguishment of debt related to the refinancing of the Company's term loan in April 1995.
(6) Earnings (loss) per common share are net of dividends of $8.7, $11.5, $11.5 and $11.8 paid on the Company's redeemable senior preferred stock in 1991, 1992, 1993 and 1994, respectively. Earnings attributable to common stock in 1994 are also net of a $61.3 preferred stock redemption premium related to the exchange of redeemable senior preferred stock for Class A Common Stock on December 30, 1994. No senior preferred stock is currently outstanding.
(7) Earnings (loss) per common share is determined by dividing the earnings
    (loss) attributable to common stock by the weighted average number of common shares outstanding. The earnings (loss) attributable to common stock is determined by deducting preferred stock dividends and preferred stock redemption premium from net earnings (loss). The weighted average number of common shares outstanding in each year from 1991 to 1994 has been increased by 2,577,480 shares to give effect to the assumption that all stock, including Class A Common Stock issued upon the exchange of redeemable senior preferred stock for Class A Common Stock described in note (6) above, and stock options issued within one year of the filing of the IPO were outstanding for all years presented, even though their impact is antidilutive. The number of such shares assumed to be outstanding is calculated using the treasury stock method based on the IPO price of $20 per share. Outstanding options, warrants and other potentially dilutive securities not issued within one year of the filing of the IPO have been given no effect in the full years 1991 to 1994, as the result would be antidilutive.
(8) Redeemable senior preferred stock with a liquidation preference of $85.0 was exchanged for 9,750,000 shares of Class A Common Stock on December 30, 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The Company develops, manufactures and markets laser, inkjet and serial wire matrix printers and associated consumable supplies for the office and home markets. In addition to its core printer business, Lexmark develops, manufactures and markets a broad line of other office imaging products which include supplies for IBM branded printers, after-market supplies for other OEM products, and typewriters and typewriter supplies that are sold under the IBM trademark. Since the completion of the Acquisition in March 1991, the Company has restructured itself to operate as an independent global company, a process which has included internal reorganization, streamlining of operations, reduction in operating expenses and changes in manufacturing processes. In March 1996, the Company completed the transition out of its "keyboards and other" product category which was composed of keyboards and notebook computer products.

  In the past few years, the worldwide printer industry has seen substantial growth in demand for laser and inkjet printers as a result of increasing penetration of personal computers into the office and home markets. During this period the Company's own product mix has evolved, with its laser and inkjet printers and associated supplies representing an increasingly larger percentage of its sales volume and revenues, particularly as the increasing base of installed Lexmark printers has generated additional revenues from recurring sales of the Company's supplies for those printers (primarily laser and inkjet cartridges). Revenues from Lexmark's sales of printers and associated supplies increased 36% from 1994 to 1995 and 25% from the first nine months of 1995 to the first nine months of 1996.

  The following table sets forth, for the periods indicated, revenues for each major product category (dollars in millions, unaudited):

                                     YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED SEPTEMBER 30,
                         ----------------------------------------------- -------------------------------
                              1993            1994            1995            1995            1996
                         --------------- --------------- --------------- --------------- ---------------
                                   %               %               %               %               %
                         AMOUNT OF TOTAL AMOUNT OF TOTAL AMOUNT OF TOTAL AMOUNT OF TOTAL AMOUNT OF TOTAL
                         ------ -------- ------ -------- ------ -------- ------ -------- ------ --------
REVENUES:
Printers and associated
 supplies............... $  849      51% $1,083      58% $1,478      69% $1,020      67% $1,275      75%
Other office imaging
 products...............    585     35      513     28      501     23      368     24      382     23
Keyboards and other.....    242     14      256     14      179      8      140      9       34      2
                         ------    ----- ------    ----- ------    ----- ------    ----- ------    -----
Total revenues.......... $1,676     100% $1,852     100% $2,158     100% $1,528     100% $1,691     100%
                         ======     ==== ======     ==== ======     ==== ======     ==== ======     ====

TRENDS

  The Company's revenues from printers and associated supplies, which is the Company's core business, increased by 28% from 1993 to 1994, 36% from 1994 to 1995 and by 25% from the first nine months of 1995 to the first nine months of 1996. Most of this growth was derived from increasing sales of laser and inkjet printers and printer cartridge supplies, offset in part by slowing demand for wire matrix printers which depend on older impact-printing technology. The Company's revenues from wire matrix printers and associated supplies accounted for approximately 10% and 7% of total printer and associated supplies revenues for the nine months ended September 30, 1995 and 1996, respectively.

  The Company believes that its total revenue will continue to grow due to overall market growth and increases in the Company's market share in both the network and color inkjet segments. Management believes this growth will more than offset expected declines in low-speed laser printer sales as the low-end market shifts to inkjet technology products, reduced demand for wire matrix impact printers, and the phase-out of the Company's keyboard product line.

  In recent years, the Company's growth rate in sales of printer units generally exceeded the growth rate of its printer revenues due to price pressures and the introduction of new lower priced products in both the laser and inkjet printer markets. In the laser printer market, unit price pressure is partially offset by the tendency of customers to move up to higher price printer models with faster speeds, greater network connectivity and other new features. In the inkjet printer market, advances in color inkjet technology have resulted in lower prices for printers with sharper resolution and improved performance. The greater affordability of color inkjet printers has been an important factor in the recent growth of this market.

  The Company manufactures and sells its own brand of supplies that are designed to optimize the performance of its various printers. In the case of its laser and inkjet printers, the Company is the exclusive source of new, replacement printer cartridges. Supplies for the Company's printers generally face significantly less competitive price pressure than the printer units, and the Company expects greater sales of its supplies as the installed base of its printers increases.

  The markets for most of the Company's other office imaging products are declining as non-impact printers replace typewriters and impact printers currently in service. The Company believes this trend will continue, resulting in a continued decline in revenues from these products. In addition, as a result of the Company's new arrangement with IBM to share the profit on supplies for some existing IBM-branded products and to pay a royalty on IBM-branded typewriters and typewriter supplies and certain other IBM-branded supplies, profitability from sales of those products has been reduced, and the Company expects this trend to continue. Since these new arrangements became effective, the Company estimates that operating income has been reduced approximately $8 million to $9 million a quarter during 1996. The Company will attempt to mitigate the effect of the decline in sales of typewriters and impact printing supplies through the introduction of new supplies products for non-impact technologies, such as after-market laser cartridges, where management believes the market will grow.

  The Company expects that its overall margins will remain relatively stable as its associated printer supplies business becomes an increasingly larger part of its business, offsetting the decline in the Company's other office imaging products supplies business and the phase-out of its lower margin keyboard business.

  The Company's operations have been significantly impacted by a number of key agreements with IBM which were negotiated as part of the Acquisition. In March 1996, the Company completed the phase-out of its keyboard product line. Accordingly, the Company recorded a $15 million reserve in the third quarter of 1995 for keyboard asset write-offs. Although the Company and IBM have entered into a number of new agreements which provide for an ongoing relationship in other areas, the Company expects that future revenue and profit attributable to sales to IBM will materially decrease. See "Business-- IBM Relationship".

  The following table sets forth for the periods indicated the percentage of total revenues represented by certain items reflected in the Company's Statements of Operations:

                                                                     NINE MONTHS
                                                                        ENDED
                                      YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                      ---------------------------   ---------------
                                       1993      1994      1995      1995     1996
                                      -------   -------   -------   ------   ------
Revenues............................      100%      100%      100%     100%     100%
Cost of revenues....................       66        70        69       69       69
                                      -------   -------   -------   ------   ------
Gross profit........................       34        30        31       31       31
Research and development............        7         6         5        6        5
Selling, general and
administrative......................       19        16        17       17       17
                                      -------   -------   -------   ------   ------
Operating income before option
 compensation related to IPO and
 amortization of intangibles........        8         8         9        8        9
Option compensation related to IPO..      --        --          3      --       --
Amortization of intangibles.........        4         2         1        1      --
                                      -------   -------   -------   ------   ------
Operating income....................        4%        6%        5%       7%       9%
                                      =======   =======   =======   ======   ======

RESULTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1995

  Consolidated revenues increased $163 million, or 11%, from 1995, with U.S. sales up $20 million, or 2%, and international sales up $143 million, or 23%, primarily due to more competitive products, improved marketing and more effective sales efforts. Consolidated gross profit increased $62 million, or 13%, while gross profit as a percentage of revenues remained constant at 31%. The transition out of the keyboard business was completed in March 1996 and, excluding this business, revenues increased $269 million, or 19%, with United States sales up $126 million, or 16%, and international sales up $143 million, or 23%.

  Printers and associated supplies revenues increased $255 million, or 25%, principally due to higher volumes, with associated supplies revenues growing at a faster rate than printer hardware revenues. The increase in hardware volumes was primarily driven by increased inkjet sales, and increased laser printer sales which experienced volume and market share growth in the 7-30 ppm category. Associated supplies volumes increased due to the continued growth of the Company's installed printer base. Revenues generated by these increased volumes more than offset price reductions on certain printers. Gross profit attributable to printers and associated supplies increased $81 million, or 26%, reflecting increased volumes of both printers and printer supplies.

  Revenues from other office imaging products increased $14 million, or 4%, primarily due to the growth of the aftermarket laser cartridge business which more than offset the declines in the traditional IBM branded supplies business. Sales of non-impact printing supplies to customers for printers other than Lexmark's, which includes the after-market laser cartridges, increased $32 million.

  Consolidated operating income increased $51 million, or 51%, due to stronger 1996 sales volumes, cost and expense controls, lower amortization of intangibles and the 1995 keyboard asset write-down reserve.

  Total operating expenses increased $10 million, or 3%. Expenses as a percentage of revenues were 22% for the first nine months of 1996 compared to 24% for the corresponding period of 1995, principally reflecting in 1996 lower amortization of intangibles, stronger revenue growth, greater focus on expense controls and in 1995 the keyboard asset write-down reserve.

  Earnings before income taxes increased $63 million, or 94%, principally due to stronger operating performance and lower interest expense as a result of lower debt levels and lower interest rates.

  Net earnings increased $51 million, or 160%. Excluding the effect of the extraordinary loss in 1995, net earnings increased $35 million, or 74%. The income tax provision was approximately 37% of earnings before tax for the first nine months of 1996 as compared to 29% in the same period of 1995. The effective tax rate for 1995 reflected a change in circumstances that resulted in a reduction in the valuation allowance for deferred tax assets. Net earnings per share were $1.09 for the nine months ended September 30, 1996, compared to $0.42 or $0.63 before extraordinary loss for the same period of 1995, an increase of 158% and 73%, respectively.

 1995 COMPARED TO 1994

  Consolidated revenues increased $306 million, or 16% from 1994, with U.S. sales up $126 million, or 11%, and international sales up $180 million, or 25%, primarily due to more competitive products, improved marketing, more effective sales efforts, and improved economic conditions in Europe. The strengthening of European currencies in relation to the U.S. dollar contributed approximately $61 million to the increase.

  Consolidated gross profit increased $116 million, or 21% primarily due to increased printer and associated supplies volumes. Gross profit as a percentage of revenues increased slightly to 31% reflecting the improved profitability in 1995 of the keyboards and other business as a result of phasing out the notebook computer product line during 1994.

  Printers and associated supplies revenues increased $395 million, or 36%, principally due to higher volumes, with associated supplies revenues growing at a faster rate than printer hardware revenues. The increase in hardware volumes was primarily driven by increased inkjet sales, as a result of the Company's entry into the low-end color inkjet market with the ExecJet IIc in the third quarter of 1994, and increased laser printer sale which experienced volume and market share growth in the 7-30 ppm category.

  Gross profit attributable to printers and associated supplies increased $118 million, or 36%, reflecting increased volumes of both printers and associated supplies. Gross profit as a percentage of revenues remained constant at 31%.

  Revenues from other office imaging products decreased $12 million, or 2%, due to lower typewriter and impact printing supplies volumes, reflecting the continued decline of these markets, and lower sales to IBM. Sales of non-impact printing supplies to customers for printers other than Lexmark's, which includes the after-market laser cartridges, increased $24 million over 1994.

  "Keyboards and other" revenues decreased $77 million, or 30%, principally due to the Company's decision in the second half of 1994 to phase out its notebook computer product line. In the third quarter of 1995, the Company recorded a $15 million reserve for keyboard asset write-offs as a result of the Company's decision to phase out its keyboard product line following the expiration in March 1996 of the Company's keyboard agreement with IBM and management's expectations that the keyboard industry will continue to experience price declines resulting in low margins and a low return on assets. Sales to IBM have accounted for substantially all of the Company's keyboard sales, which totaled $219, $201, $177 and $32 million in 1993, 1994, 1995, and for the nine months ended September 30, 1996.

  Consolidated operating income decreased $6 million, or 6%. The $116 million increase in gross profit was more than offset by a non-cash option compensation charge of $61 million ($39 million net of tax benefit) recognized for certain of the Company's outstanding employee stock options upon the consummation of the IPO, and an additional $61 million increase in other operating expenses.

  Operating expenses increased as a result of higher ongoing marketing and selling expenses resulting from the expansion of retail and other channels in the latter part of 1994 and higher research and development spending. These increases were partially offset by lower amortization of intangibles acquired in connection with the purchase of the Company. From its inception, the Company's pre-tax earnings have been significantly impacted by the amortization of intangibles. Unamortized intangibles related to the Acquisition were approximately $5 million at December 31, 1995 and were fully amortized by March 31, 1996.

  Earnings before extraordinary item were $3 million, or 8%, higher principally due to lower interest expense primarily as a result of lower average debt balances. The decrease in interest expense was partially offset by an increase in the provision for income taxes to approximately 24% of earnings before tax in 1995 as compared to 12% in 1994, which benefited from the utilization of loss carryforwards. Had the Company not incurred the non-cash option compensation charge in 1995, earnings before extraordinary item would have been $87 million.

  Net earnings decreased $12 million, or 27%, due to an extraordinary charge of $22 million ($16 million net of tax benefit) caused by an early extinguishment of debt related to the Company's refinancing of its term loan. This charge reflects the write-off of deferred financing costs of $5 million and the mark to market of hedging instruments of $17 million related to the extinguished debt. The refinancing resulted in more flexible credit terms and lower interest rates.

  Earnings per common and common equivalent share were significantly impacted by unusual charges in 1995 and 1994. In 1995, net earnings were reduced by both the non-cash option compensation charge incurred in connection with the IPO and the extraordinary loss on extinguishment of debt. In 1994, a preferred stock redemption premium reduced net earnings attributable to common stock by $61 million. This premium was recognized as a result of the exchange of the Company's senior redeemable preferred stock into Class A Common Stock in December 1994.

 1994 COMPARED TO 1993

  Consolidated revenues increased $176 million, or 11%, from 1993, with U.S. sales up $78 million, or 7%, and international sales up $98 million, or 16%, primarily due to improved economic conditions in Europe beginning in the third quarter of 1993. Currency translation contributed $9 million to the revenue increase.

  Consolidated gross profit decreased by $15 million, or 3%, primarily due to sales declines of other office imaging products and keyboards and other product lines including asset write-offs of approximately $19 million in 1994 related to the phase out of the notebook computer product line. These declines more than offset improvements in printers and associated supplies gross profit. As a result, gross profit as a percentage of revenue decreased to 30% from 34%.

  Printers and associated supplies revenues increased $234 million, or 28%, principally due to higher volumes, with associated supplies revenues growing at a faster rate than printer hardware revenues. Hardware volumes increased 27% primarily driven by increased inkjet sales, as a result of the Company's entry into the low-end color inkjet market in the third quarter of 1994, and increased laser printer sales. Associated supplies volumes increased due to the continued growth of the Company's installed printer base. Gross profit contribution from printers and associated supplies increased $69 million, or 26%, primarily as a result of higher volumes. Gross profit as a percentage of revenues remained constant at 31%.

  Revenues from other office imaging products decreased $72 million, or 12%, due to lower typewriter and impact printing supplies volumes, reflecting the continued decline of these markets. These declines were partially offset by increased sales of non-impact printing supplies. Gross profit contribution from other office imaging products decreased $41 million, or 16%, as a result of lower volumes and changes in product mix.

  "Keyboards and other" revenues increased $14 million, or 6%, due to a $32 million increase in revenues attributable to the Company's notebook computer product line, partially offset by lower keyboard revenues due to lower sales volumes and prices.

  The Company's operating income increased $44 million, or 63%, due to lower operating expenses, partially offset by a $15 million decrease in gross profit. The lower operating expenses were principally due to lower amortization of intangibles and the benefits of restructuring the European selling and administrative operations. Amortization of intangibles was lower because of the Company's use of an accelerated amortization methodology that allocates a greater percentage of the intangible's cost to the early years when the Company realized the greatest benefit.

  Net earnings were $54 million higher due to improved operating income and lower interest expense primarily due to lower average debt balances. The provision for income taxes represented approximately 12% of earnings before taxes in 1994 primarily due to the utilization of loss carryforwards generated in 1993 for which no tax benefit had previously been recognized.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary source of liquidity has been cash generated by operations, which totaled $176, $362, $307 and $11 million in 1993, 1994 and 1995 and the nine months ended September 30, 1996, respectively. Cash from operations has been sufficient to allow the Company to repay significant amounts of debt, fund the Company's working capital needs and finance its capital expenditures during these periods. Cash from operations in 1995 and 1994 was unusually high. Cash from operations for 1995 was favorably impacted by $30 million from the accounts receivable financing program and increases in accounts payable and accrued liabilities of $148 million, primarily due to the timing of payments. Cash generated by operations in 1994 was unusually high primarily due to $70 million in proceeds from an accounts receivable financing program initiated in February 1994, $42 million in higher earnings before depreciation and amortization, lower working capital levels, $27 million attributable to termination proceeds from certain IBM contracts, and an $18 million tax refund from the carryback of 1993 losses. The decrease in cash provided by operating activities for the nine months ended September 30, 1996 primarily reflects higher working capital requirements in support of sales growth. At September 30, 1996, trade accounts receivables and inventories were higher, while accounts payable/accrued liabilities were lower, than at December 31, 1995. Trade receivables were up principally due to higher revenues while inventories have increased to support the higher sales volumes. Accounts payable/accrued liabilities were down primarily due to timing of payments.

  Through its hedging programs, the Company attempts to insulate a portion of the Company's foreign denominated cash flows from the impact of exchange rate fluctuations. The Company utilizes interest rate/currency swaps and has utilized interest rate caps to reduce its interest rate risks. Interest expense incurred in connection with these instruments amounted to $11, $10, $8 and $1 million, respectively, for the years ended December 31, 1993, 1994, and 1995 and the nine months ended September 30, 1996.

  In April 1995, the Company refinanced its $150 million term loan and $150 million revolving credit facility with a new $150 million term loan and a $250 million revolving credit facility. The new term loan is to be repaid in equal quarterly installments of $12.5 million. Due to $95 million of prepayments made by the Company during the third and fourth quarters of 1995, the next scheduled payment will be due on December 31, 1997. Any unpaid borrowings under the revolving credit facility are due at the maturity of the facility in January 1999. At September 30, 1996, no amounts were outstanding under the revolving credit facility. The revolving credit facility is available for general corporate purposes, including acquisitions and share repurchases, and is expected to be sufficient to meet the Company's working capital and capital expenditure requirements. See "--Capital Expenditures".

  Substantially all tangible and intangible assets of the Company (including shares of capital stock of the Company's subsidiaries) serve as collateral for the term loan, revolving credit facility and senior notes. The senior subordinated notes are unsecured but are guaranteed by the Company and by the domestic subsidiaries of Lexmark International. The credit agreements contain customary default provisions, including a default upon a "change of control" which includes the acquisition by one person or a related group of persons (other than C&D Fund IV and IBM) of 25% or more of the Company's voting securities unless C&D Fund IV owns a greater percentage of the Company's voting securities than such person or related group. After the Offerings, C&D Fund IV will hold approximately 23% of the Company's outstanding voting securities. The senior subordinated note agreement allows the holder to put the notes to Lexmark International at a make-whole premium upon the acquisition, by a person or a related group of persons, of 20% of the Company's voting securities and the cessation of control of the Company by C&D Fund IV and certain other stockholders. The credit agreements also contain certain net worth, leverage and fixed charge coverage restrictions and other covenants which, among other things, restrict the payment of dividends on common stock, incurrence of additional debt, investments and joint ventures, repurchases of common stock, mergers or consolidations and sales of assets. The senior subordinated note agreement contains customary default provisions and similar covenants. The Company was in compliance with these requirements as of September 30, 1996.

  The Company has $120 million of senior subordinated notes outstanding, payable in three annual installments of $40 million beginning in March 1999. Under a registration rights agreement between the Company and the holders of the senior subordinated notes, the Company may be required to register such senior subordinated notes with the Commission at any time at the request of persons holding approximately $35 million in aggregate principal amount of such notes. Senior notes in the principal amount of $20 million were redeemed in March 1996.

  In October 1995, 50,000 shares of junior preferred stock owned by the Company's savings plan were exchanged for 750,000 shares of Class A Common Stock. The junior preferred stock was then retired.

  In December 1994, 850,000 shares of redeemable preferred stock with a liquidation value of $85 million were exchanged for 9,750,000 shares of Class A Common Stock with an estimated fair market value of $146 million at the date of exchange. The resulting premium of $61 million is reflected in the 1994 loss per share calculation. As a result of the exchange, the Company will avoid dividend payments totalling $101 million through 2003.

  The Company is party to an agreement to sell, on a limited recourse basis, up to $100 million of its U.S. trade receivables under a revolving arrangement. Proceeds from any such sales are available for general corporate purposes. The initial proceeds of $70 million from this program were used to prepay term debt. At September 30, 1996, proceeds from the sale of trade receivables of approximately $81 million remained outstanding. The agreement, which contains net worth and fixed charge coverage restrictions similar to, but less restrictive than, those in the credit agreements, must be renewed annually, and was renewed in June 1996 with substantially the same terms as the previous agreement. This arrangement provides the Company with lower cost funding than is currently available under its revolving credit facility.

  In January 1996, the Company entered into an agreement to sell up to 22 million deutsche marks of Germany trade receivables on a limited recourse basis. At September 30, 1996, 22 million deutsche marks of receivables (approximately $14 million at current exchange rates) were outstanding under this program and, as collections reduce previously sold receivables, the Company may replenish these new receivables.

  On April 23, 1996, the Company's board of directors authorized the repurchase of up to $50 million of its Class A Common Stock. The repurchase authority allows the Company to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. The amended and restated credit agreements and the note and stock purchase agreement were amended to permit, among other things, the Company's repurchase of up to $50 million of Class A Common Stock. As of the date of this Prospectus, the Company has not repurchased any of the stock.

 CAPITAL EXPENDITURES

  Capital expenditures totaled $62, $58, $107 and $106 million in 1993, 1994, 1995 and for the nine months ended September 30, 1996, respectively. The increase of $59 million in capital expenditures for the first nine months of 1996 over the same period in 1995 is primarily due to the Company's expansion of its inkjet printer supplies manufacturing capacity, including the conversion of a Lexington facility and the establishment of facilities in Mexico and Scotland to manufacture inkjet cartridges. The 1996 capital expenditures have been funded primarily through cash from operations. Capital expenditures for 1997 are expected to be funded primarily through cash from operations.

EFFECT OF CURRENCY EXCHANGE RATES AND EXCHANGE RATE RISK MANAGEMENT

  Revenues from international operations, including exports from the United States, represent an increasing portion of the Company's consolidated revenues and have grown from 45% of total revenues in 1994 to 53% of total revenues for the nine months ended September 30, 1996, with European revenues accounting for about 70% of international revenues. Substantially all foreign subsidiaries maintain their accounting records in their local currencies. Consequently, period-to-period comparability of results of operations is affected by fluctuations in exchange rates. While currency translation has significantly affected international revenues and cost of revenues, it did not have a material impact on operating income for the years 1993-1995. For the nine months ended September 30, 1996, currency translation effects on the Company's operating income were slightly unfavorable. The Company attempts to reduce its exposure to exchange rate fluctuations through the use of operational hedges, such as pricing actions and product sourcing decisions.

  Operating income from international revenue has improved during the last three years primarily due to the restructuring plan initiated in 1992 related to the manufacturing operations in France and the European distribution, selling and administrative operations for which a $40 million provision was recorded in 1992. While the profitability of the international operations has improved, the Company believes that international operations are, and will continue to be, less profitable than the domestic operations reflecting the higher costs of doing business internationally due to such items as importation costs, distribution, and selling and administrative expenses as a percent of revenue.

  The Company's exposure to exchange rate fluctuations generally cannot be minimized solely through the use of operational hedges. Therefore, the Company utilizes financial instruments such as forward exchange contracts and currency options to reduce the impact of exchange rate fluctuations on firm and anticipated cash flow exposures and certain assets and liabilities denominated in currencies other than the functional currency. The Company does not purchase currency related financial instruments for purposes other than exchange rate risk management.

TAX MATTERS

  In 1995, the Company's effective tax rate was 24%, primarily due to the favorable impact of research and development tax credits and the benefits of a foreign sales corporation. In 1994, the Company's effective tax rate was 12%, primarily due to the utilization of U.S. tax loss carryforwards for which no benefit had previously been recognized. In 1993, the Company had a tax provision of $3 million with respect to pre-tax losses of $6 million. The Company's effective tax rate was negatively impacted in 1993 by U.S. and non-U.S. tax losses, which provided no tax benefits in that year.

  As of December 31, 1995, the Company had $4 million of alternative minimum tax credits available to offset future U.S. federal income taxes on an indefinite carryforward basis and research and development tax credit carryforwards of $13 million which expire between 2007 and 2010. The Company had non-U.S. tax loss carryforwards of $164 million, which expire between the years 1996 and 2013 and for which no benefit had been recorded. A significant portion of these non-U.S. tax loss carryforwards (approximately $130 million) are not expected to provide a future benefit because they are attributable to income of certain non-U.S. entities that are also taxable in the U.S.

INFLATION

  The Company is subject to the effects of changing prices. The Company operates in an industry where product prices are very competitive and subject to downward price pressures. As a result, future increases in production costs or raw material prices could have an adverse effect on the Company's business. However, the Company actively manages its product costs and manufacturing processes in an effort to minimize the impact on earnings of any such increases.

NEW ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement is effective for the Company's 1996 financial statements. The Company's analysis of this new statement indicates that it will not have a material effect on the Company's financial position or results of operations.

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which encourages, but does not require, companies to measure the compensation cost of stock-based compensation plans at the grant date based on the fair value of the stock-based award. Companies may continue accounting for stock-based compensation under APB Opinion 25, Accounting for Stock Issued to Employees, provided that they disclose the pro forma effects on net income and earnings per share had the new accounting requirements been applied. This statement is effective for the Company's 1996 financial statements. The Company intends to continue accounting for stock-based compensation awards under the provisions of APB 25.

  In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers of Servicing of Financial Assets and Extinguishment of Liabilities. This statement is effective for the Company's 1997 financial statements. The Company's analysis of this new statement indicates that it will not have a material effect on the Company's financial position or results of operations.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

  Certain of the statements contained in this Prospectus and in documents incorporated herein by reference may be considered forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, (i) the statements in "--Trends" concerning (a) the Company's belief that its total revenue will continue to grow due to overall market growth and increases in its market share and that such growth will more than offset expected declines in sales of certain of its products, (b) the Company's belief concerning the growth of the market for non-impact technologies and (c) the Company's expectation that its overall margins will remain stable as its associated printing supplies business becomes a larger part of its business, offsetting the decline in sales of certain of the Company's other office imaging products and the phase-out of its lower margin keyboard business, (ii) the statements in "Prospectus Summary--The Company--Printers and Associated Supplies" concerning the Company's belief about continuing substantial growth in the market for inkjet printers in the future, (iii) the statements in "Business--Market Overview and Strategy--Printers and Associated Supplies-- Market Overview" concerning the Company's belief about growth in the printer hardware market, including double-digit growth in volume of certain product categories such as office desktop laser printers and color inkjet printers,
(iv) the statements in "Business--Legal Proceedings" concerning the Company's belief with respect to the possible effect of certain legal proceedings, and current or future claims of intellectual property infringement on its financial position or results of operations, (v) other statements as to management's expectations and belief presented in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
(vi) variations in the foregoing statements whenever they appear in this Prospectus and the documents incorporated herein by reference. Forward-looking statements are made based upon management's current expectations and belief concerning future developments and their potential effects upon the Company. There can be no assurance that future developments affecting the Company will be those anticipated by management. There are certain important factors that could cause actual results to differ materially from estimates or expectations reflected in such forward-looking statements including without limitation the matters discussed in "Risk Factors" and the factors set forth below:

  . The Company's future operating results may be adversely affected if it is unable to continue to develop, manufacture and market products that meet customers' needs. The markets for printers and associated supplies are highly competitive, especially with respect to pricing and the introduction of new products and features. The Company and its major competitors, all of which have significantly greater financial, marketing and technological resources than the Company, have regularly lowered prices on their printers and may continue to do so. The inkjet printer market has experienced and could continue to experience significant printer price pressure from the Company's major competitors. Price reductions beyond expectations or the inability to reduce costs, certain expenses or increase sales as currently expected could result in lower profitability and jeopardize the Company's ability to grow or maintain its market share.

  . The life cycles of the Company's products, as well as delays in product development and manufacturing, variations in the cost of component parts and delays in customer purchases of existing products in anticipation of new product introductions by the Company or its competitors, may cause a build up in the Company's inventories, make the transition from current products to new products difficult and could adversely affect the Company's future operating results. Further, some of the Company's newly developed products replace or compete with some of the Company's existing products.

  . Revenues derived from international sales, including exports from the United States, represent an increasing portion of the Company's consolidated revenues and have grown from 45% of total revenues in 1994 to 53% of total revenues for the nine months ended September 30, 1996. Accordingly, the Company's future results could be adversely affected by a variety of factors, including foreign currency exchange rate fluctuations, trade protection measures, changes in a specific country's or region's political or economic conditions and unexpected changes in regulatory requirements. Moreover, margins on international sales tend to be lower than those on domestic sales.

  . The Company's success depends in part on its ability to obtain patents, copyrights and trademarks, maintain trade secret protection and operate without infringing the proprietary rights of others. Current or future claims of intellectual property infringement could prevent the

    Company from obtaining technology of others and could otherwise adversely affect its operating results, financial position or business.

  . Factors unrelated to the Company's operating performance, including economic and business conditions, both national and international; the loss of significant customers; changes in business strategy; and the ability to retain and attract key personnel.

  While the Company reassesses material trends and uncertainties affecting the Company's financial condition and results of operations, in connection with its preparation of management's discussion and analysis of financial condition and results of operations contained in its quarterly and annual reports, the Company does not intend to review or revise any particular forward-looking statement referenced in this Prospectus or incorporated herein by reference in light of future events.

  The information referred to above should be considered by investors when reviewing any forward-looking statements contained in this Prospectus, in any documents incorporated herein by reference, in any of the Company's public filings or press releases or in any oral statements made by the Company or any of its officers or other persons acting on its behalf. By means of this cautionary note, the Company intends to avail itself of the safe harbor from liability with respect to forward-looking statements that is provided by
Section 27A and Section 21E referred to above.

                                   BUSINESS

  Lexmark is a global developer, manufacturer and supplier of laser and inkjet printers and associated consumable supplies for the office and home markets. Lexmark also sells serial wire matrix printers for printing single and multi-part forms by business users. In 1995, revenues from the sale of printers and associated printer supplies increased 36% from the prior year and accounted for 69% of total Company revenues of approximately $2.2 billion. In the first nine months of 1996, revenues from the sale of printers and associated printer supplies increased 25% from the prior year period and accounted for 75% of the total Company revenues of approximately $1.7 billion.

  The Company's installed base of printers supports a large and profitable printer supplies business. Because consumable supplies must be replaced on average one to three times a year, depending on type of printer and usage, demand for laser and inkjet print cartridges is increasing at a higher rate than printer shipments. Management expects this recurring and relatively high margin business to contribute to the stability of Lexmark's earnings over time.

  In addition to its core printer business, Lexmark develops, manufactures and markets a broad line of other office imaging products which include supplies for IBM branded printers, aftermarket laser supplies for OEM products, typewriters and typewriter supplies that are sold under the IBM trademark. In 1995, revenues from the sale of other office imaging products decreased 2% from 1994 and accounted for 23% of total Company revenues. In the first nine months of 1996, revenues from the sale of other office imaging products increased 4% from the prior year period and accounted for 23% of total Company revenues.

  Approximately half of the Company's 1996 revenues have been derived from sales outside the United States. Revenues derived from international sales, including exports from the United States, have increased from 45% of total revenues in 1994 to 53% of total revenues for the nine months ended September 30, 1996. Lexmark's products are sold in more than 100 countries in North and South America, Europe, the Middle East, Africa, Asia, the Pacific Rim and the Caribbean. The Company has approximately 6,700 employees worldwide.

PRINTERS AND ASSOCIATED SUPPLIES

  Lexmark competes primarily in the markets for office desktop laser and color inkjet printers--two of the fastest growing printer categories. Sales of office desktop laser and color inkjet printers and their associated supplies together represented approximately 82% and 85% of Lexmark's total printer and associated supplies revenues in 1995 and for the first nine months of 1996, respectively.

  LASER PRINTERS. Network laser printer growth is being driven by the office migration from large mainframe computers to local area networks that link various types of computers using a variety of protocols and operating systems. This shift has created strong demand for office desktop laser printers with network connectivity attributes. With its Optra+ laser printers, a majority of the Company's laser printers are office desktop printers, which the Company believes will be one of the fastest growing segments of the laser printer market. For further discussion of the evolving nature of laser printer classifications, see "Business--Market Overview and Strategy--Printers and Associated Supplies".

  Lexmark develops and owns most of the technology for its laser printers and consumable supplies which differentiates the Company from a number of its major competitors, including HP, which purchase their laser engines from a third party. Lexmark's integration of research and development, manufacturing and marketing has enabled the Company to design laser printers with features desired by specific customer groups and has resulted in substantial market presence for Lexmark within certain industry segments such as banking, retail/pharmacy and health care. The Company's critical technology and manufacturing capabilities have also allowed Lexmark to effectively manage quality and to reduce its typical new product introduction cycle times, for example, in the case of laser printers from 24 months to approximately 12 to 16 months. Management believes its cycle times are among the fastest in the industry and that these capabilities have contributed to the Company's success over the last several years.

  INKJET PRINTERS. The color inkjet printer market, the fastest growing segment of the personal printer market, is expanding rapidly due to growth in personal computers and home offices, and the development of easy-to-use color inkjet technology with good quality color print capability at low prices. Based on data from industry analysts, management believes that the inkjet market grew from 4 million units in 1992 to 21 million units in 1995 and will continue to grow substantially as the inkjet market continues to shift from monochrome to color and as inkjet printers continue to replace low-speed laser printers. Lexmark introduced its first color inkjet printer using its own technology in 1994 and has experienced strong sales growth through retail outlets. The Company has increased its product distribution through retail outlets, with the number of such outlets worldwide rising from approximately 5,000 retail outlets in 1995 to approximately 15,000 in 1996. The Company has made substantial capital investments in its inkjet production capacity in 1995 and 1996 to address the growing demand for its color inkjet printers.

  SUPPLIES. The Company is currently the exclusive source for new print cartridges for the laser and inkjet printers it manufactures. Management expects that an increasing percentage of future Company earnings will come from its consumable supplies business, due to the consumer's continued usage and replacement of cartridges. In 1996, the Company substantially expanded its inkjet cartridge manufacturing capacity in both North America and Europe.

OTHER OFFICE IMAGING PRODUCTS

  The Company's other office imaging products category includes many mature products such as supplies for IBM printers, typewriters and typewriter supplies and other impact supplies that require little investment but provide a source of cash flow. In addition, the Company introduced after-market laser cartridges for printers not manufactured by Lexmark. Management believes that the potential for an after-market laser cartridge business is significant. The Company's strategy for other office imaging products is to focus on the after-market OEM laser supplies opportunity while managing its mature businesses for cash flow.

KEYBOARDS AND OTHER

  The Company historically manufactured keyboards primarily for IBM. Following the expiration in March 1996 of the Company's keyboard agreement with IBM and management's analysis of the long-term profitability of the keyboard industry, the Company completed its transition out of the keyboard business by the end of the first quarter of 1996. Keyboard sales accounted for 8% and 3%, respectively, of the Company's revenue and gross profit for 1995.

MARKET OVERVIEW AND STRATEGY

 PRINTERS AND ASSOCIATED SUPPLIES

  MARKET OVERVIEW

  In 1995, estimated industry-wide revenue for printer hardware in the 1-30 ppm speed category, including network, personal and wire matrix, was approximately $20 billion. Management believes, based on industry analysts' estimates, that this market will in the aggregate continue to experience modest growth through 1999. However, the Company believes that certain product categories within this market that it has targeted, such as office desktop laser printers and color inkjet printers, will experience double-digit growth in volume. An overview of the printer markets in which the Company competes is summarized below:

                                       U.S.                                PRIMARY       PAPER
                           SPEED    PRICE RANGE       PRINT QUALITY        MARKET        MEDIA
                         --------- ------------- ------------------------  ------- -----------------
Color Laser............. 2-5 ppm   $5,000-10,000 Better/Best (300-600 dpi) Office  Plain
Mono Laser..............           $  400- 5,000 Best (1200 x 1200 dpi)    Office  Plain
 Personal............... 1-6 ppm
 Office Desktop/
  Network............... 7-30 ppm
Inkjet
 Mono................... 2-7 ppm   $  100-   400 Better (600 x 600 dpi)      Home  Plain/Coated
 Color.................. 0.3-2 ppm $  150- 3,000 Better (600 x 600 dpi)      Home  Plain/Coated
Wire Matrix............. 2-4 ppm   $  100-  500  Good (< 240 dpi)          Office  Plain/Multi Parts

  LASER PRINTERS. The laser printer market is categorized by print speeds. Office desktop or network monochrome laser printers are those that print 7-30 ppm while low-speed lasers typically print 1-6 ppm*. Management believes that the overall printer market is bifurcating into two principal segments: office desktop printers suitable for an office environment and low-speed, lower cost printers suitable for recreational and home office use by individuals.

  In recent years, businesses have shifted from relying on large mainframe computers to using local area networks ("LAN") that connect various types of computers using a variety of protocols and operating systems. With this shift has come the need for network printers that can communicate with, and adapt to, the various configurations of the computers they serve. The ability to process jobs quickly is also important. Most printers employed in the network environment are office desktop printers with sophisticated software management tools. Management expects network printers to continue to increase in speed and that special features will proliferate to enhance network connectivity.

  Low-speed laser printers are generally used as personal printers and are not connected to networks. This segment is characterized by intense price pressure and is vulnerable to replacement by low cost, color inkjet printers.

  Based on the available market data, management believes that between 1991 and 1995 there was steady growth in overall shipments of network and personal laser printers (1-30 ppm), although different segments of the market experienced different growth rates. The Company's shipments of network and personal laser printers taken as a whole during 1991 to 1995 increased at a compound
--------
* Data available from industry analysts as to the size of the laser and inkjet printer market varies widely. The variance in laser printer market data is caused in part by the rapid pace of change in laser printer speeds which makes comparative analyses based on comparable product categories difficult over a recent historical period. The Company bases its analysis of historical market trends on the data available from several different industry analysts. The ranges of printing speed used to define and distinguish between laser printer categories described in this Prospectus are based on the Company's own internal analysis of the laser printer categories currently used by certain industry analysts to measure the laser printer market.

annual rate, which management believes reflected the overall rate of growth of the market as a whole. Within the office desktop network laser printer category, Lexmark shipments increased at a rate which enabled the Company to gain market share. Lexmark shipments of low-speed laser printers remained essentially flat during the same period despite strong market growth within that category. Management expects the market unit volume for low-speed laser printers to grow moderately but that the market for office desktop laser printers--which includes the Company's Optra+ line of laser printers--will experience double-digit growth through 1999.

  Laser printer unit growth in recent years has generally exceeded the growth rate of laser printer revenues due to unit price pressure. This is partially offset by the tendency for customers in the network segment of the market to trade up to models with faster speeds, greater network connectivity, and other new features. New models with such enhanced features generally sell at higher price points and carry higher gross profit margins than the models they replace.

  INKJET PRINTERS. Growth in the market for inkjet printers, which are mainly used as personal printers, reflects increased penetration of personal computers for recreational and home office use. Strong market demand also reflects the availability of low-cost technology capable of providing customers with good quality printing at affordable prices. The recent availability of color inkjet printers at affordable prices has caused explosive industry growth since 1992. Starting from a relatively small base, Lexmark's shipments of inkjet printers increased by 40% from 1992 to 1993, 100% from 1993 to 1994 and 345% from 1994 to 1995. In the first nine months of 1996, Lexmark shipments increased at a rate which the Company believes enabled it to gain market share. Lexmark entered the color inkjet printer market with its own technology in 1994.

  Growth in inkjet printer revenue has been slower than unit growth due to rapidly declining prices. The greater affordability of color inkjet printers has been an important factor in the explosive growth of this market.

  WIRE MATRIX PRINTERS. The market for serial wire matrix printers has been declining for several years and volumes are expected to continue to decline in the future due in large part to replacement by inkjet printers with higher print quality. Within the serial matrix printer market, however, the demand for wire matrix printers that print single and multi-part forms--which constitute the Company's principal product offering in this category--has declined at a slower rate.

  ASSOCIATED PRINTER SUPPLIES. Printer supplies products are defined by the printing technology. Impact supplies are used in printers and typewriters that put marks on paper through the use of some form of physical force, usually a wire or hammer which applies force to a ribbon. The majority of impact supplies are either fabric or film ribbons. Non-impact supplies are used in printers that do not use force to put marks on paper. For example, the laser printer uses electrophotography to place toner on paper. Non-impact supplies include toner and photoconductor as well as ink cartridges used in inkjet printers.

  The principal supply product for laser printers is a laser cartridge, which includes toner and photoconductor. The principal supply product for inkjet printers is an inkjet print cartridge, which includes ink and a circuit assembly. The principal supply product for Lexmark's serial matrix printers is an inked fabric ribbon. As the installed base of Lexmark laser and inkjet printers continues to grow, the market for their associated supplies will grow as such supplies are continually purchased throughout the life of the printers.

 STRATEGY

  Lexmark's laser printer strategy is to target fast growing industry segments of the network printer market and to increase market share by providing high quality, technologically advanced products at competitive prices. To promote Lexmark brand awareness and market penetration, Lexmark will continue to identify and focus on customer segments where Lexmark can differentiate itself by supplying laser printers with features that meet specific customer needs and represent the best total cost of printing solution. Management intends to continue to develop and market products with more function and capabilities than comparably priced HP printers. The Company's inkjet printer strategy is to generate demand for the Lexmark color inkjet printer by offering high-quality products at competitive prices to retail and OEM customers. Management expects that the Company's associated printer supplies business will continue to grow as its installed base of laser and inkjet printers increases.

  For the business customer, Lexmark expects to continue to offer an array of advanced laser printer products with superior features and functions, higher speeds and better print resolution at competitive prices. The Company believes that it is well-positioned to take advantage of the growth potential of LAN printers due to its development and ownership of both the software and hardware features that provide network connectivity and management tools. Lexmark has targeted the office desktop laser printer markets and, as it has with the 1,200 dpi Optra+ family, intends to remain one of the few printer companies that create industry-wide standards for laser printer performance. Lexmark focuses continually on enhancing the network capability of its laser printers by introducing new products, like its MarkVision printer management utility, that enhance the ability of its printers to function efficiently in a LAN environment and provide significant flexibility to the LAN user.

  Lexmark's large account marketing team focuses on demand generation in Fortune 1000 companies, other large corporations globally and specific industries where Lexmark can differentiate itself by supplying high function products with customized features to meet specific needs. These marketing teams work with Lexmark's development teams to design features requested by large account customers for specific functions. Lexmark has had recent success in its large account marketing team's target markets, such as in the finance sector (whose customers are served by Lexmark's duplex (double-sided printing) and "flash memory" feature which permits instantaneous printing and updating of forms in all locations). Another of the Company's strategies is to offer its advanced network management software in products to enable these financial institutions to more efficiently manage and control their network printing activities. Lexmark expects that its marketing strategy focusing on significant industry segments will promote Lexmark brand awareness and provide a platform for greater penetration of the laser printer market through sales by dealers and distributors.

  For the office and home user, Lexmark focuses on manufacturing well-priced, reliable, easy-to-use color inkjet printers. The Company expects that hardware improvements in this market will result in faster printing and better print quality. On the software side, the Company expects that enhanced compatibility with standard PC operating systems, such as Microsoft Windows 95, and software features that take advantage of the computing power of the PC for printing functions will permit the Company to reduce manufacturing costs for the printers and to produce a product that is easier to use. Lexmark believes that its core product offerings in this market will also permit it to build brand recognition in the retail channels.

  On the manufacturing side, the Company is continually focusing on ways to reduce costs and expand capacity while maintaining high quality. The Company will also consider strategic acquisitions in the future to leverage its technological expertise.

OTHER OFFICE IMAGING PRODUCTS

 MARKET OVERVIEW

  Other office imaging products include typewriters for office use and associated supplies sold under the IBM name, impact supplies for Lexmark printers that are no longer in production, supplies for IBM branded printers and after-market printer supplies for other OEM printers. The markets for most of the Company's other office imaging products are generally declining, other than the market for after-market laser cartridges for other OEM printers, which the Company believes is a market with significant growth potential.

  In 1995, non-impact supplies were estimated to be an approximately $24 billion opportunity worldwide, compared to the impact supplies opportunity of approximately $2 billion. Based on available industry data, the Company estimates that worldwide impact supplies revenue will decline steadily in future years, while non-impact supplies revenue will continue to grow.

  Management expects that office typewriter market revenue will continue to decline.

 STRATEGY

  In view of declining revenues and profit margins from sales of typewriters and typewriter supplies and sales of other office imaging products for IBM printers, the Company's strategy for other office imaging products is to focus on the after-market OEM supplies opportunity while managing its mature businesses for cash flow. The Company will continue to compete with other OEMs to provide supplies for their installed bases of laser printers. The Company may pursue selected acquisitions of other office imaging products companies.

  Lexmark will make minimal further investment in impact supplies and management expects profit margins on such products to decline as a result of new agreements with IBM that generally became effective on March 27, 1996. As a result of its high quality products, the Company benefits from customer loyalty, which has historically permitted it to continue its premium pricing strategy.

KEYBOARDS AND OTHER

  The Company historically manufactured keyboards primarily for IBM. Following the expiration in March 1996 of the Company's keyboard agreement with IBM and management's expectation that the keyboard industry will continue to experience price declines resulting in low margins and a low return on assets, the Company completed its transition out of the keyboard business by the end of the first quarter of 1996. Keyboard sales accounted for 8% and 3%, respectively, of the Company's revenue and gross profit for 1995.

PRODUCTS

  The Company's current product offerings consist primarily of the Lexmark Optra+ laser printer product line and Optra C color laser printer, the Optra E personal laser printer, a wide range of inkjet printers, a family of network print servers, typewriters and serial wire matrix printers. The Company also designs, manufactures and distributes a variety of print cartridges for use in its laser and inkjet printers as well as approximately 1,200 other office imaging products, including typewriter supplies and supplies for other printers, including IBM printers.

  Lexmark's main printer products are listed below:

          CATEGORY                      PRODUCTS                 U.S. PRICE RANGE
          --------                      --------                 ----------------
   OFFICE DESKTOP/NETWORK
     Mono Laser                       4039-10 Plus                 $1,150-1,250
                                        Optra +                    $1,300-3,000
                                        Optra N                    $2,400-2,600
     Color Laser                        Optra C                    $7,000-7,500
   PERSONAL LASER                       Optra E                    $    500-750
   COLOR INKJET               Color Jetprinter 1020 & 2030         $    150-200
                              Color Jetprinter 2050 & 2070         $    250-400
                                 Color Jetprinter 4079+            $2,650-3,000
   WIRE MATRIX                            23XX                     $    300-500
                                          4227                     $ 1,300-1500

  The Company has upgraded and improved its laser printer product offerings significantly since the Acquisition with the introduction of several models adding functionality and performance at lower prices. The Company's current network laser family, the Optra+ line, was enhanced in the second quarter of 1996 and offers four products at various price ranges. All four Optra+ models are 16 ppm and include 1,200 dpi printing and high performance RISC processors. Another standard feature of the Optra+ product line is MarkVision, Lexmark's printer management program, which permits bi-directional communication for status management between the user or LAN administrator and the printer.

  In addition to offering connectivity solutions and management tools as features on its laser printers, Lexmark also designs and manufactures network print servers. These products provide a means to connect a printer lacking its own network adapter to a local area network. The Company's current product offering is the MarkNet XLe, a multiprotocol server capable of supporting 18 different networking environments. MarkNet XLe offers enhancements to Lexmark's previous product offerings at a lower price.

  The Company currently markets a number of personal color inkjet printers for individual home and office use. These printers generally retail in a range of $150-$400 and offer sharp color printing, fast performance, compatibility with leading software applications, and ease of installation and use.

  The Company also markets five serial wire matrix printers in the $300-$1,500 price range for customers who print large volumes of multi-part forms.

  The Company designs, manufactures and distributes a variety of cartridges for use in its installed base of laser and inkjet printers. Lexmark is currently the exclusive source for new print cartridges for the printers it manufactures.

  The Company's other office imaging products include over 1,200 products, including typewriter products and products for IBM and other OEM printers using both impact and non-impact technology. The Company continues to offer a broad line of typewriters with the IBM logo, which remain the industry leaders. The Company also provides a wide range of supplies for the large installed base of IBM printers including toners, ribbons, photoconductors and other printer accessories. Lexmark has also developed and recently introduced after-market laser cartridges for laser printers sold by other manufacturers.

MARKETING AND DISTRIBUTION

 PRINTERS AND ASSOCIATED SUPPLIES

  The Company markets and distributes its laser printers primarily through its well-established dealer network, which includes such dealers as Microage Computers, Ameridata, Vanstar, Intelligent Electronics, Merisel, Ingram Micro and Inacom. The Company's products are also sold through value-added resellers, who offer custom solutions to specific markets.

  The Company employs large account marketing teams whose mission is to generate demand for Lexmark printers primarily among Fortune 1000 companies and other large corporations globally. In recent years, marketing teams have begun to focus on industry segments such as banking, retail/pharmacy and health care. Those teams, in conjunction with the Company's development and manufacturing teams, are able to design products to meet customer specifications for printing electronic forms, media handling, duplex printing and other custom solutions. The majority of customer orders solicited by these marketing teams are filled through dealers or resellers.

  The Company distributes its personal inkjet printers primarily through approximately 15,000 retail outlets worldwide including office superstores such as Office Depot and Staples, computer superstores such as Computer City, consumer electronics stores such as Circuit City, Best Buy and Radio Shack, mass merchandisers such as Wal-Mart, other large regional chains and overseas stores such as Dixons, Carrefour and Vobis.

  The Company's international sales are an important component of its operations. The Company's sales and marketing activities in its global markets are organized to meet the needs of the local jurisdictions and the size of their markets. The Company's European marketing operation is structured similarly to its domestic marketing activity. The Company's products are available from major information technology resellers such as Northamber and in large markets from key retailers such as Media Markt in Germany, Dixons in the United Kingdom and Carrefour in France. Canadian marketing activities, like those in the United States, focus on large account demand generation and vertical markets, with orders filled through distributors and retailers. The Company's Latin American and Asian Pacific markets are served through a combination of Lexmark sales offices, strategic partnerships and distributors. The Company also has sales and marketing efforts for OEM opportunities.

  The Company's printer supplies and other office imaging products are generally available at the customer's preferred point of purchase through multiple channels of distribution. Although channel mix varies somewhat depending on the geography, substantially all of the Company's supplies products sold commercially in 1995 were sold through the Company's network of Lexmark-authorized supplies distributors and resellers who sell directly to end users or to independent office supply dealers. Lexmark's supplies are also available at office and computer superstores.

  Supplies for the European market are distributed from the Company's facility near Orleans, France. The Lexington, Kentucky facility is the central distribution point for all U.S. and other global supplies markets.

  Supplies and other office imaging products are also sold selectively to a few large end users, with the largest customer being IBM, and to OEMs for resale under the OEM's brand name. See "--IBM Relationship".

COMPETITION

 PRINTERS AND ASSOCIATED SUPPLIES

  The markets for printers and associated supplies are highly competitive, especially with respect to pricing and the introduction of new products and features. The laser printer market is dominated by HP, which has a widely recognized brand name and has been estimated to have an approximate 70% market share. Several other large manufacturers such as Canon and Apple also compete in the laser printer market. Since June 1996, IBM has been expanding its product offerings in the printer market with products that compete with the Company's products. The Company believes that IBM has the resources to be an aggressive competitor. See "Business--IBM Relationship".

  The Company's strategy is to target fast growing segments of the network printer market and to increase market share by providing high quality, technologically advanced products at competitive prices. This strategy requires that the Company continue to develop and market new and innovative products at competitive prices. New product announcements by HP and the Company's other principal competitors, however, can have and in the past have had a material adverse effect on the Company's financial results. Such new product announcements can quickly undermine any technological competitive edge that one manufacturer may enjoy over another and set new market standards for quality, speed and function. Furthermore, knowledge in the marketplace about pending new product announcements by the Company's competitors may also have a material adverse effect on the Company inasmuch as purchasers of printers may defer purchasing decisions until the announcement and subsequent testing of such new products.

  In recent years, the Company and its principal competitors, all of which have significantly greater financial, marketing and technological resources than the Company, have regularly lowered prices on printers and are expected to continue to do so. The Company is vulnerable to these pricing pressures which, if not mitigated by cost and expense reductions, may result in lower profitability and could jeopardize the Company's ability to grow or maintain market share and build an installed base of Lexmark printers. The Company expects that, as it competes more successfully with its larger competitors, the Company's increased market presence may attract more frequent challenges, both legal and commercial, from its competitors, including claims of possible intellectual property infringement.

  HP is also the market leader in the personal color inkjet printer market and, with Canon and Epson, has been estimated to account for approximately 80 to 90% of worldwide personal color inkjet printer sales. As with laser printers, if pricing pressures are not mitigated by cost and expense reduction, the Company's ability to maintain or build market share and its profitability could be adversely affected. In addition, as a relatively new entrant to the retail marketplace with a less widely recognized brand name, the Company must compete with HP, Canon and Epson for retail shelf space for its inkjet printers. There can be no assurance that the Company will be able to continue to penetrate the retail marketplace.

  The Company has recently entered the market as a supplier of after-market laser cartridges for laser printers using certain models of Canon engines. There is no assurance that the Company will be able to compete effectively for a share of the after-market cartridge business for its competitors' base of laser printers. The Company's decision to enter this market may have an adverse effect on the Company's relations with certain of its suppliers. Although Lexmark is currently the exclusive supplier of new print cartridges for its laser printers, there can be no assurance that other companies will not develop new compatible cartridges for Lexmark laser printers. In addition, refill and remanufactured alternatives for the Company's cartridges are available from independent suppliers and, although generally offering lower print quality, compete with the Company's supplies business.

 OTHER OFFICE IMAGING PRODUCTS

  The market for other office imaging products is extremely competitive and the impact segment of the supplies market is declining. Although the Company has exclusive rights to market certain IBM branded supplies until April 1999, there are more than 100 independent ribbon manufacturers and more than 25 independent toner manufacturers competing to provide compatible supplies for IBM branded printing products. Independent manufacturers compete for the after-market ribbon business under either their own brand, private label, or both, using price, aggressive marketing programs, and flexible terms and conditions to attract customers. Depending on the product, prices for compatible products produced by independent manufacturers generally range from 15% to 70% below the Company's prices.

  The Company is less dependent on revenue and profitability from its other office imaging products business than it has been historically and intends to focus on the growing portions of that market such as the after-market laser cartridge supplies category. There is no assurance that the Company will be able to compete in the after-market laser supplies business effectively or that the declining market areas in its other office imaging products business will not adversely affect the Company's operating results.

  The Company does not expect any major new entrants into the ribbon market. However, in response to the declining impact supplies opportunity, many established competitors are investing in non-impact capacity and joining forces through acquisitions on a worldwide basis. The Company's primary U.S. competitors in the overall supplies market include Nu-kote, Turbon, GRC and NER. Internationally, the Company's primary competitors are Turbon, Armor, TBS, and Pelikan (acquired by Nu-kote) in Europe and Fullmark in the Far East.

  The Company is increasing its efforts to provide laser supplies for other OEM printers. As an after-market supplier in the all-in-one laser cartridge business, the Company faces competition from both the OEMs and cartridge remanufacturers. In order to become an effective worldwide supplier of after-market cartridges, the Company will need to compete with HP and Canon.

  The Company believes the current number of competitors in the declining worldwide office typewriter market is fewer than 17, down significantly from over 40 in the mid-1980's. The four primary competitors in the U.S. market are Canon, Brother, Panasonic and Swintec. The Company believes that it is dominant in the U.S. office typewriter market. Remaining office typewriter competitors with multiple product lines continue to shift focus to other products in their portfolios (copier, fax, PC, multifunction, etc.). No significant new office typewriter product announcements have been made by any key competitor since 1993.

MANUFACTURING

  The Company's manufacturing facilities are located in Lexington, Kentucky, Boulder, Colorado, Orleans, France and Sydney, Australia, all of which are ISO 9000 certified. The Company opened new facilities during 1996 in Rosyth, Scotland and Juarez, Mexico. Most of the Company's laser and inkjet technologies are developed in Lexington. The Company's manufacturing strategy is to keep processes that are technologically complex, proprietary in nature and higher value added, such as the manufacture of inkjet cartridges, at the Company's own facilities. Stable technology, labor intensive and non-strategic operations, such as the manufacture of wire matrix printers, are typically performed by lower-cost vendors.

  Management believes that the Lexington manufacturing facility employs some of the most modern techniques in the industry. In order to make its facility capable of implementing new products with a shorter cycle time, the Company revamped the Lexington facility from a fully automated plant to a more flexible facility. Accordingly, the Company has the ability to adapt the plant to the requirements of a new product and to adopt more efficient manufacturing techniques as they are developed. The plant's electronic card assembly and test facility with surface mount technologies also enhances the Company's manufacturing capability.

  The Company's development and manufacturing operations for laser printer supplies which include toners, photoconductor drums, developers, charge rolls and fuser rolls, are located in Boulder. The Company has made significant capital investments in the Boulder facility to expand toner and photoconductor drum processes.

RAW MATERIALS

  The Company procures a wide variety of components used in the manufacturing process, including semiconductors, electro-mechanical components and assemblies, as well as raw materials, such as plastic resins. Although many of these components are standard off-the-shelf parts that are available from multiple sources, the Company often utilizes preferred supplier relationships to better ensure more consistent quality, cost, and delivery. Typically, these preferred suppliers maintain alternate processes and/or facilities to ensure continuity of supply. The Company generally must place commitments for its projected component needs approximately three to six months in advance. The Company occasionally faces capacity constraints when there has been more demand for its printers and associated supplies than initially projected.

  Some components of the Company's products are only available from one supplier, including certain custom chemicals, microprocessors, application specific integrated circuits and other semiconductors. In addition, the Company sources some printer engines and finished products from OEMs. Although the Company purchases in anticipation of its future requirements, should these components not be available from any one of these suppliers, there can be no assurance that production of certain of the Company's products would not be disrupted. Such a disruption could interfere with the Company's ability to manufacture and sell products and materially adversely affect the Company's business.

RESEARCH AND DEVELOPMENT

  The Company's research and development activity for the past four years has focused on laser and inkjet printers and associated supplies and on network connectivity products. The Company is selective in targeting its research and development efforts. For example, anticipating the industry trend, the Company minimized investing in wire matrix technology in 1991 and has instead devoted its research and development resources to the faster growing markets for laser and inkjet printers. The Company has been able to keep pace with product development and improvement while spending less than its larger competitors on research and development and has even been able to achieve significant productivity and minimize research and development costs. In the case of certain products, the Company may elect to purchase products and key components from third party suppliers.

  The Company is committed to being a technology leader in its targeted areas and is actively engaged in the design and development of additional products and enhancements to its existing products. Its engineering effort focuses on laser, inkjet, and connectivity technologies as well as design features that will increase efficiency and lower production costs. The process of developing new technology products is complex and requires innovative designs that anticipate customer needs and technological trends. Research and development expenditures were $112 million in 1993, $101 million in 1994, $116 million in 1995 and $92 million during the first nine months of 1996. In addition, the Company must make strategic decisions from time to time as to which new technologies will produce products in market segments that will experience the greatest future growth. There can be no assurance that the Company can continue to develop the more technologically advanced products required to remain competitive.

IBM RELATIONSHIP

  In connection with the Acquisition, IBM entered into numerous agreements to support the Company's operations for a five-year term. These agreements, which expired on March 27, 1996, included a keyboard supply agreement (which obligated IBM to acquire essentially all of its desktop keyboard requirements from the Company), an internal use agreement (which obligated IBM to acquire substantially all of its requirements for desktop printers, typewriters and associated supplies from the Company), an IBM trademark license agreement (which permitted the Company to use the IBM trademark on certain of its products) and a non-competition agreement (pursuant to which IBM was prohibited from competing with the Company's products). See "Certain Transactions and Relationships--IBM".

  The Company completed its transition out of the keyboard business by the end of the first quarter of 1996 and entered into an agreement with IBM providing for the orderly transition of the Company's keyboard business to IBM or other vendors. Under this agreement with IBM, IBM paid the Company $36.5 million of which $24 million related to amounts recorded by the Company through September 30, 1995, $6 million of profit recorded through March 1996, and $6.5 million for the purchase of certain keyboard assets. The Company's keyboard business, of which IBM represented approximately 95%, accounted for revenues of $219, $201, $177 and $32 million for the years 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively. Under the original agreement with IBM, the Company's keyboard business was guaranteed a minimum gross profit, and in the years ended 1993, 1994, 1995 and the nine months ended September 30, 1996, the keyboard business contributed $48, $28, $18 and $6 million, respectively, toward the Company's consolidated gross profit.

  Sales to IBM (excluding sales of keyboards) were $224, $215, $258 and $134 million for the years 1993, 1994, 1995, and the nine months ended September 30, 1996, respectively. The Company believes IBM will continue to be a significant customer but that future revenue and profitability from IBM sales will continue to decline as the Company's core printer and associated supplies business represents a larger percentage of the Company's total business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Trends".

  In the third quarter of 1995, the Company entered into a profit sharing supplies agreement with IBM and a related agreement for an extension of the IBM trademark agreement that allows the Company to continue to use the IBM logo on certain existing printer supplies in its other office imaging products line through March 31, 1999. Under these agreements, Lexmark has been required since April 1996 to share the profits from the Company's sale of certain products bearing the IBM logo. The Company also entered into a royalty agreement for an extension of the right to use the IBM logo on typewriters, typewriter supplies and certain other IBM branded printer supplies through March 27, 2001. Since these new arrangements became effective, the Company estimates that operating income has been reduced approximately $8 million to $9 million a quarter during 1996.

  Since March 27, 1996, IBM is no longer required to purchase its desktop printers and typewriters from the Company. However, IBM subsequently entered into an agreement to use its best efforts to buy its printer and typewriter supplies from the Company through March 31, 1999. In addition, since March 27, 1996, IBM is no longer prohibited from competing with the Company's printer business, and in June 1996 IBM introduced laser printer products that compete with the Company's products. See "Risk Factors--Competition".

  Although the Company and IBM have entered into agreements providing for an ongoing relationship, the Company expects that future revenue and profit received from IBM will decline significantly and that such decline could have a material adverse effect on the Company. However, the Company anticipated the expiration of these agreements and has redeployed the resources previously utilized on the declining keyboard and other businesses associated with the majority of the IBM agreements to the Company's strategically important businesses.

LARGE CUSTOMERS

  No customer other than IBM has accounted for more than 10% of the Company's consolidated revenues since 1993.

BACKLOG

  The Company generally ships its products within 30 days of receiving orders and therefore has a backlog of generally less than 30 days at any time, which backlog the Company does not consider material to its business.

EMPLOYEES

  As of September 1996, the Company had approximately 6,700 employees worldwide of which 5,000 are located in the U.S. and the remaining 1,700 in Europe, Canada, Latin America and Asia Pacific. None of the U.S. employees are represented by any union. Employees in France, Germany and the Netherlands are represented by Statutory Works Councils. Substantially all regular employees have stock options. The Company's employees have been organized in employee teams that are able to make rapid decisions and to implement those decisions to achieve faster development and manufacturing cycle times.

PROPERTIES

  The Company's manufacturing and other material operations are conducted at the facilities set forth below:

 LOCATION               SQUARE FEET           ACTIVITIES              STATUS
 --------               -----------           ----------             ---------
 Lexington, KY.........  2,966,000  Headquarters, Manufacturing,
                                    Development, Administrative,
                                    Distribution, Warehouse,
                                    Marketing                        Owned
                           265,000  Warehouses, Development          Leased(1)
                           115,000  Warehouse                        Leased (1)
                                    Manufacturing, Development,
 Boulder, CO...........    332,000  Warehouse                        Leased(2)
 Dietzenbach, Germany..     49,000  Administrative, Warehouse        Leased(3)
 Juarez, Mexico........     95,000  Manufacturing, Administrative    Owned
                                    Administrative, Marketing,
 Markham, Ontario......     47,000  Warehouse                        Leased(4)
                                    Manufacturing, Administrative,
 Orleans, France.......    452,000  Warehouse                        Owned
 Ormes, France.........    192,000  Warehouse                        Leased(5)
 Paris, France.........     30,000  Administrative, Marketing        Leased(6)
 Rosyth, Scotland......     92,000  Manufacturing, Administrative    Leased (7)
 Sydney, Australia.....     64,000  Manufacturing, Administrative,
                                    Warehouse, Marketing             Leased(8)

--------
(1) Leases covering 151,000 square feet expire September 1997 and carry two one-year renewal options. Lease covering 115,000 square feet expires August 1998 and carries five three-year renewal options.
(2) Lease covering 278,000 square feet expires May 2001 and carries three five-year renewal options. Lease covering 54,000 square feet expires January 1998 and carries three one-year renewal options.
(3) Two leases covering this property expire September 2004 and there are no renewal options.
(4) Lease covering this property expires September 2001 and carries two five-year renewal options.
(5) Lease covering this property expires February 1999 and carries one three-year renewal option.
(6) Leases covering this property expire December 2003 and there are no renewal options.
(7) Lease covering this property expires in 2021 and includes an option to purchase exercisable through March 2001.
(8) Lease covering this property expires March 2002 and carries one six-year renewal option.

  The Company believes its facilities are in good operating condition. Except for the Juarez, Mexico facility, properties owned by the Company serve as collateral for the Company's term loan, revolving credit facility and senior notes. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

INTELLECTUAL PROPERTY

  The Company's intellectual property is one of its major assets and the ownership of the technology used in its products is important to its competitive position. The Company has about 120 patent cross-license agreements of various types with various third parties. These license agreements include agreements with, for example, Canon and HP. Most of these license agreements provide cross-licenses to patents arising from patent applications first filed by the parties to the agreements before certain dates in the early 1990s, with the date varying from agreement to agreement. Each of the IBM, Canon and HP cross-licenses grants worldwide, royalty-free, non-exclusive rights to the Company to use the covered patents to manufacture certain of its products. Certain of the Company's material license agreements, including those that permit the Company to manufacture its current design of laser and inkjet printers and after-market laser cartridges for certain OEM printers, terminate as to future products upon certain "changes of control" of the Company. See "Risk Factors--Certain Provisions Relating to Changes in Control". The Company also holds a number of specific patent licenses obtained from third parties to permit the production of particular features in products.

  The Company holds approximately 1,400 patents worldwide and has approximately 400 pending patent applications worldwide covering a range of subject matter. The Company has filed over 500 worldwide patent applications since its inception in 1991. The Company's patent strategy includes obtaining patents on key features of new products which it develops and patenting a range of inventions contained in new supply products such as toner and ink cartridges for printers. Where appropriate, the Company seeks patents on inventions flowing from its general research and development activities. While no single patent or series of patents is material to the Company, the Company's patent portfolio in the aggregate serves to protect its product lines and offers the possibility of entering into license agreements with others.

  The Company designs its products to avoid infringing the intellectual property rights of others. The Company's major competitors, such as HP and Canon, have extensive, ongoing worldwide patenting programs. As is typical in technology industries, disputes arise from time to time about whether the Company's products infringe the patents or other intellectual property rights of major competitors and others. As the Company competes more successfully with its larger competitors, more frequent claims of infringement may be asserted.

  In October 1996, Lexmark International entered into an agreement with HP to cross-license each other's patents filed prior to a specified date (the "HP Agreement"). The HP Agreement generally gives both parties a worldwide non-exclusive license under the licensed patents for the manufacture and sale of printers, as well as accessories and consumable supplies designed for use with each party's own printers. In addition, the HP Agreement resolves issues of patent infringement that had been raised by both companies and does not involve any royalty or other payment by either party.

  The Company has trademark registrations or pending trademark applications for the name LEXMARK in approximately 70 countries for various categories of goods. The Company also owns a number of trademark applications and registrations for product names, such as the OPTRA laser printer name. Although the Company believes the LEXMARK trademark is material to its business, it does not believe any other trademarks are material.

  The Company holds worldwide copyrights in computer code, software and publications of various types.

ENVIRONMENTAL AND REGULATORY MATTERS

  The Company's operations, both domestically and internationally, are subject to numerous laws and regulations, particularly relating to environmental matters that impose limitations on the discharge of pollutants into the air, water and soil and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company is also required to have permits from a number of governmental agencies in order to conduct various aspects of its business. Compliance with these laws and regulations has not had and is not expected to have a material effect on the capital expenditures, earnings or competitive position of the Company. There can be no assurance, however, that future changes in environmental laws or regulations, or in the criteria required to obtain or maintain necessary permits, will not have an adverse effect on the Company's operations.

LEGAL PROCEEDINGS

  The Company is party to routine litigation incidental to the Company's business. The Company does not believe that any legal proceedings to which it is a party or to which any of its property is subject, including any such routine litigation, will have a material adverse effect on the Company's financial position or results of operations. As the Company competes more successfully with its larger competitors, the Company's increased market presence may attract more frequent legal challenges from its competitors, including claims of possible intellectual property infringement. Although the Company does not believe that the outcome of any current claims of intellectual property infringement is likely to have a material adverse effect on the Company's future operating results and financial condition, there can be no assurance that such claims will not result in litigation. In addition, there can be no assurance that any litigation that may result from the current claims or any future claims by these parties or others would not have a material adverse effect on the Company's business.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company and their respective ages, positions, principal occupations and years of service with the Company, as of December 31, 1996, are set forth below.

                                                                         YEARS
                                                                         WITH
 NAME OF INDIVIDUAL                                                       THE
                              AGE POSITION AND PRINCIPAL OCCUPATION     COMPANY
 ------------------           --- ---------------------------------     -------
 Marvin L. Mann..............  63 Chairman of the Board, President
                                  and CEO                                   5
 Kathleen J. Affeldt.........  48 Vice President, Human Resources           5
 Vincent J. Cole, Esq........  40 Vice President, General Counsel and
                                  Secretary                                 5
 Paul J. Curlander...........  44 Executive Vice President,
                                  Operations                                5
 Daniel P. Bork..............  45 Director of Taxes                         *
 Terence P. Chin.............  41 Treasurer                                 *
 Clifford D. Gookin..........  39 Vice President, Corporate
                                  Development                               1
 Thomas B. Lamb..............  38 Vice President and General Manager        *
 Albert L. Luedtke...........  51 Corporate Controller                      5
 Bernard V. Masson...........  49 Vice President and General Manager        1
 John C. Mitchell............  49 Vice President and General Manager        *
 Gary E. Morin...............  47 Vice President and Chief Financial
                                  Officer                                   1
 Donald C. Shropshire, Jr. ..  57 Vice President and General Manager        5
 John A. Stanley.............  59 Vice President and President of
                                  Lexmark Europe                            5
 Alfred A. Traversi..........  44 Vice President, Information Systems       *
                                  and Operations
 B. Charles Ames.............  71 Director, Principal of CD&R, and          5
                                  general partner of Associates IV
 Sir Roderick H. Carnegie....  64 Director, Chairman of Hudson Conway       2
                                  Ltd. (since 1987), Valiant
                                  Consolidated Ltd. (since 1993),
                                  Newcrest Mining Ltd. (since 1994)
                                  and GEC Plessey Telecommunications
                                  (since 1994)
 Frank T. Cary...............  76 Director, Former Chief Executive          5
                                  Officer and Chairman of IBM
 William R. Fields...........  47 Director, Chairman and Chief              *
                                  Executive Officer of Blockbuster
                                  Entertainment Group, a unit of
                                  Viacom, Inc. Former Executive Vice
                                  President of Wal-Mart, Inc., and
                                  President and Chief Executive
                                  Officer of Wal-Mart Stores division
 Donald J. Gogel.............  47 Director, Co-President of CD&R,           5
                                  Principal of CD&R and general
                                  partner of Associates IV
 Ralph E. Gomory.............  67 Director, Former Senior Vice              5
                                  President for Science and
                                  Technology at IBM
 Stephen R. Hardis...........  61 Director, Chairman and Chief              *
                                  Executive Officer of Eaton
                                  Corporation
 Michael J. Maples...........  54 Director, former Executive Vice           *
                                  President of Worldwide Products
                                  Group and member of the Office of
                                  the President of Microsoft
                                  Corporation
 Andrall E. Pearson..........  71 Director, Principal of CD&R and           5
                                  general partner of Associates IV.
                                  Former President and Chief
                                  Operating Officer of PepsiCo., Inc.
                                  and Professor of Business
                                  Administration at Harvard Graduate
                                  School of Business
 Joseph L. Rice, III.........  64 Director, Chairman and Chief              5
                                  Executive Officer of CD&R,
                                  principal of CD&R and general
                                  partner of Associates IV

--------
*  Tenure with the Company is less than one year.

CLASSES OF THE BOARD

  The Third Restated Certificate of Incorporation divides the Board of Directors into three classes. Of the eleven current members of the Board, four (Sir Roderick and Messrs. Cary, Pearson and Rice) have been elected as Class I directors with terms expiring at the time of the Annual Meeting of Stockholders to be held in 1998; four (Messrs. Ames, Gogel, Gomory and Mann) have been elected as Class II directors with terms expiring at the time of the Annual Meeting of Stockholders to be held in 1999; and three (Messrs. Fields, Hardis and Maples) have been elected as Class III directors with terms expiring at the time of the Annual Meeting of Stockholders to be held in 1997. At each succeeding Annual Meeting of Stockholders, the respective successors of the directors whose terms are expiring shall be elected for terms expiring at the Annual Meeting of Stockholders held in the third succeeding year.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

CD&R AND C&D FUND IV

  C&D Fund IV, which is the Company's largest stockholder, is a private investment fund managed by CD&R. Amounts contributed to C&D Fund IV by its limited partners are invested at the discretion of the general partner in equity or equity-related securities of entities formed to effect leveraged buy-out transactions and in the equity of corporations where the infusion of capital coupled with the provision of managerial assistance by CD&R can be expected to generate returns on investments comparable to returns historically achieved in leveraged buy-out transactions. The general partner of C&D Fund IV is Clayton & Dubilier Associates IV Limited Partnership ("Associates IV"). B. Charles Ames, Donald J. Gogel, Andrall E. Pearson and Joseph L. Rice, III, each of whom is a principal of CD&R and a general partner of Associates IV, serve as directors of the Company. See "Management--Directors and Executive Officers". LIG was formed by CD&R to effect the Acquisition. C&D Fund IV currently owns 21,956,931 shares of Class A Common Stock of which 5,875,916 shares are being offered hereby. See "Selling Stockholders".

  The Company paid CD&R a fee of $500,000 during each of 1994, 1995 and 1996, respectively, for advisory, management consulting and monitoring services and it is expected that such fees will continue in the future. Under the terms of the Company's lending arrangements, such fees must be determined by arms length negotiation and must be reasonable. Under the Registration and Participation Agreement, such fees may not exceed $1 million during any fiscal year. None of the principals of CD&R who serve as directors of the Company receive directors' fees. Two principals of CD&R serve as Class I directors and two serve as Class II directors.

  The Company paid fees to the law firm of Debevoise & Plimpton during 1996 for legal services rendered. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, a director of the Company and a general partner of C&D Fund IV.

  The Company has entered into an indemnification agreement with CD&R and C&D Fund IV pursuant to which the Company has agreed, subject to certain exceptions, to indemnify the members of its boards of directors, as well as CD&R, C&D Fund IV and certain of their associates and affiliates (the "Indemnitees"), to the fullest extent allowable under applicable Delaware law and to indemnify the Indemnitees against any suits, claims, damages or expenses which may be made against or incurred by them under applicable securities laws in connection with offerings of securities of the Company, including the Offerings, liabilities to third parties arising out of any action or failure to act by the Company, and, except in cases of gross negligence or intentional misconduct, the provision by CD&R of advisory, management consulting and monitoring services.

MANAGEMENT LOANS

  Shortly following the completion of the Acquisition, and from time to time in the years following the Acquisition, executive officers, senior managers and outside directors have purchased shares of Class A Common Stock from the Company. Although the Company does not currently intend to make loans to existing management in the future, in the past a portion of the purchase price paid for the Class A Common Stock purchased by certain management and director investors was financed by full-recourse loans from the Company to the management investors at the Applicable Federal Rate (as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder) then in effect. The Company may, however, make loans to management from time to time in the future. Since January 1, 1994, Mr. Mann, a director and an executive officer of the Company, Dr. Curlander, an executive officer of the Company, Mr. Cary, a director of the Company, and Sir Roderick Carnegie, a director of the Company, have had loans outstanding from the Company. The largest aggregate amount of indebtedness outstanding on such loans at any time since January 1,

1994 for Messrs. Mann, Curlander and Cary and Sir Roderick Carnegie was $131,703, $160,518, $43,407 and $80,602, respectively. As of December 31,
1996, Messrs. Mann, Curlander and Cary and Sir Roderick Carnegie owed $0, $0, $0 and $37,467, respectively, on such loans.

CERTAIN INSTITUTIONAL INVESTORS

  In connection with the Acquisition, each of Leeway & Co. and Mellon Bank, N.A., as Trustee for First Plaza Group Trust (collectively, the "Institutional Investors"), acquired 6,375,000 shares of the Company's Class A Common Stock at a purchase price of $6.67 per share and 425,000 shares of its Senior Cumulative Preferred Stock, par value $.01 per share, having a liquidation preference of $100 per share, at a purchase price of $100 per share (the "Senior Preferred Stock"). Dividends on the Senior Preferred Stock were payable quarterly commencing in June 1991 at a rate of 13.50% per annum through March 1994 and at a rate of 15.75% per annum thereafter. For 1992, 1993 and 1994, the Company paid dividends on the Senior Preferred Stock to the Institutional Investors in the amount of $11.5, $11.5 and $11.8 million, respectively. In December 1994, the Company exchanged all of the Senior Preferred Stock for 9,750,000 shares of Class A Common Stock (the "Preferred Stock Exchange"). For the Preferred Stock Exchange, the Class A Common Stock was valued at $15 per share and resulted in an exchange premium to the Institutional Investors valued at $61.3 million.

  Leeway & Co. currently owns 8,029,941 shares of Class A Common Stock, of which 2,148,900 shares are being offered hereby, and Mellon Bank, N.A., as Trustee for First Plaza Group Trust, currently owns 6,738,941 shares of Class A Common Stock, of which 1,803,414 shares are being offered hereby.

                             SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the Selling Stockholders and their beneficial ownership of the Class A Common Stock as of December 31, 1996 and as adjusted to reflect the sale of the Class A Common Stock offered by the Selling Stockholders hereby, and other than as noted below, includes information with respect to positions, offices or other material relationships of the Selling Stockholders with the Company or any predecessor or affiliate thereof, other than as a stockholder thereof, during the past three years. For information with respect to material relationships during the past three years between the Company and C&D Fund IV and the Institutional Investors, see "Certain Transactions and Relationships". Unless otherwise indicated, each Selling Stockholder named has sole voting and dispositive power with respect to its shares.

  The information presented in the preceding discussion and in the following table assumes that the over-allotment options are exercised in full.

                                      SHARES
                                BENEFICIALLY OWNED                 SHARES
NAME AND ADDRESS OF BENEFICIAL       PRIOR TO      NUMBER OF BENEFICIALLY OWNED
            OWNER                  OFFERINGS(1)     SHARES   AFTER OFFERINGS(1)
------------------------------  ------------------ --------- ------------------
                                  NUMBER   PERCENT  OFFERED    NUMBER   PERCENT
                                ---------- ------- --------- ---------- -------
The Clayton & Dubilier Private
 Equity
 Fund IV Limited Partnership..  21,956,931  29.96% 6,757,303 15,199,628   20.74%
270 Greenwich Avenue
Greenwich, CT 06830
Leeway & Co.(2)...............  8,029,941  10.96%  2,471,235 5,558,706   7.58%
Mellon Bank, N.A., as trustee
for First
Plaza Group Trust(3)..........  6,738,941   9.19%  2,073,927 4,665,014   6.36%
One Mellon Bank Center
Pittsburgh, PA 15258
Keys Foundation(4)............    634,365     *      195,227   439,138     *
Charles A. McNulty............      7,500     *        2,308     5,192     *
2133 Rothbury Road
Lexington, KY 40515

-------
*  Less than 1% of class.
---------------
(1) The percentage of the issued and outstanding shares of Common Stock of the Company held by each individual or group has been calculated on the basis of 73,294,491 shares which includes (i) 70,213,603 shares of Class A Common Stock issued and outstanding (excluding treasury shares) on December 31, 1996, (ii) 2,446,523 shares of Class A Common Stock issuable upon conversion of all outstanding shares of Class B Common Stock and
    (iii) 634,365 shares of Class A Common Stock issuable upon exercise of the Keys Warrant.
(2) As nominee for the Long-Term investment trust, a trust for the benefit of the AT&T and Lucent pension plans. The address is: Leeway & Co., State Street Bank & Trust Co., Master Trust Division, One Enterprise Drive, Solomon Willard Bldg., North Quincy, MA 02171.
(3) Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust ("FPGT"), a trust under and for the benefit of certain employee benefit plans for General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation ("GMIMCo"), a wholly-owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as FPGT's investment manager with respect to these shares and in that capacity it has the sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.
(4) Shares beneficially owned represents the number of shares of Class A Common Stock that may be purchased pursuant to a warrant (the "Keys Warrant") originally issued in April 1991 to Spectrum Sciences B.V. ("Spectrum") that remains exercisable for 634,365 shares of Class A Common Stock, at an exercise price of $6.67 per share, in connection with a license agreement relating to certain printer technology entered into by the Company with Spectrum. The Keys Warrant was transferred by Spectrum to Gemini Systems Corporation B.V. ("Gemini") in April 1991 and from Gemini to Keys Foundation ("Keys") in 1992. The Company has been informed that the Keys Warrant will be exercised with respect to 169,763 shares prior to the completion of the Offerings and the shares issued upon exercise thereof will be included in the Offerings (and that the Keys Warrant will be exercised for an additional 25,464 shares of Class A Common Stock if the Underwriters' over-allotment options are exercised.) The address for Keys Foundation is: De Ruykertade 58a, Curacao, Netherlands Antilles.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, approximately 31,139,652 shares of the outstanding Class A Common Stock and (based upon shares outstanding at December 31, 1996) approximately 2,446,523 shares of the outstanding Class B Common Stock will constitute "restricted" securities, within the meaning of Rule 144 under the Securities Act, that are not publicly traded. All of these restricted outstanding shares are eligible for sale into the public market pursuant to Rule 144 under the Securities Act, and approximately 28% of these restricted outstanding shares are eligible for sale into the public market without regard to the volume limit and other requirements of Rule 144. In addition, upon completion of the Offerings, approximately 6,951,862 shares of Class A Common Stock will be issuable upon the exercise of outstanding stock options (vested and unvested) and 464,602 shares of Class A Common Stock will be issuable upon the exercise of the Keys Warrant.

"HOLDBACK" ARRANGEMENTS

  The Selling Stockholders and the directors and executive officers (as defined in Section 16 of the Exchange Act) of the Company who own Class A Common Stock have each agreed not to enter into any agreement providing for, or to effect, any public sale, distribution or other disposition of any shares of Common Stock, including sales pursuant to Rule 144 or Rule 144A under the Securities Act, or grant any public option for any such sale, or otherwise cause the Company to register any securities of the Company, for a period of 90 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters, except for the shares of Class A Common Stock offered in connection with the Offerings. After the expiration of such 90-day period, such stockholders will in general be entitled to dispose of their shares that are currently outstanding pursuant to Rule 144 under the Securities Act and those who are not "affiliates" of the Company may do so without regard to the volume limit and certain other requirements of Rule 144.

REGISTRATION AND PARTICIPATION AGREEMENT

  Pursuant to the terms of the Registration and Participation Agreement, as of December 31, 1996, existing stockholders of the Company who will collectively own approximately 31,774,017 shares of Class A Common Stock (including 634,365 shares issuable upon the exercise of the Keys Warrant) and 2,446,523 shares of Class B Common Stock after the Offerings have certain registration rights with respect to their shares of Common Stock. After the completion of the Offerings and the expiration of the 90-day "holdback" period described above, the holders of at least 12% of the Company's Registrable Securities (as defined in the Registration and Participation Agreement), but in no event less than 2,925,000 shares, may request that the Company register some or all of their shares of Common Stock. In addition, if the Company decides to register additional shares of Common Stock (other than, among other limitations, shares of Common Stock to be issued pursuant to employee benefit or option plans), such existing stockholders are entitled to participate in such registration. All the shares of Class A Common Stock offered by the Selling Stockholders hereby are being registered pursuant to such registration rights. The Registration and Participation Agreement requires the Company to pay all expenses incurred by the Selling Stockholders with respect to the Offerings, other than underwriting discounts and commissions, transfer taxes applicable to the Class A Common Stock to be sold by the Selling Stockholders and certain legal fees. As required under the Registration and Participation Agreement, the Company has agreed to pay the fees and expenses of one law firm to represent certain Selling Stockholders in connection with the Offerings. The Company has agreed to indemnify the Selling Stockholders and the Underwriters as to certain information included in this Prospectus, and each of the Selling Stockholders has agreed to indemnify the Company, its directors, controlling persons and officers who have signed the Registration Statement of which this Prospectus is a part and the underwriters as to certain information relating to such Selling Stockholder.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law and to the provisions of the Company's Third Restated Certificate of Incorporation and By-laws, as amended and restated. Copies of the Third Restated Certificate of Incorporation and By-laws have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  The Company's authorized capital stock consists of 160,000,000 shares of Class A Common Stock, par value $.01 per share, 10,000,000 shares of Class B Common Stock, par value $.01 per share, and 1,600,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of December 31, 1996, the Company had outstanding 70,213,603 shares of Class A Common Stock and 2,446,523 shares of Class B Common Stock. As of December 31, 1996 there were approximately 1,235 holders of record of Class A Common Stock and five holders of record of Class B Common Stock.

CLASS A COMMON STOCK

 VOTING RIGHTS

  Each holder of shares of Class A Common Stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of Class A Common Stock are not entitled to cumulative votes in the election of directors.

 DIVIDEND RIGHTS

  The holders of Class A Common Stock are entitled to dividends and other distributions if, as and when declared by the Board of Directors out of assets legally available therefor, subject to the rights of any holder of preferred stock, restrictions set forth in the Company's amended credit facility and restrictions, if any, imposed by other indebtedness outstanding from time to time. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". The holders of Class A Common Stock and Class B Common Stock are entitled to equivalent per share dividends and distributions.

 OTHER RIGHTS

  Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Class A Common Stock would be entitled to share pro rata (on an equal basis with the holders of the Class B Common Stock) in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of Class A Common Stock have no preemptive or other subscription rights to purchase shares of the Company, nor are they entitled to the benefits of any sinking fund provisions. No share of Class A Common Stock issued in connection with or outstanding prior to the Offering is subject to any further call or assessment.

 EXCHANGE RIGHTS

  In the event that a limited partnership (such as C&D Fund IV) makes a distribution of shares of Class A Common Stock to its limited partners and, following such distribution, one or more of its limited partners would then be subject to limitations under the Bank Holding Company Act or other applicable law on its ability to hold more than 5% of the voting stock of the Company, such limited partnership is entitled to exchange a certain number of shares of its Class A Common Stock into the same number of shares of Class B Common Stock so as to permit it to distribute shares of Class B Common Stock to such limited partners without exceeding the limitations under the Bank Holding Company Act or such other law. This exchange right is only available to limited partnerships under the limited circumstances outlined herein.

CLASS B COMMON STOCK

  The Class B Common Stock is identical to the Class A Common Stock in all respects except that the holders of Class B Common Stock will have no right to vote, except as required by law. Shares of Class B Common Stock automatically convert into the same number of shares of Class A Common Stock upon the sale or transfer by the holder thereof to a person who is not an affiliate of such holder or who is not restricted by applicable law with respect to its ownership of voting securities. To the extent permitted by law, each holder of Class B Common Stock is entitled to convert any or all shares of Class B Common Stock held into the same number of shares of Class A Common Stock except that, other than in connection with a registered public offering of the Class A Common Stock, the Equitable Life Assurance Society of the United States ("Equitable") and certain of its affiliates are not entitled to convert shares of Class B Common Stock into shares of Class A Common Stock except pursuant to an automatic conversion in connection with a sale or transfer of the Class B Common Stock. The Class B Common Stock may not be issued other than in connection with an exchange of shares of Class A Common Stock. Because shares of Class B Common Stock are issuable only upon the exchange of shares of Class A Common Stock, the issuance of shares of Class B Common Stock would not increase the total number of shares of Common Stock outstanding on such date.

  Following the Offerings, C&D Fund IV will hold 16,081,015 shares of Class A Common Stock. C&D Fund IV has no present plans to make a distribution of shares of Class A Common Stock held by it to any of its investors.

PREFERRED STOCK

  The Board of Directors of the Company is authorized, without further stockholder action, to issue any or all of the shares of authorized preferred stock in one or more series and to fix and determine the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. Although the Company has no present intention to issue shares of preferred stock, the issuance of shares of preferred stock or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or any unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights which would enable the holder to block such a transaction or facilitate a business combination by including voting rights which would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the Class A Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

TRANSFER AGENT AND REGISTRAR

  ChaseMellon Shareholder Services has been appointed as the transfer agent and registrar for the shares of Common Stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  After consummation of the Offerings, the Company will have approximately 74,030,509 unissued and unreserved shares of Class A Common Stock. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and for facilitating corporate acquisitions. Except pursuant to the stock option plans described herein, the Company does not currently have any plans to issue additional shares of Common Stock. One of the effects of unissued and unreserved shares of capital stock may be to enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private transactions or other transactions that might prevent or render more difficult or costly the completion of the takeover transactions by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

CLASSIFIED BOARD OF DIRECTORS

  The Third Restated Certificate of Incorporation divides the Board of Directors into three classes, which are required to be as nearly equal in number as possible. At each annual meeting of stockholders, only one class of directors will come up for election and directors will be elected to succeed those directors whose terms have expired. Each director elected at an Annual Meeting of Stockholders will serve for a three-year term. The Company believes that a classified Board of Directors will help assure the continuity and stability of the Board of Directors and the Company's business strategies and policies. Because a director serving on a classified board may only be removed for cause, the classified board provision could increase the likelihood that, in the event of a takeover of the Company, incumbent directors will retain their positions until the expiration of their respective terms which would make it more difficult for a potential acquiror to obtain control of the Company. The By-Laws provide that vacancies on the Board of Directors may be filled by the Board.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

  The By-Laws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company no later than 60 days prior to such annual meeting (or if less than 60 days' notice of a meeting of stockholders is given, stockholder proposals and nominations must be delivered to the Secretary of the Company no later than the close of business on the seventh day following the day notice was mailed). Stockholder proposals and nominations for the election of directors at a special meeting must be in writing and received by the Secretary of the Company no later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The form of written notice of stockholder nominations must set forth certain information with respect to each nominee who is not an incumbent director.

                            VALIDITY OF THE SHARES

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Debevoise & Plimpton, New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York. Debevoise & Plimpton also acts and may hereafter act as counsel to CD&R and its affiliates and to the Company and its affiliates. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, a director of the Company and a general partner of the general partner of C&D Fund IV.

                                    EXPERTS

  The consolidated statements of financial position as of December 31, 1994 and 1995 and the consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995 included or incorporated by reference in this Prospectus have been included or incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
FINANCIAL STATEMENTS--as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994, and 1995
  Report of Independent Accountants...................................... F-2
  Consolidated Statements of Financial Position.......................... F-3
  Consolidated Statements of Operations.................................. F-4
  Consolidated Statements of Cash Flows.................................. F-5
  Consolidated Statements of Stockholders' Equity........................ F-6
  Notes to Consolidated Financial Statements............................. F-7
UNAUDITED CONDENSED FINANCIAL STATEMENTS--as of September 30, 1996 and
 for the nine months ended September 30, 1995 and 1996
  Condensed Consolidated Statement of Financial Position................. F-22
  Condensed Consolidated Statements of Operations........................ F-23
  Condensed Consolidated Statements of Cash Flows........................ F-24
  Notes to Condensed Consolidated Financial Statements................... F-25

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the board of directors of Lexmark International Group, Inc.

  We have audited the accompanying consolidated statements of financial position of Lexmark International Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lexmark International Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

New York, New York
January 29, 1996

               LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                        AS OF DECEMBER 31, 1994 AND 1995
                  (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                              1994      1995
                                                             -------  --------
                           ASSETS
Current assets:
  Cash and cash equivalents................................. $  42.0  $  150.5
  Trade receivables, net of allowance of $19.4 in 1994 and
   $27.1 in 1995............................................   191.1     213.6
  Inventories...............................................   279.0     296.3
  Prepaid expenses and other current assets.................    45.6      55.3
                                                             -------  --------
      Total current assets..................................   557.7     715.7
Property, plant and equipment, net..........................   337.1     361.2
Intangible assets, net......................................    30.3       5.4
Other assets................................................    35.8      60.6
                                                             -------  --------
      Total assets.......................................... $ 960.9  $1,142.9
                                                             =======  ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt......................... $   --   $   20.0
  Accounts payable..........................................   138.3     209.6
  Accrued liabilities.......................................   181.9     258.4
                                                             -------  --------
      Total current liabilities.............................   320.2     488.0
Long-term debt..............................................   290.0     175.0
Other liabilities...........................................    55.2      89.7
                                                             -------  --------
      Total liabilities.....................................   665.4     752.7
                                                             -------  --------
Stockholders' equity:
  Preferred stock, $.01 par value, 1,600,000 shares
   authorized, no shares issued and outstanding.............     --        --
  Junior preferred stock, $100 liquidation preference,
   50,000 shares authorized and outstanding in 1994.........     5.0       --
  Common stock, $.01 par value:
    Class A, 160,000,000 shares authorized; 60,387,105 and
     64,303,619 outstanding.................................     0.6       0.6
    Class B, 10,000,000 shares authorized; 8,250,000 and
     5,888,623 outstanding..................................     0.1       0.1
  Capital in excess of par..................................   430.2     494.6
  Retained earnings (deficit)...............................  (140.4)   (108.0)
  Accumulated translation adjustment........................     --        2.9
                                                             -------  --------
      Total stockholders' equity............................   295.5     390.2
                                                             -------  --------
      Total liabilities and stockholders' equity............ $ 960.9  $1,142.9
                                                             =======  ========

                See notes to consolidated financial statements.

               LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              1993        1994        1995
                                           ----------  ----------  ----------
Revenues (including revenues from IBM of
 $438.6, $404.0 and $421.0,
 respectively)............................   $1,675.7    $1,852.3    $2,157.8
Cost of revenues..........................    1,107.4     1,298.8     1,487.9
                                           ----------  ----------  ----------
  Gross profit............................      568.3       553.5       669.9
Research and development..................      111.7       101.0       116.1
Selling, general and administrative.......      322.0       292.9       359.1
Option compensation related to IPO........        --          --         60.6
Amortization of intangibles...............       64.0        44.7        25.6
                                           ----------  ----------  ----------
  Operating expenses......................      497.7       438.6       561.4
                                           ----------  ----------  ----------
  Operating income........................       70.6       114.9       108.5
Interest expense..........................       63.9        50.6        35.1
Amortization of deferred financing costs
 and other................................       13.1        13.6        10.1
                                           ----------  ----------  ----------
  Earnings (loss) before income taxes.....       (6.4)       50.7        63.3
Provision for income taxes................        3.0         6.1        15.2
                                           ----------  ----------  ----------
  Earnings (loss) before extraordinary
   item...................................       (9.4)       44.6        48.1
Extraordinary loss on extinguishment of
 debt (net of related tax benefit of
 $6.4)....................................        --          --        (15.7)
                                           ----------  ----------  ----------
  Net earnings (loss).....................       (9.4)       44.6        32.4
Preferred dividends.......................       11.5        11.8         --
Preferred stock redemption premium........        --         61.3         --
                                           ----------  ----------  ----------
  Net earnings (loss) attributable to com-
   mon stock..............................  $   (20.9)   $  (28.5)  $    32.4
                                           ==========  ==========  ==========
Earnings (loss) per common and common
 equivalent share, primary and fully
 diluted:
  Before extraordinary item...............   $  (0.34)   $  (0.46)   $   0.64
  Extraordinary loss......................        --          --        (0.21)
                                           ----------  ----------  ----------
  Net earnings (loss).....................   $  (0.34)   $  (0.46)   $   0.43
                                           ==========  ==========  ==========
Shares used in per share calculation...... 61,458,241  61,430,896  74,932,103
                                           ==========  ==========  ==========


                See notes to consolidated financial statements.

               LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995
                             (DOLLARS IN MILLIONS)

                                                       1993     1994    1995
                                                      -------  ------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss).................................. $  (9.4) $ 44.6  $  32.4
Adjustments to reconcile net earnings (loss) to net
 cash
 provided by operating activities:
  Depreciation and amortization......................   139.1   127.3     99.1
  Option compensation related to IPO.................     --      --      60.6
  Extraordinary loss.................................     --      --      15.7
  Deferred taxes.....................................    14.6     --     (30.8)
  Other non-cash charges to operations...............    47.7    54.2     45.5
  Change in assets and liabilities:
    Trade receivables................................   (15.5)  (39.7)   (52.5)
    Trade receivables program-U.S....................     --     70.0     30.0
    Inventories......................................    86.0    28.5    (17.3)
    Accounts payable.................................   (23.1)   17.0     71.3
    Accrued liabilities..............................   (49.0)   29.2     76.5
    Prepaid income taxes.............................   (12.4)   18.0      --
    Other assets and liabilities.....................    (1.6)   12.8    (23.0)
                                                      -------  ------  -------
      Net cash provided by operating activities......   176.4   361.9    307.5
                                                      -------  ------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.........   (62.4)  (58.1)  (106.8)
  Proceeds from sale of long-term investments........     7.6     2.2      6.6
                                                      -------  ------  -------
      Net cash used for investing activities.........   (54.8)  (55.9)  (100.2)
                                                      -------  ------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in short-term debt........................    (4.9)    --       --
  Proceeds from issuance of long-term debt, net of
   issue
   costs of $2.8.....................................     --      --     147.2
  Principal payments on long-term debt...............  (108.5) (360.7)  (245.0)
  Common stock transactions, net.....................     0.5    (0.1)     --
  Preferred dividends paid...........................   (11.5)   (9.5)    (2.2)
                                                      -------  ------  -------
      Net cash used for financing activities.........  (124.4) (370.3)  (100.0)
                                                      -------  ------  -------
Effect of exchange rate changes on cash..............    (2.4)    1.3      1.2
                                                      -------  ------  -------
Net increase (decrease) in cash and cash equiva-
 lents...............................................    (5.2)  (63.0)   108.5
Cash and cash equivalents--beginning of period.......   110.2   105.0     42.0
                                                      -------  ------  -------
Cash and cash equivalents--end of period............. $ 105.0  $ 42.0  $ 150.5
                                                      =======  ======  =======

                See notes to consolidated financial statements.

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995
                  (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS)

                           JUNIOR              CLASS A            CLASS B
                      PREFERRED STOCK       COMMON STOCK       COMMON STOCK
                      ------------------  ------------------ -------------------
                                                                                               RETAINED  ACCUMULATED
                                                                                  CAPITAL IN   EARNINGS  TRANSLATION
                       SHARES    AMOUNT     SHARES    AMOUNT   SHARES     AMOUNT EXCESS OF PAR (DEFICIT) ADJUSTMENT  TOTAL
                      ---------  -------  ----------  ------ ----------   ------ ------------- --------- ----------- ------
BALANCE AT DECEMBER
 31, 1992...........     50,000   $  5.0  50,663,805   $0.5   8,250,000    $0.1     $368.2      $(175.6)    $(0.8)   $197.4
Issuance of common
 stock less notes
 receivable of $0.2
 from management and
 certain other
 individuals........                          16,740                                                                    --
Dividends on
 redeemable senior
 preferred stock
 ($13.50 per
 share).............                                                                 (11.5)                           (11.5)
Purchase of treasury
 stock..............                         (63,750)                                 (0.6)                            (0.6)
Cash received for
 payments on notes
 receivable for
 common stock issued
 to management and
 certain other
 individuals........                                                                   1.1                              1.1
Translation
 adjustment.........                                                                                         (3.3)     (3.3)
Net loss............                                                                               (9.4)               (9.4)
                      ---------   ------  ----------   ----  ----------    ----     ------      -------     -----    ------
BALANCE AT DECEMBER
 31, 1993...........     50,000      5.0  50,616,795    0.5   8,250,000     0.1      357.2       (185.0)     (4.1)    173.7
Issuance of
 9,750,000 shares of
 Class A common
 stock in exchange
 for 850,000 shares
 of redeemable
 senior preferred
 stock (net of $0.1
 stock issuance
 costs).............                       9,750,000    0.1                           84.8                             84.9
Issuance of common
 stock less notes
 receivable of
 $0.4...............                          39,060                                                                    --
Dividends on
 redeemable senior
 preferred stock
 ($13.88 per
 share).............                                                                 (11.8)                           (11.8)
Purchase of treasury
 stock..............                         (18,750)                                 (0.2)                            (0.2)
Cash received for
 payments on notes
 receivable for
 common stock issued
 to management and
 certain other
 individuals........                                                                   0.2                              0.2
Translation
 adjustment.........                                                                                          4.1       4.1
Net earnings........                                                                               44.6                44.6
                      ---------   ------  ----------   ----  ----------    ----     ------      -------     -----    ------
BALANCE AT DECEMBER
 31, 1994...........     50,000      5.0  60,387,105    0.6   8,250,000     0.1      430.2       (140.4)      --      295.5
Issuance of common
 stock less notes
 receivable of
 $0.1...............                           3,600                                                                    --
Conversion of Class
 B to Class A common
 stock..............                       2,361,377         (2,361,377)                                                --
Conversion of junior
 preferred stock to
 Class A common
 stock..............    (50,000)    (5.0)    750,000                                   5.0                              --
Warrant exercise at
 $6.67 per warrant..                         254,385                                   1.7                              1.7
Option compensation
 related to IPO.....                                                                  58.7                             58.7
Long-term incentive
 plan compensation..                                                                   0.6                              0.6
Shares issued upon
 exercise of
 options............                         692,588                                                                    --
Treasury shares
 received from
 option exercises...                        (439,956)                                 (2.7)                            (2.7)
Treasury shares
 issued upon
 exercise of
 options............                         294,520                                   0.9                              0.9
Cash received for
 payments on notes
 receivable for
 common stock issued
 to management and
 certain other
 individuals........                                                                   0.2                              0.2
Translation
 adjustment.........                                                                                          2.9       2.9
Net earnings........                                                                               32.4                32.4
                      ---------   ------  ----------   ----  ----------    ----     ------      -------     -----    ------
BALANCE AT DECEMBER
 31, 1995...........        --    $  --   64,303,619   $0.6   5,888,623    $0.1     $494.6      $(108.0)    $ 2.9    $390.2
                      =========   ======  ==========   ====  ==========    ====     ======      =======     =====    ======

                See notes to consolidated financial statements.

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS)

1. ORGANIZATION AND BUSINESS

  Lexmark International Group, Inc. (formerly Lexmark Holding, Inc.) (together with its subsidiaries, the "Company") was organized by a group of investors led by Clayton, Dubilier & Rice, Inc. ("CD&R"), a private investment firm. On March 27, 1991, the Company acquired 100% of the outstanding stock of IBM Information Products Corporation ("IPC") from International Business Machines Corporation ("IBM"). On November 15, 1995, the Company completed its initial public offering of 19,692,110 shares of Class A common stock. All the shares offered were sold by existing stockholders. As a result, the Company received no proceeds from the sale of the shares. The Company's stock trades on the New York Stock Exchange (symbol LXK).

  The Company is a global developer, manufacturer and supplier of laser and inkjet printers and associated consumable supplies for the office and home markets. The Company also sells serial wire matrix printers. In addition to its core printer business, the Company develops and manufactures a broad line of other office imaging products, including supplies for original equipment manufacturer products, typewriters and related consumable supplies and computer keyboards. Computer keyboards have been manufactured principally for IBM. However, the manufacture of these products will be discontinued in April 1996 (see Note 16). The principal customers for the Company's products are North American and European dealers and retailers, and distributors worldwide. In addition, the Company employs marketing teams which target large accounts to generate demand in the financial services, healthcare, pharmacy and retail industries.

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Lexmark International Group, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Foreign Exchange: The functional currency for the Company's significant foreign subsidiaries is the applicable local currency. For those subsidiaries, assets and liabilities are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average exchange rates prevailing during the period. Adjustments arising from the translation of assets and liabilities are accumulated as a separate component of stockholders' equity. The effects of translation of intercompany loans to international subsidiaries which have been designated as long-term investments are also included in this separate component of stockholders' equity.

  The Company enters into foreign currency swaps, options, and forward exchange contracts in its management of foreign currency exposures. Realized and unrealized gains and losses on contracts that are designated as hedges are recognized in earnings in the same period as the underlying hedged transaction. Contracts that do not qualify as hedges for accounting purposes, including the currency portion of interest rate/currency swaps, are marked to market and the resulting gains and losses are recognized in current earnings. The cash flows resulting from hedge contracts are classified as cash flows from operating activities.

  Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for such items as the allowance for doubtful accounts, inventory reserves, product warranty, depreciation, employee benefit plans and taxes.

  Cash Equivalents: All highly liquid investments with an original maturity of three months or less at the Company's date of purchase are considered to be cash equivalents.

  Inventories: Inventories are stated at the lower of weighted average cost or market. The Company considers all raw materials to be in production upon their receipt.

  Property, Plant and Equipment: Property, plant and equipment are stated at cost, and depreciated over their estimated useful lives using the straight-line method. Property, plant and equipment accounts are relieved of the cost and related accumulated depreciation when assets are disposed of or otherwise retired.

  Intangible Assets: Intangible assets (including trademark, patent and license, software license and non-competition agreements) are stated at cost and are amortized on an accelerated basis over the estimated period of economic benefit but not more than five years. Intangible assets are shown net of accumulated amortization of $264.9 and $300.5 at December 31, 1994 and 1995, respectively.

  Revenue Recognition: Sales are recognized when products are shipped to customers.

  Advertising Costs: The Company expenses advertising costs when incurred. Advertising expense was approximately $43.0 in 1995.

  Earnings (Loss) Per Common Share: Earnings (loss) per common share is determined by dividing net earnings (loss) attributable to common stock by the weighted average number of common shares, and when dilutive, common equivalent shares, outstanding.

  Net earnings (loss) attributable to common stock is determined by deducting preferred stock dividends and the preferred stock redemption premium from net earnings (loss). The weighted average number of common and common equivalent shares outstanding have been increased by 2,577,480 shares in 1993 and 1994 to give effect to the assumption that all stock and stock options, including the effect of the exchange of redeemable senior preferred stock for Class A common stock, issued within one year of the filing of the Company's initial public offering were outstanding for all periods presented, even where their impact is antidilutive. The number of such shares assumed to be outstanding was calculated using the treasury stock method based on the initial public offering price. Common equivalent shares and other potentially dilutive securities include stock options, warrants and junior preferred stock. Primary and fully diluted earnings per share do not differ by a material amount.

  Reclassifications: Certain prior year amounts have been reclassified to conform with the current year's presentation.

3. INVENTORIES

  Inventories consist of the following at December 31:

                                                                    1994   1995
                                                                   ------ ------
   Work in process................................................ $157.5 $167.7
   Finished goods.................................................  121.5  128.6
                                                                   ------ ------
                                                                   $279.0 $296.3
                                                                   ====== ======

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

4. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following at December 31:

                                                                   1994   1995
                                                                  ------ ------
   Land and land improvements.................................... $ 13.6 $ 14.1
   Buildings and improvements....................................  148.6  154.4
   Machinery and equipment.......................................  314.2  353.6
   Information systems and furniture.............................   80.7  100.0
                                                                  ------ ------
                                                                   557.1  622.1
   Less accumulated depreciation.................................  220.0  260.9
                                                                  ------ ------
                                                                  $337.1 $361.2
                                                                  ====== ======

  Depreciation expense was $65.5, $71.8 and $71.2 for 1993, 1994 and 1995, respectively.

5. ACCRUED LIABILITIES

  Accrued liabilities consist of the following at December 31:

                                                                    1994   1995
                                                                   ------ ------
   Compensation................................................... $ 50.5 $ 69.2
   Income taxes payable...........................................    3.7   22.2
   Fixed assets...................................................    8.1   29.6
   Warranty.......................................................   20.5   21.8
   Value added tax................................................   18.1   16.8
   Deferred revenue...............................................   17.8    9.8
   Other..........................................................   63.2   89.0
                                                                   ------ ------
                                                                   $181.9 $258.4
                                                                   ====== ======

6. LONG-TERM DEBT

                                                                  1994   1995
                                                                 ------ ------
   Term loan...................................................  $150.0 $ 55.0
   Senior notes, Series B, 12.125% interest rate, due in 1998..    20.0   20.0
   Senior subordinated notes, 14.25% interest rate, due in
    2001.......................................................   120.0  120.0
                                                                 ------ ------
                                                                  290.0  195.0
   Less current portion........................................     --   (20.0)
                                                                 ------ ------
                                                                 $290.0 $175.0
                                                                 ====== ======

  On April 21, 1995, the Company refinanced its $150.0 non-revolving term loan and its $150.0 revolving credit facility prior to their maturity with a new $150.0 non-revolving term loan and a $250.0 revolving credit facility held by a group of banks. This early extinguishment of debt resulted in an extraordinary charge of $22.1 ($15.7 net of tax benefit) caused by the write-off of deferred financing costs of $4.9 and the mark to market of hedging instruments related to the extinguished debt of $17.2. During the third and fourth quarters of 1995, $95.0 of the term loan was prepaid.

  Under the amended and restated credit agreement (as amended), interest on the term loan and any amount outstanding under the revolving credit facility is calculated using either of two methods at

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES the option of the Company. The first method provides for a rate, based on the Company's performance, ranging from 0.0% to 0.75% above the base rate, with the base rate equal to the higher of the bank's prime rate or the federal funds rate plus 0.5% per annum. The second method provides for a rate, based on the Company's performance, ranging from 0.75% to 2.0% above adjusted LIBOR (London Inter Bank Offered Rate). Principal payments on the term loan are due quarterly, with the next scheduled payment due on December 31, 1997 with the final payment due on December 31, 1998. Any amounts outstanding under the revolving credit facility are due upon the maturity of the facility in January 1999. In certain situations, a portion of the proceeds from the sale of assets, casualty events or debt financings must be used to repay the term loan.

  Although not required under the amended and restated credit agreement, the Company was required under the terms of the original credit agreement to cap the interest rate paid on a portion of the term loan at a rate of 13% or below, and entered into interest rate/currency swaps to meet this requirement. Because portions of the original U.S. dollar loan proceeds were recorded on the books of foreign subsidiaries, or used by the U.S. parent company to fund intercompany loans to foreign subsidiaries, currency swaps were used to neutralize the effect of currency fluctuations. An interest rate/currency swap with a notional amount of $36.7 continues and was marked to market at the time the term loan was refinanced and redesignated as a hedge of the new facility. The interest rate/currency swap matures on March 27, 1998. The effective rate of interest on the term loan (after giving effect to the interest rate/currency swap) was 7.1% at December 31, 1995.

  The senior notes are held by financial institutions and require semi-annual interest payments on March 27 and September 27 of each year. The notes may be called by the Company upon a change in control and are redeemable without penalty after March 26, 1996. It is management's intent to redeem these notes in 1996.

  The senior subordinated notes are held by financial institutions. Interest is payable at the end of each calendar quarter through March 31, 2001. Mandatory principal payments are due annually from March 31, 1999 through March 31, 2001. In the event of a change in control, holders have the option to require prepayment of the senior subordinated notes plus accrued interest and a prepayment charge. The Company must offer to repurchase the senior subordinated notes if cash proceeds from sales of assets exceed a specific amount, as defined in the Note and Stock Purchase Agreement (as amended); however, payment is subject to the full payment of all term loans and senior notes. The Company executed an interest rate swap agreement related to these notes on a notional amount of $40.0 through September 30, 1998 whereby the Company receives a fixed rate of 5.4% and pays a variable rate equal to U.S. LIBOR. The variable rate the Company pays on this swap is capped at 7.7%.

  At December 31, 1995, the Company has unused lines of credit of $250.0. The amended and restated credit agreement provides for the quarterly payment of a commitment fee on all unused commitments ranging from 0.2% to 0.5% per annum, based on the Company's performance.

  Interest expense of $11.3, $10.3 and $7.7 in 1993, 1994 and 1995, respectively, related to the swaps discussed above, previously outstanding interest rate/currency swaps and interest rate caps and options is included in interest expense in the statements of operations.

  Substantially all tangible and intangible assets of the Company serve as collateral for the term loan, revolving credit facility and senior notes. The senior subordinated notes are unsecured but are guaranteed by the Company and by the domestic subsidiaries of Lexmark International, Inc., a wholly owned subsidiary of the Company. The credit agreements contain customary default provisions,

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES including a default upon a "change of control" which includes the acquisition by one person or a related group of persons other than Clayton & Dubilier Private Equity Fund IV Limited Partnership (C&D Fund IV) and IBM of 25% or more of the Company's voting securities, unless C&D Fund IV owns a greater percentage of the Company's voting securities than such person or related group. The senior subordinated note agreement allows the holder to put the notes to Lexmark International, Inc. upon the acquisition, by a person or a related group of persons, of 20% of the Company's voting securities and the cessation of control of the Company by C&D Fund IV and certain other stockholders. The credit agreements also contain certain net worth, leverage and fixed charge coverage restrictions and other covenants which, among other things, restrict the payment of dividends on common stock, incurrence of additional debt, investments and joint ventures, repurchases of common stock, mergers or consolidations and sales of assets.

  The aggregate annual long-term debt payment requirements, including the intended redemption of the senior notes in 1996, are as follows for the five years ending December 31: 1996-$20.0; 1997-$5.0; 1998-$50.0; 1999-$40.0; 2000-
$40.0, and thereafter-$40.0.

  Total cash paid for interest amounted to $63.1, $50.2 and $41.4 in 1993, 1994 and 1995, respectively.

7. STOCKHOLDERS' EQUITY

  The consolidated financial statements reflect the Company's amendment of its Certificate of Incorporation on October 26, 1995 which authorized 1,600,000 shares of $.01 par value preferred stock, 160,000,000 shares of $.01 par value Class A common stock and 10,000,000 shares of $.01 par value Class B common stock. In addition, the Company declared a 15-for-1 stock split of its Class A and Class B common stock. The stock split was effected in the form of a stock dividend. Accordingly, all references in the consolidated financial statements to number of shares, average number of shares outstanding and related prices, per share amounts and common stock option and warrant data have been restated to reflect these changes.

  The Company authorized and issued 850,000 shares of redeemable senior preferred stock and 50,000 shares of junior preferred stock in connection with the acquisition of IPC in 1991. The redeemable senior preferred stock was canceled and exchanged for 9,750,000 shares of Class A common stock on December 30, 1994. This was a non-cash exchange and thus, does not appear in the statement of cash flows. The excess of the fair value of the common stock issued to the holders of the redeemable senior preferred stock over the carrying amount of the redeemable senior preferred stock has been subtracted from net earnings in arriving at net loss attributable to common stock in the calculation of net loss per common share in 1994. The junior preferred stock, which was contributed to the Company's savings plan on March 27, 1991, was exchanged for 750,000 shares of Class A common stock on October 25, 1995. The junior preferred stock was then retired. This was a non-cash exchange and thus, does not appear in the statement of cash flows.

  The Class A common stock is voting and exchangeable for Class B common stock in very limited circumstances. The Class B common stock is non-voting and is convertible, subject to certain limitations, into Class A common stock.

  At December 31, 1995, approximately 77,000,000 and 4,100,000 shares of Class A and Class B common stock were unissued and unreserved. These shares are available for a variety of general corporate purposes, including future public offering to raise additional capital and for facilitating acquisitions.

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

  In connection with a technology agreement with an unrelated party, the Company has outstanding an exercisable warrant to purchase 634,365 shares of Class A common stock at $6.67 per share. The warrant expires on March 27, 1998.

8. STOCK INCENTIVE PLANS

  The Company has established various stock incentive plans to encourage employees and non-employee directors to remain with the Company and to more closely align their interests with those of the Company's stockholders.

  In October 1995, the Company approved stock incentive plans for employees and certain non-employee directors. Under the employee plan, approximately 4,400,000 shares of Class A common stock have been reserved for grant in the form of stock options, stock appreciation rights, restricted stock, performance shares or deferred stock units. Under the director plan, approximately 150,000 shares of Class A common stock have been reserved for grant in the form of stock options and deferred stock units. As of December 31, 1995, awards under the programs have been limited to stock options, of which approximately 2,180,000 have been awarded, and approximately 110,000 performance shares which will be earned by certain members of executive management if specific performance objectives are attained by the Company over a three year period ending December 31, 1998.

  The exercise price of options awarded under these plans is equal to the fair market value of the underlying common stock on the date of grant. All options expire ten years from the date of grant and become fully vested at the end of five years based upon continued employment or three years of service on the Board of Directors.

  Outstanding options to purchase approximately 7,250,000 shares, of which approximately 95% are exercisable at December 31, 1995, are outstanding under prior plans. No further options will be granted under these prior plans. The Company recognized a non-cash compensation charge of $60.6 ($38.5 net of tax benefit) for certain of these outstanding stock options upon the consummation of the initial public offering.

  The following summarizes option activity under all stock incentive plans:

                                                                WEIGHTED AVERAGE
                                                      NUMBER     EXERCISE PRICE
                                                     ---------  ----------------
   Outstanding at December 31, 1993................. 8,157,420       $ 7.07
     Granted........................................   372,750        11.33
     Canceled.......................................  (482,160)        7.19
                                                     ---------
   Outstanding at December 31, 1994................. 8,048,010         7.26
     Granted........................................ 2,609,007        19.14
     Exercised......................................  (987,108)        7.09
     Canceled.......................................  (241,128)        8.20
                                                     ---------
   Outstanding at December 31, 1995................. 9,428,781       $10.54

  Approximately 2,360,000 shares are available for future awards under the stock incentive plans at December 31, 1995.

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

9. INCOME TAXES

  The provision for income taxes consists of the following:

                                                            1993   1994   1995
                                                           ------  ----- ------
   Currently payable (refundable):
     Federal.............................................. $(12.0) $ 2.1 $ 32.3
     Non-U.S..............................................    3.3    3.1    5.1
     State and local......................................   (2.8)   0.9    8.6
                                                           ------  ----- ------
                                                            (11.5)   6.1   46.0
   Deferred payable (benefit):
     Federal..............................................   13.3    --   (23.9)
     Non-U.S..............................................   (0.3)   --    (0.4)
     State and local......................................    1.5    --    (6.5)
                                                           ------  ----- ------
                                                             14.5    --   (30.8)
                                                           ------  ----- ------
   Provision for income taxes............................. $  3.0  $ 6.1 $ 15.2
                                                           ======  ===== ======

  Earnings (loss) before income taxes are as follows:

                                                            1993   1994   1995
                                                           ------  ----- ------
   U.S.................................................... $(90.0) $36.7 $ 27.3
   Non-U.S................................................   83.6   14.0   36.0
                                                           ------  ----- ------
   Earnings (loss) before income taxes.................... $ (6.4) $50.7 $ 63.3
                                                           ======  ===== ======

  The U.S. and non-U.S. earnings (loss) before income taxes reflect write-offs of certain intercompany obligations owed to the U.S. totaling $159.3, $13.0 and $10.6, in 1993, 1994 and 1995, respectively.

  Significant components of deferred income taxes are as follows:

                                                                 1994     1995
                                                                -------  ------
   Deferred tax assets:
     Tax loss carryforwards.................................... $  79.5  $ 61.6
     Intangible assets.........................................    24.4    29.2
     Foreign tax credits.......................................     4.8     --
     Research and development tax credits......................    16.4    13.2
     Alternative minimum tax credits...........................     3.6     4.0
     Unexercised stock options.................................     --     22.1
     Inventory.................................................     5.5    16.3
     Other.....................................................     2.3     --
     Valuation allowance.......................................  (110.8)  (77.2)
                                                                -------  ------
       Total deferred tax assets...............................    25.7    69.2
                                                                -------  ------
   Deferred tax liabilities:
     Prepaid expenses..........................................     8.0     6.8
     Property, plant and equipment.............................    17.6    19.0
     Other.....................................................     --     12.5
                                                                -------  ------
       Total deferred tax liabilities..........................    25.6    38.3
                                                                -------  ------
   Net deferred tax asset...................................... $   0.1  $ 30.9
                                                                =======  ======

  The net increase (decrease) in the total valuation allowance for the years ended December 31, 1994 and 1995 was $9.8 and ($33.6), respectively.

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

  A reconciliation of the provision for income taxes using the U.S. statutory rate and the Company's effective tax rate is as follows:

                                                         1993    1994    1995
                                                        ------  ------  ------
Provision for income taxes at statutory rate........... $ (2.2) $ 17.7  $ 22.2
State and local income taxes, net of federal tax bene-
 fit...................................................   (0.9)    0.6     1.4
Losses providing no tax benefit........................   58.0     3.7    31.2
U.S. tax loss carryforward.............................    --    (11.2)    --
Change in the beginning-of-the-year balance of the
 valuation allowance for deferred tax assets affecting
 provision.............................................    --      --    (33.6)
Research and development credit........................    --      --     (3.8)
Foreign sales corporation..............................    --      --     (2.3)
Non-U.S. income exempt from tax........................  (55.8)   (5.0)   (3.7)
Other..................................................    3.9     0.3     3.8
                                                        ------  ------  ------
Provision for income taxes............................. $  3.0  $  6.1  $ 15.2
                                                        ======  ======  ======

  The Company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, Accounting for Income Taxes. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  As of December 31, 1995, the Company has $4.0 of alternative minimum tax credits available to offset future U.S. federal income taxes on an indefinite carryforward basis and research and development tax credit carryforwards of $13.2 which expire between 2007 and 2010. The Company has non-U.S. tax loss carryforwards of $164.3 which expire between the years 1996 and 2013. A significant portion of these non-U.S. tax loss carryforwards are not expected to provide a future benefit because they are attributable to certain non-U.S. entities that are also taxable in the U.S.

  Cash paid for income taxes was $1.2, $4.9 and $24.1 in 1993, 1994 and 1995, respectively.

10. EMPLOYEE PENSION PLANS

  The Company and its subsidiaries have retirement plans covering substantially all regular employees. The total pension expense of all defined benefit plans is determined using the projected unit credit actuarial method. In 1993, the Company recognized $2.7 of expense for special termination benefits associated with an early retirement program offered to employees in the U.S. In addition, certain of the Company's non-U.S. subsidiaries recognized $2.4 and $0.1 for settlement and curtailment losses during 1993 and 1994, respectively.

  Plan assets are invested in government securities and corporate debt and equity securities. It is the Company's policy to fund amounts for pensions sufficient to meet the minimum requirements prescribed by various government regulations and such additional amounts as the Company may determine to be appropriate.

  The Company also sponsors various defined contribution plans for employees in certain countries. Company contributions are based upon a percentage of employees' contributions. The Company's expense under these plans amounted to $2.0, $2.4 and $2.9 in 1993, 1994 and 1995, respectively.

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

  U.S. Plans: Regular full-time and part-time employees in the U.S. are covered by a noncontributory defined benefit plan, which is funded by Company contributions to an irrevocable trust fund held for the sole benefit of employees. Monthly retirement benefits generally represent the greater of a fixed amount per year of service, or a percentage of career compensation. Benefits become vested upon completion of five years of service. The Company has a supplemental retirement plan for employees whose benefits under the defined benefit plan are limited because of restrictions imposed by federal tax laws.

  Non-U.S. Plans: Most subsidiaries have retirement plans covering substantially all employees funded through various fiduciary-type arrangements. Retirement benefits are generally based on years of service and compensation during a fixed number of years immediately prior to retirement.

  Net periodic pension expense includes the following components:

                                        U.S. PLANS          NON-U.S. PLANS
                                   ----------------------  -------------------
                                    1993    1994    1995   1993   1994   1995
                                   ------  ------  ------  -----  -----  -----
Service cost.....................  $ 12.3  $ 15.4  $ 12.3  $ 2.3  $ 1.8  $ 1.9
Interest cost....................    16.2    17.9    20.3    3.5    3.3    4.5
Actual (gain) loss return on plan
 assets..........................   (41.1)   16.9   (82.4)  (5.1)  (0.4)  (4.9)
Net amortization and deferral....    16.0   (44.9)   56.3    1.2   (2.7)   1.3
Settlement/curtailment losses....     2.7     --      --     2.4    0.1    --
                                   ------  ------  ------  -----  -----  -----
Net periodic pension expense.....  $  6.1  $  5.3  $  6.5  $ 4.3  $ 2.1  $ 2.8
                                   ======  ======  ======  =====  =====  =====

  The funded status at December 31 is as follows:

                                                                   NON-
                                                U.S. PLANS      U.S. PLANS
                                              ---------------- --------------
                                               1994     1995    1994    1995
                                              -------  ------- ------  ------
Actuarial present value of benefit obliga-
 tions:
  Vested benefit obligation.................. $ 156.3  $ 234.0 $ 38.3  $ 45.9
                                              =======  ======= ======  ======
  Accumulated benefit obligation............. $ 187.3  $ 280.8 $ 46.3  $ 54.8
                                              =======  ======= ======  ======
Plan assets at fair value.................... $ 265.8  $ 337.1 $ 47.2  $ 53.9
Projected benefit obligation.................   229.5    327.8   55.7    66.9
                                              -------  ------- ------  ------
Plan assets in excess of (or less than)
 projected benefit obligation................    36.3      9.3   (8.5)  (13.0)
Unrecognized net (gain) loss.................   (16.5)     3.8    2.0     5.1
                                              -------  ------- ------  ------
Prepaid pension cost (pension liability)..... $  19.8  $  13.1 $ (6.5) $ (7.9)
                                              =======  ======= ======  ======

  Significant actuarial assumptions used to determine the projected benefit obligation and to compute the expected long-term return on assets are as follows:

                                              U.S. PLANS      NON-U.S. PLANS
                                            ----------------  ----------------
                                            1993  1994  1995  1993  1994  1995
                                            ----  ----  ----  ----  ----  ----
Discount rate..............................  7.0%  9.0%  7.0% 6.8%  7.4%  7.5%
Long-term rate of compensation increase....  4.5%  6.5%  4.5% 4.5%  4.5%  4.8%
Expected long-term rate of return on plan
 assets.................................... 10.0% 10.0% 10.0% 8.2%  8.0%  8.1%

  The actuarial assumptions for non-U.S. plans represent weighted averages reflecting the combined assumptions for all non-U.S. plans.

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

11. OTHER POSTRETIREMENT BENEFIT PLANS

  The Company and certain of its non-U.S. subsidiaries have medical, dental and life insurance plans for retirees. Most retirees outside the U.S. are covered by government-sponsored programs. The Company provides U.S. retirees with medical benefits similar to those provided to full-time employees, subject to certain maximums. The Company does not fund its plan for postretirement medical benefits. All U.S. full-time employees who meet certain years of service requirements are eligible for postretirement benefits. The U.S. plan was amended in 1994 to add a cost sharing provision as the Company continues its efforts to control costs. The Company recognized postretirement benefit plan expenses of $0.8 in 1993 for special termination benefits in connection with an early retirement program.

  Net periodic U.S. postretirement benefit expense includes the following components:

                                                              1993  1994  1995
                                                              ----- ----- -----
   Service cost.............................................. $ 1.6 $ 1.9 $ 1.7
   Interest cost.............................................   0.8   1.1   1.4
   Special termination benefits..............................   0.8   --    --
                                                              ----- ----- -----
   Net periodic U.S. postretirement benefit expense.......... $ 3.2 $ 3.0 $ 3.1
                                                              ===== ===== =====

  The U.S. postretirement benefit liability at December 31 is as follows:

                                                                   1994   1995
                                                                  ------ ------
   Active employees, not fully eligible for benefits............. $ 12.3 $ 19.6
   Fully eligible active plan participants.......................    0.4    4.2
                                                                  ------ ------
   Accumulated postretirement benefit obligation.................   12.7   23.8
   Unrecognized net gain (loss)..................................    3.3   (4.7)
                                                                  ------ ------
   Postretirement benefit liability.............................. $ 16.0 $ 19.1
                                                                  ====== ======

  Assumed medical cost inflation for 1996 is projected to be 10.3%. In 1996 and thereafter, the medical inflation rate is assumed to trend downward slightly, by 0.8% each year, for an average annual medical cost increase over the next five years of 8.5%. No medical inflation is assumed after 2000, by which time medical costs are assumed to have doubled from 1991 levels. Since the plan caps medical costs at twice the 1991 levels, the effect of a 1% increase in the assumed medical inflation rate is not material. The assumed discount rate for postretirement medical benefits is 7.2%, 9.2% and 7.2% for 1993, 1994 and 1995, respectively.

  IBM agreed to pay for its pro rata share (currently estimated at $67.7) of future postretirement benefits for all Company employees based on relative years of service with IBM and the Company. Certain U.S. employees who were within five years of retirement eligibility as of March 31, 1991 could elect to take a leave of absence from IBM and work for the Company, return to IBM, and retire as IBM employees when they become eligible. In such cases, IBM will pay all postretirement and pension benefits for these employees, subject to pension asset transfers back to IBM from the Company's pension plan.

12. COMMITMENTS

  The Company is committed under operating leases (containing various renewal options) for rental of office and manufacturing space and equipment. Rent expense (net of rental income of $3.0, $5.1 and $5.6) was $12.9, $12.0 and $9.9 in 1993, 1994 and 1995, respectively. Future minimum rentals

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES under terms of non-cancelable operating leases at December 31 are: 1996-$13.6; 1997-$11.9; 1998-$9.3; 1999-$7.4; 2000-$5.4; and thereafter-$24.7.

13. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  The Company operates internationally, giving rise to market risks from changes in foreign exchange rates. The Company is also exposed to interest rate risk on its borrowings. The Company utilizes derivative financial instruments to reduce these risks, and does not hold or issue financial instruments for trading purposes. The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit ratings. Where appropriate, the Company arranges master netting agreements.

  Interest Rate Risk Management: The Company utilizes interest rate swaps, caps and options to maintain an appropriate balance between fixed and floating rate debt in order to minimize the effect of changing interest rates on earnings.

  Interest rate swaps and interest rate/currency swaps are included in the statement of financial position as accrued liabilities and other liabilities, respectively. Premiums paid for interest rate cap and option agreements are included in the statement of financial position as current assets and non-current assets and are charged to interest expense over the terms of the agreements or when written off, if the option expires unexercised. Amounts receivable under cap agreements and gains realized on options are recognized as reductions of interest expense over the terms of the agreements.

  For additional information related to derivative financial instruments used to manage interest rate risk, see Note 6.

  Foreign Exchange Risk Management: The Company enters into various types of foreign exchange contracts in managing its foreign exchange risk. Notional amounts at December 31 are as follows:

                                                                1994     1995
                                                               -------  -------
   Forward contracts.......................................... $ 131.2  $ 208.3
   Options purchased..........................................   257.0    152.4
   Options written............................................  (128.0)   (76.2)

  Forward contracts and purchased options are used to hedge firm and anticipated purchases of inventory and are included in the statement of financial position as current assets and accrued liabilities. These instruments have remaining terms of one year or less. Gains and losses receiving hedge accounting treatment are recognized in earnings in the same period as the underlying hedged transactions.

  Hedging losses of $0.6 and $0.3 were deferred at December 31, 1994 and 1995, respectively. The Company also purchased and wrote offsetting foreign currency options, which do not qualify for hedge accounting treatment, for the purpose of reducing the net cost of its hedging strategies. These instruments are included in the statement of financial position as current assets and accrued liabilities, respectively. Instruments which do not qualify for hedge accounting treatment are marked to market, with the resulting gains and losses included in earnings.

  Concentrations of Credit Risk: The Company's main concentrations of credit risk consist primarily of temporary cash investments and trade receivables. Temporary cash investments are placed with various financial institutions. Company guidelines have been established relating to the

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES amount of deposits or investments that may be held by each financial institution. IBM is the most significant trade customer of the Company (see
Note 16); otherwise, credit risk related to trade receivables is dispersed across a large number of customers located in various geographic areas. The Company also has off-balance sheet credit risk for the reimbursement from IBM of its pro rata share of postretirement benefits to be paid by the Company. (see Note 11).

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following table summarizes the carrying amounts and fair values of financial instruments with fair values different than their carrying amounts at December 31:

                                              1994                1995
                                        ASSET (LIABILITY)   ASSET (LIABILITY)
                                        ------------------  ------------------
                                        CARRYING    FAIR    CARRYING    FAIR
                                         AMOUNT    VALUE     AMOUNT    VALUE
                                        --------  --------  --------  --------
NON-DERIVATIVES:
  Long-term debt (senior and senior
   subordinated notes)................. $ (140.0) $ (141.3) $ (140.0) $ (159.8)
DERIVATIVES:
  Prepaid expenses and other current
   assets..............................      2.2       2.8       0.9       0.6
  Other assets.........................      0.2       1.7       --        0.1
  Accrued liabilities..................     (0.2)     (4.1)      --       (0.1)
  Other liabilities....................    (10.5)    (28.7)    (10.8)    (12.7)

  The carrying amounts in the table are included in the statement of financial position under the indicated captions. The amounts in the table are presented net of amounts offset in accordance with FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts.

  Cash and cash equivalents and trade receivables are valued at their carrying amounts as recorded in the statement of financial position, and are reasonable estimates of fair value given the relatively short period to maturity for these instruments. The carrying value of the term loan approximates its fair value given its variable rate interest provisions. Derivative financial instruments which do not qualify for hedge accounting are recorded in the statement of financial position at their fair value. The fair value of the senior and senior subordinated notes is estimated based on current rates available to the Company for debt with similar characteristics. Fair values for the Company's derivative financial instruments are based on quoted market prices of comparable instruments or, if none are available, on pricing models or formulas using current assumptions.

15. SALES OF RECEIVABLES

  The Company entered into an agreement in 1994 (which was subsequently amended), to sell up to $100.0 of U.S. trade receivables on a limited recourse basis. As collections reduce previously sold receivables, the Company may replenish these with new receivables. At December 31, 1995, U.S. trade receivables of $100.0 had been sold and, due to the revolving nature of the agreement, $100.0 also remain outstanding. The agreement, which contains net worth and fixed charge coverage restrictions similar to, but less restrictive than, those in the credit agreements, must be renewed annually, and is expected to be renewed upon its expiration in June 1996. The risk the Company bears from bad debt losses on U.S. trade receivables sold is limited to approximately 10% of the outstanding balance of receivables sold. The Company addresses this risk of loss in its allowance for doubtful accounts. Receivables sold may not include amounts over 60 days past due or concentrations over certain limits with any one customer.

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

  The Company sells a portion of its non-U.S. trade receivables on a recourse basis. Proceeds from these sales totaled $106.8, $136.3 and $86.9 in 1993, 1994 and 1995, respectively. Approximately $16.7 and $5.5 remain uncollected at December 31, 1994 and 1995, respectively. In addition, the Company sold receivables to affiliates of IBM (a related party in 1993 and 1994) on a non-recourse basis totaling $193.4 and $181.7 in 1993 and 1994, respectively.

  Expenses incurred under these programs totaling $2.3, $3.0 and $3.5 for 1993, 1994, and 1995, respectively are included in other non-operating expense.

16. MAJOR CUSTOMER

  The Company transacts a significant amount of business with IBM, which prior to 1995, was considered a related party due to its ownership interest in the Company.

  In August 1995, the Company concluded negotiations with IBM regarding IBM's purchase of keyboards from the Company. As a result of these negotiations and the Company's analysis of the long-term profitability of the keyboard industry, the Company decided to phase out its keyboard product line by April 1996 and recorded a $15.0 reserve in the third quarter of 1995.

  In August 1995, the Company entered into a profit sharing agreement for an extension of the IBM trademark agreement that allows the Company to continue to use the IBM logo on certain existing printer supplies in its other office imaging products line through March 31, 1999. The Company also entered into a royalty bearing agreement for an extension of the right to use the IBM logo on typewriters and typewriter supplies through March 27, 2001.

  The Company agreed to manufacture certain products (including computer keyboards) for IBM through March 27, 1996, during which time IBM is required to make support payments to the Company if certain levels of gross profit or overhead absorption are not achieved. IBM also agreed to purchase spare parts and supplies utilized in the maintenance of the Company's products and to purchase from the Company all of its internal requirements for those types of products manufactured by the Company. At December 31, 1994 and 1995, the total amount due from IBM was $43.1 and $46.3, respectively.

  IBM manufactured computer keyboards outside the U.S. and sold them to the Company at prices that approximated the Company's costs to manufacture similar products. The Company sold substantially all of these products back to IBM. IBM also agreed to provide warranty services and extended maintenance, for a fee, on some products sold by the Company through March 27, 1996. The Company purchased inventory, products and various services from IBM totaling $169.1 and $167.2 in 1993 and 1994, respectively. At December 31, 1994, $22.4 was payable to IBM.

  At March 27, 1991, $135.0 of the purchase price of the Company was allocated to prepaid expenses for marketing support and research and development that IBM agreed to provide through March 31, 1996. In 1994, the Company negotiated an agreement to terminate certain of IBM's remaining obligations under these agreements in exchange for IBM returning $17.8 of the amounts prepaid by the Company. At December 31, 1995, IBM had fulfilled its remaining obligations under these agreements.

17. INTERNATIONAL OPERATIONS

  The Company operates in the office products industry segment and manufactures its products in the U.S., France and Australia and markets them throughout the world. Intercompany sales are made

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES at transfer prices which approximate those charged to unaffiliated customers. Summarized financial data by region follows:

                                                                     CONSOLIDATED
                           U.S.   EUROPE   OTHER INT'L. ELIMINATIONS    TOTAL
                         -------- -------  ------------ ------------ ------------
1993
Revenues:
  Trade................. $1,068.1 $ 505.4     $102.2      $   --       $1,675.7
  Intercompany..........    202.6     --         --        (202.6)          --
                         -------- -------     ------      -------      --------
                         $1,270.7 $ 505.4     $102.2      $(202.6)     $1,675.7
Operating income
 (loss)................. $  102.4 $ (36.4)    $  0.6      $   4.0      $   70.6
Total assets............ $1,085.8 $ 282.7     $ 47.9      $(201.4)     $1,215.0
1994
Revenues:
  Trade................. $1,146.6 $ 576.5     $129.2      $   --       $1,852.3
  Intercompany..........    342.3     --         --        (342.3)          --
                         -------- -------     ------      -------      --------
                         $1,488.9 $ 576.5     $129.2      $(342.3)     $1,852.3
Operating income........ $   86.5 $  22.5     $  3.4      $   2.5      $  114.9
Total assets............ $  935.9 $ 272.8     $ 45.8      $(293.6)     $  960.9
1995
Revenues:
  Trade................. $1,272.4 $ 734.9     $150.5      $   --       $2,157.8
  Intercompany..........    449.7     --         --        (449.7)          --
                         -------- -------     ------      -------      --------
                         $1,722.1 $ 734.9     $150.5      $(449.7)     $2,157.8
Operating income (1).... $   65.8 $  46.2     $  2.3      $  (5.8)     $  108.5
Total assets............ $1,016.1 $ 319.8     $ 53.8      $(246.8)     $1,142.9

--------
(1) Includes non-cash compensation charge of $45.7, $13.6 and $1.3 for the U.S., Europe, and Other International, respectively.

18. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                  FIRST      SECOND       THIRD      FOURTH
                                 QUARTER     QUARTER     QUARTER     QUARTER
                               ----------- ----------- ----------- -----------
                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
1994:
Revenues.....................      $436.3      $446.9      $446.9      $522.2
Gross profit.................       134.1       128.4       124.2       166.8
Operating income.............        23.8        23.7        22.3        45.1
Net earnings.................         3.8         7.9         6.5        26.4
Earnings (loss) per share....      $  0.01     $  0.07     $  0.05     $ (0.61)
1995:
Revenues.....................      $471.4      $541.4      $514.7      $630.3
Gross profit.................       151.8       161.7       153.3       203.1
Operating income.............        30.7        39.8        30.2         7.8
Earnings before extraordinary
 item........................        11.4        19.9        16.1         0.7
Net earnings.................        11.4         4.2        16.1         0.7
Earnings per share before ex-
 traordinary item............         0.15        0.27        0.21        0.01
Earnings per share...........      $  0.15     $  0.06     $  0.21     $  0.01

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

  In the fourth quarter of 1994, earnings attributable to common stock were reduced by a preferred stock redemption premium of $61.3 recognized as a result of the exchange of the Company's senior redeemable preferred stock into Class A common stock.

  Second quarter 1995 net earnings were reduced by an extraordinary charge of $22.1 ($15.7 net of tax) caused by an early extinguishment of debt related to the refinancing of the Company's term loan.

  Fourth quarter 1995 operating income and net earnings were reduced by a non-cash compensation charge of $60.6 ($38.5 net of tax) recognized for certain of the Company's outstanding employee stock options upon consummation of the initial public offering.

19. NEW ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement is effective for the Company's 1996 financial statements. The Company's analysis of this new statement indicates that it will not have a material effect on the Company's financial position or results of operations.

  In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which encourages, but does not require, companies to measure the compensation cost of stock-based compensation plans at the grant date based on the fair value of the stock-based award. Companies may continue accounting for stock-based compensation under APB Opinion 25, Accounting for Stock Issued to Employees, provided the company discloses the pro forma effects on net income and earnings per share had the new accounting requirements been applied. This statement is effective for the Company's 1996 financial statements. The Company intends to continue accounting for stock-based compensation awards under the provisions of APB 25.

               LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

             CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                            AS OF SEPTEMBER 30, 1996
                  (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                  (UNAUDITED)

                               ASSETS
Current assets:
  Cash and cash equivalents.......................................... $   55.7
  Trade receivables, net of allowance of $20.1.......................    254.2
  Inventories........................................................    340.7
  Prepaid expenses and other current assets..........................     66.7
                                                                      --------
    Total current assets.............................................    717.3
Property, plant and equipment, net...................................    417.3
Other assets.........................................................     47.4
                                                                      --------
    Total assets..................................................... $1,182.0
                                                                      ========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.................................. $    --
  Accounts payable...................................................    198.9
  Accrued liabilities................................................    223.8
                                                                      --------
    Total current liabilities........................................    422.7
Long-term debt.......................................................    180.5
Other liabilities....................................................     87.9
                                                                      --------
    Total liabilities................................................    691.1
                                                                      --------
Stockholders' equity:
  Preferred stock, $.01 par value, 1,600,000 shares authorized, no
   shares issued and outstanding.....................................      --
  Common stock $.01 par value:
    Class A, 160,000,000 shares authorized; 66,228,065 outstanding...      0.6
    Class B, 10,000,000 shares authorized; 5,888,623 outstanding.....      0.1
  Capital in excess of par...........................................    514.0
  Retained earnings (deficit)........................................    (25.4)
  Accumulated translation adjustment.................................      1.6
                                                                      --------
    Total stockholders' equity.......................................    490.9
                                                                      --------
    Total liabilities and stockholders' equity....................... $1,182.0
                                                                      ========

           See notes to condensed consolidated financial statements.

               LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                              1995       1996
                                                           ---------- ----------
Revenues..................................................  $1,527.5   $1,690.7
Cost of revenues..........................................   1,060.7    1,162.2
                                                            --------   --------
  Gross profit............................................     466.8      528.5
Research and development..................................      87.2       92.1
Selling, general and administrative.......................     258.6      279.3
Amortization of intangibles...............................      20.3        5.1
                                                            --------   --------
                                                               366.1      376.5
                                                            --------   --------
  Operating income........................................     100.7      152.0
Interest expense, net.....................................      28.9       16.0
Amortization of deferred financing costs and other........       4.9        5.8
                                                            --------   --------
  Earnings before income taxes and extraordinary item.....      66.9      130.2
Provision for income taxes................................      19.5       47.6
                                                            --------   --------
  Earnings before extraordinary item......................      47.4       82.6
Extraordinary loss on extinguishment of debt (net of re-
 lated tax benefit of $6.4)...............................     (15.7)       --
                                                            --------   --------
  Net earnings............................................  $   31.7   $   82.6
                                                            ========   ========
Earnings per common and common equivalent share, primary
 and fully diluted:
  Before extraordinary item...............................  $   0.63   $   1.09
  Extraordinary loss......................................     (0.21)       --
                                                            --------   --------
  Net earnings............................................  $   0.42   $   1.09
                                                            ========   ========
                                                           75,081,946 75,560,844
Shares used in per share calculation...................... ========== ==========


           See notes to condensed consolidated financial statements.

               LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                             (DOLLARS IN MILLIONS)

                                  (UNAUDITED)

                                                               1995     1996
                                                              -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings................................................. $  31.7  $  82.6
  Adjustments to reconcile net earnings to net cash provided by (used for)
   operating activities:
    Depreciation and amortization............................    76.4     50.9
    Extraordinary loss.......................................    15.7      --
    Deferred taxes...........................................    (2.7)    (8.3)
    Other non-cash charges to operations.....................    33.4     16.1
    Change in assets and liabilities:
      Trade receivables......................................   (41.9)   (36.0)
      Trade receivables program..............................   (20.0)    (4.6)
      Inventories............................................   (30.4)   (44.4)
      Accounts payable.......................................    54.0    (10.7)
      Accrued liabilities....................................    13.6    (34.6)
      Other assets and liabilities...........................    (9.0)     0.4
                                                              -------  -------
        Net cash provided by operating activities............   120.8     11.4
                                                              -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.................   (47.6)  (106.2)
  Proceeds from sale of property, plant and equipment........     1.1      3.3
                                                              -------  -------
        Net cash used for investing activities...............   (46.5)  (102.9)
                                                              -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt, net of issuance
   costs of
   $2.8 in 1995..............................................   147.2      5.5
  Principal payments on long-term debt.......................  (225.0)   (20.0)
  Common stock transactions, net.............................     0.2     11.7
  Preferred dividends paid...................................    (2.2)     --
                                                              -------  -------
        Net cash used for financing activities...............   (79.8)    (2.8)
                                                              -------  -------
Effect of exchange rate changes on cash......................     0.8     (0.5)
                                                              -------  -------
Net decrease in cash and cash equivalents....................    (4.7)   (94.8)
Cash and cash equivalents--beginning of period...............    42.0    150.5
                                                              -------  -------
Cash and cash equivalents--end of period..................... $  37.3  $  55.7
                                                              =======  =======

           See notes to condensed consolidated financial statements.

              LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying interim financial statements are unaudited; however, in the opinion of the Company's management, all adjustments (which comprise only normal and recurring accruals) necessary for a fair presentation of the interim financial results have been included. The results for the interim periods are not necessarily indicative of results to be expected for the entire year. These financial statements and notes should be read in conjunction with the Company's audited annual consolidated financial statements for the year ended December 31, 1995.

  Net earnings per common and common equivalent share are computed by using the weighted-average number of common shares and common equivalent shares outstanding during each period. Common equivalent shares and other potentially dilutive securities include stock options, warrants, and junior preferred stock. Primary and fully diluted earnings per share do not differ by a material amount.

  Certain prior year amounts have been reclassified to conform to the current year's presentation.

2. INVENTORIES

  Inventories as of September 30, 1996 consist of the following:

                                                                      (DOLLARS
                                                                    IN MILLIONS)
      Work in process..............................................    $191.2
      Finished goods...............................................     149.5
                                                                       ------
                                                                       $340.7
                                                                       ======

3. STOCKHOLDERS' EQUITY AND LONG-TERM DEBT

  On April 23, 1996, the Company's board of directors authorized the repurchase of up to $50 million of its Class A common stock. The repurchase authority allows the Company to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. As of September 30, 1996, the Company has not repurchased any of the stock.

  The amended and restated credit agreements and the note and stock purchase agreement have been amended to permit, among other things, the Company's repurchase of up to $50 million of common stock.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                                                                        SHARES
                                                                       OF CLASS
                                                                           A
                                                                        COMMON
                               UNDERWRITER                               STOCK
                               -----------                             ---------
   Goldman, Sachs & Co................................................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................
   Morgan Stanley & Co. Incorporated..................................
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Smith Barney Inc...................................................
                                                                       ---------
   Total.............................................................. 8,000,000
                                                                       =========

  Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers
at such price less a concession of $[    ] per share. The U.S. Underwriters
may allow, and such dealers may reallow, a concession not in excess of $[    ]
per share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the U.S. Underwriters.

  The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters") providing for the concurrent offer and sale of an aggregate of 2,000,000 shares of Class A Common Stock in an international offering outside the United States. The public offering price and underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa. The several International Underwriters are Goldman Sachs International, Merrill Lynch International, Morgan Stanley & Co. International Limited and Morgan Grenfell & Co. Limited.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered in the International Offering, and subject to certain exceptions, it will not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock in the United States or to any U.S. persons.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price, less an amount not greater than the selling concession.

  The Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,200,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 8,000,000 shares of Class A Common Stock initially offered hereby. The Selling Stockholders have granted the International Underwriters a similar option exercisable for up to an aggregate of 300,000 additional shares of Class A Common Stock.

  The Company and the Selling Stockholders have each agreed, for a period of 90 days after the date of this Prospectus, not to file a registration statement with respect to, enter into any agreement providing for, or effect, any public sale, distribution or other disposition (including, without limitation, any sale pursuant to Rule 144 or Rule 144A under the Securities Act and any sale in a broker's transaction or through a market maker) of, except as provided under the Underwriting Agreement and under the International Underwriting Agreement, any Class A Common Stock, Class B Common Stock or securities of the Company that are substantially similar to the Class A Common Stock or Class B Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock, Class B Common Stock or any such substantially similar securities (other than pursuant to employee benefit or incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Prospectus), without the prior written consent of Goldman, Sachs & Co. In addition, the Selling Stockholders and certain other stockholders of the Company have entered into "holdback" agreements with the Underwriters. See "Shares Eligible for Future Sale".


  The Class A Common Stock is traded on the New York Stock Exchange.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   3
Incorporation of Certain Documents by
 Reference...............................................................   3
Prospectus Summary.......................................................   5
Risk Factors.............................................................  11
Price Range of Class A Common Stock
 and Dividend Policy.....................................................  16
Capitalization...........................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  31
Management...............................................................  46
Certain Transactions and Relationships...................................  48
Selling Stockholders.....................................................  50
Shares Eligible for Future Sale..........................................  51
Description of Capital Stock.............................................  52
Validity of the Shares...................................................  55
Experts..................................................................  55
Index to Consolidated Financial
 Statements.............................................................. F-1
Underwriting............................................................. U-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               10,000,000 SHARES

                                    LEXMARK
                           INTERNATIONAL GROUP, INC.

                             CLASS A COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                                ---------------

                             [LOGO] LEXMARK/(TM)/

                                ---------------

                             GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                             MORGAN STANLEY & CO.
                                 INCORPORATED

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                               SMITH BARNEY INC.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

               SUBJECT TO COMPLETION, DATED JANUARY 27, 1997

                               10,000,000 SHARES

                       LEXMARK INTERNATIONAL GROUP, INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                                  -----------

  Of the 10,000,000 shares of Class A Common Stock offered, 2,000,000 shares are being offered hereby in an international offering outside the United States and 8,000,000 shares are being offered in a concurrent offering in the United States. The public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting".

  All the shares of Class A Common Stock are being sold by the Selling Stockholders. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares.

  The last reported sale price of the Class A Common Stock, which is listed under the symbol "LXK", on the New York Stock Exchange on January 23, 1997 was $26 per share. See "Price Range of Class A Common Stock and Dividend Policy".

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.
                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  -----------

                                 INITIAL PUBLIC UNDERWRITING PROCEEDS TO SELLING
                                 OFFERING PRICE  DISCOUNT(1)   STOCKHOLDERS(2)
                                 -------------- ------------ -------------------
Per Share.......................      $             $               $
Total(3)........................     $             $               $

-----
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
(2) Expenses of approximately $1,000,000 are payable by the Company in connection with the offerings.

(3) The Selling Stockholders have granted the International Underwriters an option for 30 days to purchase up to an additional 300,000 shares at the public offering price per share, less the underwriting discount, solely to cover over-allotments. The Selling Stockholders have granted the U.S. Underwriters a similar option with respect to an additional 1,200,000 shares as part of the concurrent offering in the United States. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to Selling Stockholders will be
    $[        ], $[        ] and $[        ], respectively. See "Underwriting".

                                  -----------

  The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery in New York, New York, on or about February [ ], 1997, against payment therefor in immediately available funds.

GOLDMAN SACHS INTERNATIONAL
       MERRILL LYNCH INTERNATIONAL
                    MORGAN STANLEY & CO.
                           INTERNATIONAL

                                                   DEUTSCHE MORGAN GRENFELL


                                  -----------

                 The date of this Prospectus is         , 1997.

                           CERTAIN UNITED STATES TAX
                       CONSEQUENCES TO NON-U.S. HOLDERS

  The following is a general discussion of certain United States Federal income and estate tax consequences of the ownership and disposition of Class A Common Stock by a person other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any State or
(iii) an estate or trust whose income is includable in gross income for United States Federal income tax purposes regardless of its source (referred to hereafter as a "non-U.S. holder").

  The discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Furthermore, this discussion does not consider specific facts and circumstances that may be relevant to a particular holder's tax position. Prospective purchasers are urged to consult a tax adviser with respect to the United States Federal income and estate tax consequences of owning and disposing of Class A Common Stock, as well as any tax consequences under the laws of any other taxing jurisdiction.

INCOME TAX

  Dividends. Generally, dividends paid to a non-U.S. holder of Class A Common Stock will be subject to U.S. Federal income tax. Except in the case of dividends that are effectively connected with the holder's conduct of a trade or business within the United States, this tax is imposed and withheld at the rate of 30% of the amount of the dividend, unless reduced by an applicable income tax treaty. Currently, dividends paid to an address in a foreign country are presumed to be paid to a resident of such country in determining the applicability of a treaty for such purposes.

  However, under proposed United States Treasury regulations relating to withholding of tax on non-U.S. holders, which by their terms would apply to dividend and other payments made after December 31, 1997 (the "Proposed Regulations"), a non-U.S. holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty would be required to satisfy certain certification requirements. In addition, under the Proposed Regulations, in the case of Class A Common Stock held by a foreign partnership, (x) the certification requirements would generally be applied to the partners of the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Proposed Regulations also provide look-through rules for tiered partnerships. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations.

  Except as may be otherwise provided in an applicable income tax treaty, dividends which are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States are subject to tax at ordinary Federal income tax rates, which tax is not collected by withholding (except as described below under "Backup Withholding and Information Reporting"). All or part of any effectively connected dividends received by a foreign corporation may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders of Class A Common Stock must comply with certain certification and disclosure requirements to claim an exception from withholding under the rules described in this paragraph.

  A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

  Disposition of Class A Common Stock. Generally, non-U.S. holders will not be subject to United States Federal income tax (or withholding thereof) in respect of gain recognized on a disposition of [PAGE FOR INTERNATIONAL PROSPECTUS]

                                       [PAGE FOR INTERNATIONAL PROSPECTUS]
Class A Common Stock unless (i) the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (in which case the "branch profits" tax described above may also apply if the holder is a foreign corporation); (ii) in the case of a non-U.S. holder who is a non-resident alien individual and holds Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met; or (iii) the Company is or has been a "United States real property holding corporation" for Federal income tax purposes (which the Company does not believe it has been or is currently) and the non-U.S. holder has held directly or constructively more than 5% of the outstanding Class A Common Stock within the five-year period ending on the date of the disposition.

ESTATE TAX

  If an individual non-U.S. holder owns, or is treated as owning, Class A Common Stock at the time of his or her death, such stock would be subject to U.S. Federal estate tax imposed on the estates of non-resident aliens, in the absence of a contrary provision contained in any applicable tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Dividends. Generally, dividends paid on Class A Common Stock to a non-U.S. holder at an address outside the United States will be exempt from backup withholding tax and U.S. information reporting requirements (but not from regular withholding tax discussed above).

  Broker Sales. Payments of proceeds from the sale of Class A Common Stock by a non-U.S. holder made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, certain foreign offices, including the foreign offices of a U.S. broker, are subject to information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes its entitlement to an exemption. Payments of proceeds from the sale of Class A Common Stock by a non-U.S. holder to or through a U.S. office of a broker are currently subject to both information reporting and backup withholding at a rate of 31% unless the holder certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

  A non-U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.


                            VALIDITY OF THE SHARES

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Debevoise & Plimpton, New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York. Debevoise & Plimpton also acts and may hereafter act as counsel to CD&R and its affiliates and to the Company and its affiliates. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, a director of the Company and a general partner of the general partner of C&D Fund IV.

                                    EXPERTS

  The consolidated statements of financial position as of December 31, 1994 and 1995 and the consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995 included or incorporated by reference in this Prospectus have been included or incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the International Underwriters named below, and each of such International Underwriters has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                                                                       SHARES OF
                                                                        CLASS A
                                                                        COMMON
                               UNDERWRITER                               STOCK
                               -----------                             ---------
   Goldman Sachs International.......................................
   Merrill Lynch International.......................................
   Morgan Stanley & Co. International Limited........................
   Morgan Grenfell & Co. Limited.....................................
                                                                       ---------
    Total............................................................  2,000,000
                                                                       =========

  Under the terms and conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The International Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities
dealers at such price less a concession of $[    ] per share. The
International Underwriters may allow, and such dealers may reallow, a
concession not in excess of $[    ] per share to certain brokers and dealers.
After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the International Underwriters.

  The Company and the Selling Stockholders have entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the United States Offering (the "U.S. Underwriters" and, together with the International Underwriters, the "Underwriters") providing for the concurrent offer and sale of an aggregate of 8,000,000 shares of Class A Common Stock in an offering in the United States. The public offering price and underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the United States Offering, and vice versa. The several U.S. Underwriters are Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered in the International Offering, and subject to certain exceptions, it will not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock in the United States or to any U.S. persons.

                             [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price, less an amount not greater than the selling concession.

  The Selling Stockholders have granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 300,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,000,000 shares of Class A Common Stock initially offered hereby. The Selling Stockholders have granted the U.S. Underwriters a similar option exercisable for up to an aggregate of 1,200,000 additional shares of Class A Common Stock.

  The Company and the Selling Stockholders have each agreed, for a period of 90 days after the date of this Prospectus, not to file a registration statement with respect to, enter into any agreement providing for, or effect, any public sale, distribution or other disposition (including, without limitation, any sale pursuant to Rule 144 or Rule 144A under the Securities Act and any sale in a broker's transaction or through a market maker) of, except as provided under the Underwriting Agreement and under the U.S. Underwriting Agreement, any Class A Common Stock, Class B Common Stock or securities of the Company that are substantially similar to the Class A Common Stock or Class B Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock, Class B Common Stock or any such substantially similar securities (other than pursuant to employee benefit or incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Prospectus), without the prior written consent of Goldman Sachs International. In addition, the Selling Stockholders and certain other stockholders of the Company have entered into "holdback" agreements with the Underwriters. See "Shares Eligible for Future Sale".

  Each International Underwriter has also agreed that (a) it has not offered or sold and, prior to the expiry of the period of six months from the Closing Date, will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 of Great Britain, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom such document may otherwise lawfully be issued or passed on.

  Buyers of shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the initial public offering price.

  The Class A Common Stock is traded on the New York Stock Exchange.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                              [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   3
Incorporation of Certain Documents by
 Reference...............................................................   3
Prospectus Summary.......................................................   5
Risk Factors.............................................................  11
Price Range of Class A Common Stock
 and Dividend Policy.....................................................  16
Capitalization...........................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  31
Management...............................................................  46
Certain Transactions and Relationships...................................  48
Selling Stockholders.....................................................  50
Shares Eligible for Future Sale..........................................  51
Description of Capital Stock.............................................  52
Certain United States Tax Consequences to Non-U.S. Holders...............
Validity of the Shares...................................................  57
Experts..................................................................  57
Index to Consolidated Financial
 Statements.............................................................. F-1
Underwriting............................................................. U-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               10,000,000 SHARES

                                    LEXMARK
                           INTERNATIONAL GROUP, INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                ---------------

                             [LOGO] LEXMARK/(TM)/

                                ---------------


                          GOLDMAN SACHS INTERNATIONAL

                          MERRILL LYNCH INTERNATIONAL

                              MORGAN STANLEY & CO.
                                 INTERNATIONAL

                         DEUTSCHE MORGAN GRENFELL

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following are the estimated expenses of the issuance and distribution of the shares of Class A Common Stock being registered, including fees and expenses previously incurred by the Company, other than any underwriting compensation.

Registration fee......................................................$  102,000
   National Association of Securities Dealers, Inc. filing fee........$   35,000
   Accounting fees and expenses.......................................$  100,000
   Legal fees and expenses............................................$  200,000
   Printing and engraving.............................................$  150,000
   Transfer Agent's fees..............................................$    3,000
   Blue Sky fees and expenses (including counsel fees)................$   10,000
   Miscellaneous expenses.............................................$  400,000
                                                                      ----------
     Total............................................................$1,000,000
                                                                      ==========

  All of the above expenses of the Offering will be borne by the Company as contemplated by the Registration and Participation Agreement entered into at the time of the Acquisition.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

  Article VI of the Company's By-Laws provides for indemnification by the Company of its directors and officers to the full extent permitted by the Delaware Law. Pursuant to Section 145 of the Delaware Law, the Company has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

  Pursuant to specific authority granted by Section 102 of the Delaware Law, Article FIFTH of the Company's Third Restated Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

    "(e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Third Restated Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit."

  The Company has entered into an Indemnification Agreement with C&D Fund IV (together with its respective affiliates, directors and officers, the "Indemnitees"). Pursuant to the Indemnification Agreement and under the Third Restated Certificate of Incorporation, the Company has agreed to indemnify the members of the Company's Board of Directors to the fullest extent allowable under applicable Delaware law. In addition, the Company has agreed to indemnify the Indemnitees against any suits, claims, damages or expenses that may be made against or incurred by them under applicable securities laws in connection with offerings of securities of the Company. However, the Company will not be obligated to indemnify any Indemnitee in the event that any such suit, claim, damage or expense is based upon an untrue statement or agreements related to such offerings of securities in reliance upon written information furnished by such Indemnitee specifically for use in such documents, contracts and agreements. See "Underwriting".

  Reference is hereby made to Sections 9 and 10 of the Underwriting Agreements filed as Exhibits 1.1 and 1.2 hereto, for certain indemnification arrangements.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

1.  (A) EXHIBITS

 NUMBER                         DESCRIPTION OF EXHIBITS
 ------                         -----------------------
 +1.1   Form of Underwriting Agreement (U.S. Version).
 +1.2   Form of Underwriting Agreement (International Version).
        Form of Agreement between U.S. and International Underwriting
 +1.3   Syndicates.
  4.1   Third Restated Certificate of Incorporation of Lexmark International
        Group, Inc. (the
        "Company").(1)
  4.2   By-Laws of the Company, as amended.(1)
  4.3   Note and Stock Purchase Agreement, dated as of March 27, 1991, among the Company, Lexmark International and The Equitable Life Assurance
        Society of the United States and certain of its affiliates (the
        "Equitable Investors").(2)
  4.4   Amendment No. 1 to Note and Stock Purchase Agreement, dated as of
        December 31, 1991 among the Company, Lexmark International, Inc.
        ("Lexmark International") and the Equitable Investors.(2)
  4.5   Amendment No. 2 to Note and Stock Purchase Agreement, dated as of
        December 21, 1992, among the Company, Lexmark International and the
        Equitable Investors.(2)
  4.6   Amendment No. 3 to Note and Stock Purchase Agreement, dated as of
        December 31, 1993, among the Company, Lexmark International and the
        Equitable Investors.(2)
  4.7   Amendment No. 4 to Note and Stock Purchase Agreement, dated as of April
        21, 1995, among the Company, Lexmark International and the Equitable
        Investors.(2)
  4.8   Amendment No. 5 to Note and Stock Purchase Agreement, dated as of
        October 17, 1995, among the Company, Lexmark International and the
        Equitable Investors.(3)
  4.9   Amendment No. 6 to Note and Stock Purchase Agreement, dated as of April
        3, 1996, among the Company, Lexmark International and the Equitable
        Investors.(4)
  4.10  Registration and Participation Agreement, dated as of March 27, 1991, among the Company, The Clayton & Dubilier Private Equity Fund IV ("C&D
        Fund IV") and the stockholders of the Company named therein.(2)
  4.11  Amendment, Waiver and Consent Under Registration and Participation
        Agreement, dated as of December 21, 1994, executed by C&D Fund IV,
        Leeway & Co., Mellon Bank N.A., as Trustee for First Plaza Group Trust
        ("Mellon Bank", and with Leeway & Co., the "Institutional Investors")
        and the Equitable Investors.(2)
  4.12  Registration Agreement, dated as of March 27, 1991, among the Company,
        Lexmark International, the Equitable Investors and the Institutional
        Investors.(2)
  4.13  Amendment No. 1 to Registration Agreement, dated as of December 31,
        1991, among the Company, Lexmark International, the Equitable Investors
        and the Institutional Investors.(2)
  4.14  Securities Purchase Agreement, dated as of March 27, 1991, among the
        Company and the Institutional Investors.(2)
  4.15  Amendment No. 1 to Securities Purchase Agreement, dated as of March 27,
        1991, among the Company and the Institutional Investors.(2)

 NUMBER                         DESCRIPTION OF EXHIBITS
 ------                         -----------------------
   4.16 Amendment No. 2 to Securities Purchase Agreement, dated as of December
        21,
        1992, among the Company and the Institutional Investors.(2)
   4.17 Specimen of Class A Common Stock certificate.(1)
   4.18 Warrant Agreement, dated as of April 1, 1991, among Lexmark
        International, Spectrum Sciences B.V., a Netherlands corporation, and the Company.(2)
   4.19 Warrant No. 5, dated November 17, 1995, issued to Keys Foundation.(5)
  +5    Opinion of Debevoise & Plimpton regarding the legality of the securities being registered.
  23.1  Consent of Coopers & Lybrand L.L.P.
 +23.2  Consent of Debevoise & Plimpton (included in the Opinion of Debevoise &
        Plimpton filed as Exhibit 5).
 +24    Powers of Attorney.
 +99    Lexmark International Group, Inc. Nonemployee Director Stock Plan,
        Amended and Restated Effective December 12, 1996.

--------
(1) Incorporated herein by reference to the Company's Form S-1 Registration Statement, Amendment No. 1 (Registration No. 33-97218) filed with the Commission on October 27, 1995.
(2) Incorporated herein by reference to the Company's Form S-1 Registration Statement (Registration No. 33-97218) filed with the Commission on September 22, 1995.
(3) Incorporated herein by reference to the Company's Form S-1 Registration Statement, Amendment No. 2 (Registration No. 33-97218) filed with the Commission on November 13, 1995.
(4) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q (File No. 1-14050) for the Quarterly Period ended March 31, 1996.
(5) Incorporated herein by reference to the Company's Annual Report on Form 10-K (File No. 1-14050) for the Fiscal Year ended December 31, 1995.

 + Previously filed.

  (B) FINANCIAL STATEMENT SCHEDULES

  See Index to Financial Statement Schedules (page S-1).

  Financial statement schedules other than those listed above are omitted as not required or not applicable or because the information is included in the Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) For purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LEXINGTON, STATE OF KENTUCKY, ON JANUARY 27, 1997.

                                          Lexmark International Group, Inc.

                                          By  /s/ Marvin L. Mann
                                            ---------------------
                                              NAME: MARVIN L. MANN
                                          TITLE: Chairman of the Board,
                                        President & Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE FOLLOWING CAPACITIES AND ON JANUARY 27, 1997.

          SIGNATURE                      TITLE

     /s/ Marvin L. Mann
___________________________
       MARVIN L. MANN            Chairman of the
                                  Board/President/
                                  Chief Executive
                                  Officer (Principal
                                  Executive Officer)

      /s/ Gary E. Morin
___________________________
        GARY E. MORIN            Vice President/Chief
                                  Financial Officer
                                  (Principal
                                 Financial  Officer)

    /s/ Albert L. Luedtke
___________________________
      ALBERT L. LUEDTKE          Corporate Controller
                                  (Principal
                                 Accounting  Officer)

    /s/ B. Charles Ames*
___________________________
      (B. CHARLES AMES)          Director


  /s/ Roderick H. Carnegie*
___________________________
   (RODERICK H. CARNEGIE)        Director


     /s/ Frank T. Cary*
___________________________
       (FRANK T. CARY)           Director


   /s/ William R. Fields*
___________________________
     (WILLIAM R. FIELDS)         Director

          SIGNATURE                      TITLE

    /s/ Donald J. Gogel*
___________________________
      (DONALD J. GOGEL)          Director


    /s/ Ralph E. Gomory*
___________________________
      (RALPH E. GOMORY)          Director


   /s/ Stephen R. Hardis*
___________________________
     (STEPHEN R. HARDIS)         Director


   /s/ Michael J. Maples*
___________________________
     (MICHAEL J. MAPLES)         Director


   /s/ Andrall E. Pearson*
___________________________
    (ANDRALL E. PEARSON)         Director


  /s/ Joseph L. Rice, III*
___________________________
    (JOSEPH L. RICE, III)        Director


     /s/ Vincent J. Cole
* By ________________________
       VINCENT J. COLE
      Attorney-in-Fact

                    INDEX TO FINANCIAL STATEMENT SCHEDULES*

SCHEDULE                       DESCRIPTION                                 SEQUENTIALLY
 NUMBER                       OF SCHEDULES                                 NUMBERED PAGE
--------             -------------------------------                       -------------
 II.                 Valuation & Qualifying Accounts                            S-3

--------
* All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

  In connection with our audits of the consolidated financial statements of Lexmark International Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and for each of the years in the three year period ended December 31, 1995 which financial statements are included or incorporated by reference in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein.

  In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

Coopers & Lybrand L.L.P.


New York, New York
January 29, 1996

               LEXMARK INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN MILLIONS)

                                          ADDITIONS
                                    ---------------------
                         BALANCE AT CHARGED TO CHARGED TO            BALANCE AT
                         BEGINNING  COSTS AND    OTHER                 END OF
                         OF PERIOD   EXPENSES   ACCOUNTS  DEDUCTIONS   PERIOD
                         ---------- ---------- ---------- ---------- ----------
1993:
  Allowance for doubtful
   accounts.............   $ 13.3     $10.8      $ --       $(10.7)    $ 13.4
  Inventory reserves....     29.5       8.6        --        (19.1)      19.0
  Deferred tax assets
   valuation
   allowance                 69.7      55.7        --        (24.4)     101.0
  Restructuring re-
   serve................     40.0       --         --        (38.6)       1.4
1994:
  Allowance for doubtful
   accounts.............   $ 13.4     $ 7.8      $ --       $ (1.8)    $ 19.4
  Inventory reserves....     19.0      49.5        --        (32.5)      36.0
  Deferred tax assets
   valuation
   allowance............    101.0      13.7        --         (3.9)     110.8
  Restructuring
  reserve...............      1.4       --         --         (1.4)       --
1995:
  Allowance for doubtful
   accounts.............   $ 19.4     $13.2      $ --       $ (5.5)    $ 27.1
  Inventory reserves....     36.0      36.9        --        (27.9)      45.0
  Deferred tax assets
   valuation
   allowance............    110.8       4.5        --        (38.1)      77.2